                                      LEASE

                                 by and between

                               KENDALL SQUARE, LLC

                                    LANDLORD,

                                       and

                              GENZYME CORPORATION,
                                     TENANT

                                    ARTICLE I

                                 REFERENCE DATA

1.1      SUBJECTS REFERRED TO

ANNUAL FIXED RENT RATE PER                  Subject to Sections 4.1(b), 10.11
RENTABLE SQUARE FOOTAGE                     and 10.12 hereof, an amount
OF PREMISES:                                determined by (a) dividing (i) the
                                            Project Cost by (ii) the Rentable
                                            Square Footage of Building and (b)
                                            multiplying the result thereof by
                                            *****

APPROXIMATE TERM:                           Subject to Section 10.12 hereof,
                                            fifteen (15) years.

BUILDING:                                   The building now known as Building
                                            D, Cambridge Research Park,
                                            Cambridge, Massachusetts, to be
                                            constructed by Landlord and
                                            containing approximately 300,000
                                            rentable square feet ("r.s.f."),
                                            of which approximately 15,000
                                            r.s.f. shall be ground floor
                                            retail space (the "Retail
                                            Space").  Tenant shall have the
                                            right to name the Building "The
                                            Genzyme Building," "Genzyme
                                            Center" or a similar name, but in
                                            each case including the street
                                            address of the Building.

COMPLEX: An approximately ten acre parcel of land, including the Lot and all buildings thereon and improvements thereto hereafter constructed by Landlord or by an Affiliate of Landlord (as such term is defined below in this Section 1.1), in Cambridge, Massachusetts currently owned by Landlord and shown on a plan entitled "Master Plan" dated June 1, 1999, Scale 1"=50', a reduced copy of which is attached
                                            as EXHIBIT A hereto, but excluding
                                            any portion of the Complex which
                                            is not hereafter owned by Landlord
                                            or an Affiliate of Landlord.

EXPANSION SPACES:                           As determined and defined in
                                            Section 10.11 hereof.

INITIAL ESTIMATED ANNUAL
ADDITIONAL RENT FOR BUILDING:               *****

* Confidential Treatment has been requested for the marked portion pursuant to Rule 24b-2 and filed separately with the Commission.

INITIAL ESTIMATED ANNUAL
ADDITIONAL RENT FOR COMPLEX:                *****

LANDLORD:                                   Kendall Square, LLC, formerly
                                            known as Cambridge Research Park,
                                            LLC, a Delaware limited liability
                                            company.

LANDLORD'S ARCHITECT:                       As determined pursuant to Section
                                            3.1.1 hereof.

LANDLORD'S ADDRESS:                         c/o Lyme Properties, LLC
                                            101 Main Street
                                            Cambridge, Massachusetts 02142

LANDLORD'S CONTRACTOR:                      As determined pursuant to Section
                                            3.1.1 hereof.

LANDLORD'S REPRESENTATIVE:                  Each of David E. Clem and Robert
                                            L. Green

LEASE YEAR:                                 Each consecutive period of twelve
                                            (12) calendar months commencing on
                                            the Commencement Date if it occurs
                                            on the first day of a calendar
                                            month and otherwise commencing on
                                            the first day of the month
                                            immediately following the month in
                                            which the Commencement Date
                                            occurs, and each anniversary of
                                            such date.

LOT: The land on which the Building is to be constructed and shown on EXHIBIT A as being generally bounded by Atheneum Street,
                                            Kendall Street, Easement, and land
                                            of others, the legal description
                                            of which (and a plan for which)
                                            shall be prepared by Landlord
                                            prior to the commencement of
                                            construction of the Base Building
                                            Improvements by Landlord and
                                            attached hereto as EXHIBIT A-1 and
                                            which plan shall be attached
                                            hereto as Exhibit A-2.

MANAGING AGENT:                             To be determined by Landlord based
                                            upon a list of managing agents
                                            proposed from time to time by
                                            Landlord and approved by Tenant,
                                            such approval not to be
                                            unreasonably withheld, conditioned
                                            or delayed.

* Confidential Treatment has been requested for the marked portion pursuant to Rule 24b-2 and filed separately with the Commission.

OPTIONS TO EXTEND:                          Two (2) Options to Extend the Term
                                            of this Lease for successive
                                            periods of ten (10) years each, in
                                            accordance with Section 10.12
                                            hereof.

PERMITTED USES:                             General office uses and accessory
                                            uses customarily incidental to
                                            general office uses.

PREMISES:                                   Those portions of the Building
                                            demised to Tenant under this Lease
                                            from time to time, as such
                                            portions are determined pursuant
                                            to Section 3.1.1 hereof and
                                            subject to Sections 5.1.2 and
                                            10.11 hereof.

PROJECT COST:                               As determined pursuant to Section
                                            3.1.1 hereof.

COMMERCIAL  LIABILITY
INSURANCE LIMITS:                           Bodily Injury: $10,000,000
                                            Property Damage:  $10,000,000

RENTABLE SQUARE                             As determined pursuant to Section
FOOTAGE OF BUILDING:                        2.3 hereof, but the Building is
                                            currently estimated to consist of
                                            300,000 r.s.f. of space.

RENTABLE SQUARE                             As determined pursuant to Section
FOOTAGE OF PREMISES:                        2.3 hereof, but the Premises are
                                            currently estimated to consist
                                            initially of approximately 235,000
                                            r.s.f. of space in the Building to
                                            be constructed by Landlord on the
                                            Lot; and the Rentable Square
                                            Footage of Premises shall be
                                            increased at such time as each
                                            Expansion Space is demised to
                                            Tenant; and the Expansion Spaces
                                            are currently estimated to consist
                                            of approximately 50,000 r.s.f. of
                                            space, in the aggregate, in the
                                            Building to be constructed by
                                            Landlord on the Lot, subject to
                                            Sections 5.1.2 and 10.11 hereof.

SCHEDULED SUBSTANTIAL
COMPLETION DATE:                            September 1, 2002

SCHEDULED TERM
COMMENCEMENT DATE:                          December 1, 2002

TENANT:                                     Genzyme Corporation, a
                                            Massachusetts corporation.

TENANT'S ADDRESS                            One Kendall Square
(For Notice and Billing):                   Building 1400
                                            Cambridge, Massachusetts 02139

TENANT'S ARCHITECT:                         To be determined by Tenant.

TENANT'S PROPORTIONATE
FRACTION FOR BUILDING:                      As determined and as the same may
                                            be adjusted pursuant to Sections
                                            2.3 and 10.11 hereof.

TENANT'S PROPORTIONATE
FRACTION FOR COMPLEX:                       As determined and as the same may
                                            be adjusted pursuant to Sections
                                            2.3 and 10.11 hereof.

TENANT'S CONSTRUCTION
REPRESENTATIVE:                             To be identified by Tenant by
                                            notice to Landlord.

TENANT'S LEASE REPRESENTATIVE:              Evan M. Lebson

TERM COMMENCEMENT DATE:                     The earlier of (a) the date that
                                            is ninety-one (91) days after the
                                            Substantial Completion Date or (b)
                                            the date on which Tenant's
                                            personnel occupy all or any
                                            portion of the Premises for the
                                            conduct of any aspect of Tenant's
                                            business (as opposed to the
                                            conduct by Tenant of any of
                                            Tenant's Work or the installation
                                            in the Premises of fixtures,
                                            furnishings, equipment or personal
                                            property); provided, however, if
                                            Tenant only occupies a portion of
                                            the Premises for the conduct of
                                            its business prior to the date
                                            determined by the preceding clause
                                            (a), Tenant shall only be
                                            obligated to pay Rent calculated
                                            with respect to such portion of
                                            the Premises so occupied.

TERMEXPIRATION DATE:                         The last day of the fifteenth
                                             Lease Year, subject to two (2)
                                             Options to Extend for successive
                                             periods of ten (10) years each, in
                                             accordance with Section 10.12.

The following capitalized terms shall have the respective meanings set forth below or as referenced in this Lease:

ADA REQUIREMENTS: The Americans with Disabilities Act (42 U.S.C.ss. 12101 ET SEQ.) and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto.

ADDITIONAL RENT ADJUSTMENT DATE:  As defined in Section 4.2.4

ADDITIONAL RENT: All rent, charges and other sums, other than Fixed Rent, due Landlord pursuant to this Lease.

AFFILIATE OF LANDLORD: A person or entity controlled by, controlling or under common control with Landlord.

AFFILIATE OF TENANT: Any entity controlled by, controlling or under common control with Tenant.

ANNUAL BUILDING MAINTENANCE AND OPERATION CHARGE:  As defined in Section 4.2.4

ANNUAL COMPLEX MAINTENANCE AND OPERATION CHARGE:  As defined in Section 4.2.4.

ANNUAL MAINTENANCE CHARGE: The sum of the Annual Building Maintenance and Operation Charge, the Annual Complex Maintenance and Operation Charge and the Nonstandard Charge.

ANNUAL TAX, INSURANCE AND UTILITY CHARGE: The sum of the Initial Tax Charge, the Initial Insurance Charge and the Initial Utility Charge.

APPRAISER: A commercial real estate broker having at least ten (10) years experience in the commercial leasing market in the City of Cambridge, Massachusetts.

APPROVED CONTRACTOR: As defined in Section 3.2.1.

ARBITRATOR: As defined in Section 10.13.

ARCHITECT'S CONTRACT: As defined in Section 3.1.1.

AVAILABILITY NOTICE: As defined in Section 10.18

BASE BUILDING IMPROVEMENTS: As defined in Section 3.1.1.

BROKERS: Trammel Crow Company and Insignia/ESG.

BUILDING COMMON AREAS: Interior and exterior common areas and facilities of the Building and the Lot.

CASUALTY RESTORATION COMPLETION DATE: As defined in Section 6.1.

CDD: Community Development Department of the City of Cambridge, Massachusetts.

CHANGE ORDERS: As defined in Section 3.1.2.

CHAPTER 91 DETERMINATION: As defined in Section 3.1.4.

COMMENCEMENT DATE: As defined and determined pursuant to Section 2.2.

COMPLEX COMMON AREAS: Interior and exterior common areas and facilities of the Complex.

CONFIDENTIAL INFORMATION: Any and all knowledge, information, data, materials, trade secrets, and other work product of a confidential nature gained, obtained, derived, produced, generated or otherwise acquired by Landlord with respect to Tenant's business.

CONSTRUCTION CONTRACT: As defined in Section 3.1.1.

CONSTRUCTION DOCUMENTS: As defined in Section 3.2.1.

DESIGN DEVELOPMENT DOCUMENTS: As defined in Section 3.1.1.

DESIGN PROCESS LETTER: Letter dated January 17, 2000 from David Clem of Lyme Properties, LLC to Henri Termeer, President and CEO of Tenant.

DEVELOPER'S FEE: As defined in Section 3.1.1.

DEVELOPMENT APPROVALS: As defined in Section 3.1.4.

EARLY OCCUPANCY SPACE: As defined in Section 10.11.

ENVIRONMENTAL AGREEMENT: The Environmental Agreement between Landlord and Tenant in the form of EXHIBIT E hereto.

ENVIRONMENTAL REMEDIATION: As defined in Section 3.1.3.

ESTIMATED ANNUAL ADDITIONAL RENT: Landlord's estimate of the total amount of Additional Rent which may be due from Tenant for any particular Lease Year with respect to the Building, Lot and Complex.

ESTIMATED ANNUAL MAINTENANCE CHARGE: Landlord's reasonable estimate of the Annual Maintenance Charge.

ESTIMATED ANNUAL TAX, INSURANCE AND UTILITY CHARGE: Landlord's reasonable estimate of the Annual Tax, Insurance and Utility Charge.

EVENT OF DEFAULT: As defined in Section 7.1.

EXCLUDED TAXES: Any income taxes, excess profits taxes, excise taxes, franchise taxes, or any taxes or assessments with respect to the Garage and other buildings leased or available for lease (and the parcels of land upon which such buildings are situated), other than the Building, the Lot and any building or portion of a building in the Complex which is not available for lease (and the parcel(s) of land on which the same may be located), in the Complex.

EXERCISE NOTICE: As defined in Section 10.12.

EXPANSION SPACES: As defined in Section 10.11.

EXTENSION PERIODS: As defined in Section 10.12.

EXTENSION RENT: As defined in Section 10.12.

FAIR MARKET RENT: As defined in Section 10.12.

FINAL DESIGN DOCUMENTS: As defined in Section 3.1.1.

FINAL PROJECT BUDGET: All hard costs and soft costs incurred by Landlord in connection with the construction of the Base Building Improvements as reflected in a final project budget to be mutually approved by Landlord and Tenant, as provided in Section 3.1.1.

FIRST EXPANSION SPACE: As defined in Section 10.11.

FIXED RENT: As defined in Section 4.1.

GARAGE OWNER: The owner of the Garage.

GARAGE PARKING SPACES: Tenant's Parking Spaces and the Valet Parking Spaces.

GARAGE: The underground parking structure to be constructed and/or owned by Landlord or an Affiliate of Landlord south of Kendall Street, as shown on EXHIBIT A hereto.

HOLDER: As defined in Section 8.1.

IMPOSITIONS: As defined in Section 4.2.4(1)(a).

INDEMNIFIED PARTIES: As defined in Section 5.1.6.

INITIAL ESTIMATED ANNUAL ADDITIONAL RENT FOR BUILDING: As defined in Section
4.2.

INQUIRY NOTICE: As defined in Section 10.12.

LABOR UNREST: As defined in Section 3.2.1.

LANDLORD MILESTONE DATE: As defined in Section 3.2.

LANDLORD'S STATEMENT: As defined in Section 4.2.4.

LANDLORD'S WORK: The construction of the Base Building Improvements in accordance with the Final Design Documents as affected by Change Orders.

MCP: Massachusetts Contingency Plan, 310 CMR 40.0000 ET SEQ., as amended.

MEPA CERTIFICATE: Certificate of the Secretary of Environmental Affairs on the Final Environmental Impact Report dated April 15, 1999.

MINOR ALTERATION: As defined in Section 3.2.1.

MITIGATION EXPENSES: As defined in Section 3.1.1.

MORTGAGE: Mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof.

NONSTANDARD CHARGE: As defined in Section 4.2.4.

NONSTANDARD COSTS: As defined in Section 4.2.4.

OPTION TO LEASE: The option to lease with respect to Building B executed by Landlord and Tenant simultaneously with the execution hereof.

OPTIONS TO EXTEND: As defined in Section 10.12.

ORDER OF CONDITIONS: Order of Conditions issued July 12, 1999 by the City of Cambridge Conservation Commission.

OUTSIDE COMPLETION DATE: As defined in Section 3.2.

PARKING FEE: As defined in Section 10.14.

PRELIMINARY DESIGN CONCEPT: As defined in Section 3.1.1.

PROGRESS SCHEDULE: As set forth in EXHIBIT B hereto.

PTDM APPROVAL: The PTDM Decision, the PTDM Letter and PTDM Plan.

PTDM DECISION: PTDM Ordinance Final Decision issued April 20, 1999 by the CDD.

PTDM LETTER: The Letter dated April 20, 1999 to Robert L. Green of Lyme Properties from Susanne Rasmussen of the CDD attached to the PTDM Decision.

PTDM PLAN: Landlord's Parking Transportation Demand Management Plan dated April 9, 1999.

PUD APPROVAL: The PUD Permit and the Settlement Agreement.

PUD PERMIT: A Special Permit issued by the City of Cambridge Planning Board, Case No. PB #141 filed April 7, 1999 (the "PUD Permit"), recorded with the Middlesex South District Registry of Deeds (the "Registry") in Book 31137, Page 89.

PUNCH LIST ITEMS: Minor items which can be fully completed by Landlord within thirty (30) days without material interference with Tenant and other items which because of the season or weather or the nature of the item are not practicable to do at the time, provided that none of said items is necessary to perform Tenant's Work.

RELEVANT MARKET: As defined in Section 10.12(b).

REMEDIATION DOCUMENTS:  The documents set forth on EXHIBIT E-1 hereto.

RENTABLE SQUARE FEET, RENTABLE SQUARE FOOTAGE OR R.S.F.: The rentable square footage of the space in question as measured in accordance with the standard set forth in Section 2.3.

RESPONSE ACTION OUTCOME: As such term is defined in the MCP.

ROFR NOTICE: As defined in Section 10.18.

ROFR SPACE: As defined in Section 10.18.

ROFR: As defined in Section 10.18.

SCHEMATIC DESIGN DOCUMENTS:  As defined in Section 3.1.1.

SETTLEMENT AGREEMENT: A Settlement Agreement dated May 24, 1999 among Barbara Broussard, Mary DeFreitas, the East Cambridge Planning Team and Landlord.

SNDA: Subordination, Non-disturbance and Attornment Agreement.

SUBDIVISION: As defined in Section 9.1.6.

SUBLEASE COSTS:  As defined in Section 5.2.1.

SUBLEASE PROFITS: As defined in Section 5.2.1.

SUBSEQUENT APPROVALS:  As defined in Section 3.1.4.

SUBSTANTIAL COMPLETION DATE: As defined in Section 3.2.

SUBSTITUTE TAXES: As defined in Section  4.2.1.

TENANT DELAY:  As defined in Section 3.1.1.

TENANT'S PROPERTY: All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description owned or leased by Tenant or by any person claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises.

TENANT'S PROPORTIONATE FRACTION FOR BUILDING: As defined in Section 2.3

TENANT'S PROPORTIONATE FRACTION FOR COMPLEX: As defined in Section 2.3.

TENANT'S WORK:  As defined in Section 3.2.1.

TI FACTOR:  As defined in Section 10.11.

TITLE EXCEPTIONS: Item Nos. 2 through 12, inclusive set forth in Schedule B,
Part 1 of the Title Policy.

TITLE POLICY: Owner's Policy No. 136-00-336684 dated August 19, 1998, issued by Lawyer's Title Insurance Corporation.

TMA: The Charles River Transportation Management Association or any other transportation management association of which Landlord is a member.

TRANSFER:  As defined in Section 9.1.6.

UTILITIES: As defined in Section 4.2.3.

UTILITY SERVICE PROVIDER or UTILITY SERVICE PROVIDERS: As defined in Section 4.2.3.

UTILITY SERVICES:  As defined in Section 4.2.3.

VALET PARKING FEE:  As defined in Section 10.14.

VALET PARKING SPACES: As defined in Section 10.14.

1.2      EXHIBITS.

         The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease:

EXHIBIT A                                  Plan showing Complex
EXHIBIT A-1                                Legal Description
EXHIBIT A-2                                Plan showing Lot
EXHIBIT A-3                                Confirmation of Commencement Date
                                           and Rentable Square Footage
EXHIBIT A-4                                Confirmation of Location of
                                           Expansion Spaces
EXHIBIT B                                  Progress Schedule
EXHIBIT B-1                                Project Budget Form
EXHIBIT B-2                                Annual Maintenance Charge
                                           Categories
EXHIBIT C                                  Rules and Regulations
EXHIBIT D                                  SNDA Form
EXHIBIT E                                  Environmental Agreement
EXHIBIT E-1                                Remediation Documents

1.3      TABLE OF CONTENTS

ARTICLE I......................................................................1

    1.1  SUBJECTS REFERRED TO..................................................1

    1.2  EXHIBITS.............................................................10

    1.3  TABLE OF CONTENTS....................................................10

ARTICLE II....................................................................14

    2.1  PREMISES.............................................................14

    2.2  TERM.................................................................15

    2.3  MODIFICATION OF CERTAIN DEFINITIONS; CERTIFICATE REGARDING...........15

ARTICLE III...................................................................16

    3.1  INITIAL DESIGN AND CONSTRUCTION......................................16

         3.1.1  Architect Selection Process, Development of Design Documents
                Landlord's Contractor and Project Cost........................16

         3.1.2  Change Orders.................................................23

         3.1.3  Environmental Remediation.....................................25

         3.1.4  Development Approvals and Title Exceptions....................25

    3.2  PREPARATION OF PREMISES FOR PERFORMANCE OF TENANT'S WORK.............27

         3.2.1. Performance of Tenant's Work..................................29

    3.3  GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION........................34

    3.4  REPRESENTATIVES......................................................34

    3.5  LANDLORD INDEMNITY AND CORRECTION OF LANDLORD'S WORK.................34

ARTICLE IV....................................................................35

    4.1  FIXED RENT...........................................................35

    4.2  ADDITIONAL RENT......................................................35

         4.2.1  Real Estate Taxes.............................................36

         4.2.2  Insurance.....................................................37

                4.2.2.1  Insurance Taken Out by Tenant........................37

                4.2.2.2  Insurance Taken Out by Landlord......................38

                4.2.2.3  Tenant Reimbursement of Insurance Taken Out by
                         Landlord.............................................39

                4.2.2.4  Certain Requirements Applicable to Insurance
                         Policies.............................................39

                4.2.2.5  Waiver of Subrogation................................39

         4.2.3    Utilities for Premises......................................40

         4.2.4    Common Area Maintenance and Expenses........................41

         4.2.5    Payments on Account of Taxes, Insurance and Utilities.......45

    4.3  LATE PAYMENT OF RENT.................................................46

ARTICLE V.....................................................................47

    5.1  AFFIRMATIVE COVENANTS................................................47

         5.1.1    Perform Obligations.........................................47

         5.1.2    Occupancy and Use...........................................47

         5.1.3    Repair and Maintenance......................................48

         5.1.4    Compliance with Law.........................................48

         5.1.5    Tenant's Work...............................................50

         5.1.6    Indemnity...................................................50

         5.1.7    Landlord's Right to Enter...................................51

         5.1.8    Personal Property at Tenant's Risk..........................51

         5.1.9    Payment of Landlord's Cost of Enforcement...................52

         5.1.10   Yield Up....................................................52

         5.1.11   Estoppel Certificate........................................52

         5.1.12   Landlord's Expenses Re: Consents............................53

         5.1.13   Rules and Regulations.......................................53

         5.1.14   Loading.....................................................53

         5.1.15   Holdover....................................................53

    5.2  NEGATIVE COVENANTS...................................................54

         5.2.1    Assignment and Subletting...................................54

         5.2.2    Nuisance....................................................55

         5.2.3    Installation, Alterations or Additions......................55

ARTICLE VI....................................................................56

    6.1  DAMAGE BY FIRE.......................................................56

    6.2  CONDEMNATION.........................................................59

    6.3  AWARD................................................................60

ARTICLE VII...................................................................60

    7.1  EVENTS OF DEFAULT....................................................60

    7.2  REMEDIES.............................................................61

    7.3  REMEDIES CUMULATIVE..................................................62

    7.4  LANDLORD'S RIGHT TO CURE DEFAULTS....................................62

    7.5  EFFECT OF WAIVERS OF DEFAULT.........................................63

    7.6  NO ACCORD AND SATISFACTION...........................................63

ARTICLE VIII..................................................................63

    8.1  RIGHTS OF MORTGAGE HOLDERS...........................................63

    8.2  SUPERIORITY OF LEASE; OPTION TO SUBORDINATE..........................64

    8.3  LEASE AMENDMENTS.....................................................64

ARTICLE IX....................................................................65

    9.1  AFFIRMATIVE COVENANTS................................................65

         9.1.1    Perform Obligations.........................................65

         9.1.2    Repairs.....................................................65

         9.1.3    Compliance with Law.........................................65

         9.1.4    Indemnity...................................................66

         9.1.5    Estoppel Certificate........................................66

         9.1.6    Subdivision.................................................66

ARTICLE X.....................................................................67

    10.1     NOTICES FROM ONE PARTY TO THE OTHER..............................67

    10.2     QUIET ENJOYMENT..................................................67

    10.3     EASEMENTS; CHANGES TO LOT LINES..................................67

    10.4     LEASE NOT TO BE RECORDED.........................................67

    10.5     BIND AND INURE; LIMITATION OF LANDLORD'S LIABILITY...............68

    10.6     ACTS OF GOD......................................................68

    10.7     LANDLORD'S DEFAULT...............................................68

    10.8     BROKERAGE........................................................69

    10.9     APPLICABLE LAW AND CONSTRUCTION..................................69

    10.10    SUBMISSION NOT AN OFFER..........................................70

    10.11    EXPANSION OF PREMISES............................................70

    10.12    OPTIONS TO EXTEND................................................72

    10.13    ARBITRATION......................................................74

    10.14    PARKING..........................................................75

    10.15    CONFIDENTIAL INFORMATION.........................................76

    10.16    SIGNAGE..........................................................76

    10.17    BUILDING B LEASE.................................................77

    10.18    RIGHT OF FIRST REFUSAL...........................................77

    10.19    RETAIL TENANTS...................................................78

    10.20    ACCESS...........................................................78

    10.21    COOPERATION......................................................78

                                   ARTICLE II

                                PREMISES AND TERM

2.1    PREMISES.

       Landlord hereby leases and demises to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises. Tenant shall have, as appurtenant to the Premises, the right to use in common with others, if any, entitled thereto (i) the common areas and common facilities, if any, included in the Building, on the Lot or in the Complex, (ii) the building service fixtures and equipment serving the Premises, and (iii) subject to Section 10.14 hereof,
(a) the right to use that number of nonreserved parking spaces determined by dividing the Rentable Square Footage (as the same shall be determined pursuant to Section 2.3 hereof and as the same may be increased pursuant to Section 10.11 hereof) by 500 ("Tenant's Parking Spaces") in the underground parking garage located south of Kendall Street as shown on Exhibit A hereto (the "Garage") and
(b) the right to use that number of nonreserved Valet Parking Spaces, as such term is defined and such number is determined pursuant to Section 10.14 hereof. To the extent that the Premises includes all of the rentable square footage on a particular floor of the Building, Tenant shall have exclusive use of the common areas on such floors, but Landlord shall have the rights set forth in the next paragraph hereof.

       Landlord reserves the right from time to time, without unreasonable interference with Tenant's use, (a) to install, repair, replace, use, maintain and relocate for service to the Premises and to other parts of the Building, or either, building service fixtures and equipment wherever located in the Building, including the perimeter walls of the Premises, on the roof of the Building, in mechanical penthouses and in any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, ducts, electric or other utilities, telecommunications equipment or other Building facilities, as well as the right of access (which right of access shall be at reasonable times and upon reasonable notice, except in the case of emergency) through the Premises for the purpose of operation, maintenance and repair, provided, however, that the Annual Fixed Rent, Additional Rent (as defined in Section 4.2 hereof) and other charges payable hereunder by Tenant shall be proportionally reduced in the event that any such installation or relocation of service materially reduces the usable floor area of the Premises (other than a temporary reduction to accommodate installation, repair, replacement, maintenance and relocation of such service); notwithstanding the foregoing provisions of this clause (a), to the extent that the Premises include all of the rentable square footage on a particular floor of the Building, Landlord's right to install, repair, replace, use, maintain and relocate such building service fixtures and equipment on such floor of the Building shall be limited to placing or installing such building service fixtures and equipment in shafts, pipes, stacks, conduits, chases and risers located within the central core common area of such floor or in such other locations on such floor as may be set forth in the Final Design Documents; (b) to construct, alter or relocate any Building Common Areas and/or Complex Common Areas (provided that, except for any construction, alteration or relocation of Complex Common Areas required or permitted by the Development Approvals or Subsequent Approvals, no such construction, alteration or relocation of any such Complex Common Areas shall substantially or materially increase any payments due from Tenant under this Lease and any such construction, alteration or relocation shall be substantially similar in quality and utility to Complex Common Areas being altered or relocated or substantially similar to common areas of first-class, mixed use projects in the Relevant Market); and (c) after construction of the Building to construct, alter or relocate any Building Common Areas, subject to approval by Tenant, such approval not to be unreasonably withheld, delayed or conditioned.

2.2    TERM.

          To have and to hold for a period (the "Term") commencing on the Term Commencement Date (as such term is defined in Section 1.1 hereof) (the "Commencement Date") and continuing until the Term Expiration Date, unless sooner terminated as provided herein, including Section 3.2 and Article VII hereof, and subject to extension in accordance with the terms of Section 10.12 hereof.

2.3    MODIFICATION OF CERTAIN DEFINITIONS; CERTIFICATE REGARDING
       COMMENCEMENT DATE.

       Landlord and Tenant acknowledge that the actual rentable square footage of the Premises, the Expansion Spaces (as such term is defined in Section 10.11 hereof) and the Building may, upon completion of construction of the Base Building Improvements (as hereinafter defined), be different than the estimates as set forth in Article I hereof. Accordingly, after completion of construction of the Base Building Improvements, Landlord will notify Tenant of the Rentable Square Footage of the Premises, the Expansion Spaces and the Building, all of which shall be measured by Landlord's Architect in accordance with the ANSI/BOMA Z65.1-1996 Standard Method for Measuring Building Rentable Area, approved June 7, 1996 for a single tenant building. Landlord's Architect's measurement shall be subject to review and approval by Tenant's Architect for conformity to the foregoing standard. If necessary, Landlord and Tenant will execute an amendment to this Lease modifying the definitions of Rentable Square Footage of Premises, Rentable Square Footage of Building, the location in the Building of the Premises and the Expansion Spaces, Tenant's Proportionate Fraction for Building, Tenant's Proportionate Fraction for Complex, Initial Estimated Annual Additional Rent for Building, Initial Estimated Annual Additional Rent for Complex, and such other terms and provisions, if any, of this Lease as may be necessary to reflect such actual measurements. Landlord and Tenant will also execute, upon request of either, a certificate, substantially in the form of Exhibit A-3 hereto, acknowledging, INTER ALIA, the Commencement Date of this Lease as provided for in Section 2.2 hereof, after such Commencement Date has occurred (as described in Section 3.2 hereof), and the Rentable Square Footage of the Building, the Premises and the Expansion Spaces. After such measurement by Landlord's Architect, the Premises, the Expansion Spaces and the Building shall not be subject to remeasurement without the consent of Landlord and Tenant. Anything in this Lease to the contrary notwithstanding, the Premises, as initially demised, shall include all of the Rentable Square Footage in the Building other than the Expansion Spaces and the Retail Space. "Tenant's Proportionate Fraction for Building" shall be the ratio, expressed as a percentage, of the Rentable Square Footage of Premises, including the Expansion Spaces and any ROFR Space (from and after the dates on which each of the Expansion Spaces or any ROFR Space is demised to Tenant), to the Rentable Square Footage of Building. "Tenant's Proportionate Fraction for Complex" shall be the ratio, expressed as a percentage, of the Rentable Square Footage of the Premises, including the Expansion Spaces and any ROFR Space, when applicable, to the Rentable Square Footage of all buildings (other than any garages in the Complex and any building or portion thereof which is not available for lease such as an information kiosk), including the Building, which Landlord is permitted to develop in the Complex pursuant to the PUD Approval. Landlord shall have the right to estimate on a good faith basis, from time to time, the Rentable Square Footage of all such buildings prior to the construction thereof. From time to time after construction of each building in the Complex, Landlord shall notify Tenant of the Rentable Square Footage of such buildings and shall provide to Tenant, upon Tenant's request, such information as Tenant may reasonably request with respect to the calculation thereof. Within thirty (30) days after notice of such Rentable Square Footage, Tenant shall pay to Landlord or Landlord shall credit to Additional Rent next due from Tenant, as applicable, any underpayment owed or overpayment made, as applicable, by Tenant based upon the estimated Rentable Square Footage of such buildings, on account of Tenant's Proportionate Fraction for Complex of taxes and assessments and Tenant's Proportionate Fraction for Complex of the Annual Complex Maintenance and Operation Charge and the actual Rentable Square Footage of such buildings.

                                   ARTICLE III

                           BASE BUILDING IMPROVEMENTS

3.1    INITIAL DESIGN AND CONSTRUCTION.

       3.1.1 ARCHITECT SELECTION PROCESS, DEVELOPMENT OF DESIGN DOCUMENTS, LANDLORD'S CONTRACTOR AND PROJECT COST.

         Landlord has initiated a design competition for the Building as more fully set forth in a letter dated January 17, 2000 from David Clem of Lyme Properties, LLC to Henri Termeer, President and CEO of Tenant (the "Design Process Letter"), which is incorporated herein by reference thereto. Landlord and Tenant agree to cooperate in connection with the design competition as set forth in the Design Process Letter. Upon completion of such design competition, Landlord and Tenant shall mutually select Landlord's Architect (for purposes of this Lease the term "Landlord's Design Team" shall be deemed to refer not only to Landlord's Architect but also to the principal engineers, architects and other design consultants employed by Landlord or Landlord's Architect for the design and construction of the Building) and Landlord's Design Team (to the extent then identified). Landlord and Tenant shall also mutually establish and agree upon (i) a preliminary design concept for the Building (the "Preliminary Design Concept"), which shall be based upon Tenant's program, outline building specifications, schedule requirements, and (ii) a preliminary hard and soft cost budget for the Base Building Improvements (the "preliminary Project Cost budget"). Such selection of Tenant's Architect and Landlord's Design Team (to the extent then identified), the establishment and agreement upon the Preliminary Design Concept and the establishment and agreement upon such preliminary Project Cost budget shall be made by the respective dates for each set forth in the progress schedule attached as Exhibit B hereto (the "Progress Schedule"). Landlord and Tenant acknowledge and agree that the Progress Schedule represents a good faith estimate of the respective dates upon which the items set forth in the Progress Schedule are to occur but that the Progress Schedule is subject to finalization by Landlord and Tenant upon selection of Landlord's Architect and Landlord's Contractor. Accordingly, references in this Lease to the Progress

Schedule shall mean the Progress Schedule attached hereto as Exhibit B as the same may be finalized. The Preliminary Design Concept shall describe the general scope and quality of the Building and shall identify those portions of the Building which will constitute the Premises initially leased to Tenant and the Expansion Spaces. If despite the diligent and good faith efforts of Landlord and Tenant the parties are unable to mutually select Landlord's Architect, to establish a mutually acceptable Preliminary Design Concept and/or a mutually acceptable preliminary Project Cost budget by the applicable dates set forth in the Progress Schedule, either Landlord or Tenant may terminate this Lease upon thirty (30) days' prior written notice to the other party. During such thirty
(30) day period Landlord and Tenant shall use diligent and good faith efforts to select such Architect, establish such Preliminary Design Concept and/or preliminary Project Cost budget, as applicable, failing which this Lease shall terminate on the date set forth in such notice. In the event of such termination, all third party, out-of-pocket costs incurred by Landlord in connection with the design competition and design process solely for the Building shall be shared equally by Landlord and Tenant.

       Landlord and Tenant also agree to cooperate in good faith in connection with the design of the Building and the Base Building Improvements and the development of a mutually acceptable Final Project Budget (as defined below). Neither Landlord nor Tenant shall be required to approve any Design Documents unless the Building includes at least 285,000 r.s.f. of office space and at least 15,000 r.s.f. of ground floor retail space and each Expansion Space includes approximately 25,000 r.s.f. of contiguous space on a single floor of the Building. The size, layout, design and base building fit-up of the Building and Base Building Improvements and the Final Project Budget shall be mutually agreed upon by Landlord and Tenant. Landlord and Tenant acknowledge and agree that during design development process contemplated hereby, Tenant, with Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed, shall have the right to approve and/or design base building electrical, mechanical, HVAC and other systems and design specifications (such as, by way of example, entranceway and lobby design, internal stair location, elevator size and finish, location of electrical and telecom rooms and equipment, location of mechanical shaftways and equipment, structural bay spaces, window mullions spacing and sill depth and height, floor to floor heights and the like), provided that the specifications for such base building elements are equal or better than the quality of the specifications therefor in a newly constructed, first-class office tower in Cambridge.

       Each party acknowledges and agrees that it is in its best interest for the Substantial Completion Date to occur on or before the Scheduled Substantial Completion Date and that the Final Project Budget be substantially consistent with the preliminary Project Cost budget and the updates thereto. Accordingly, each party hereby agrees that it shall keep the other party informed of the progress and status of its efforts to achieve the various milestones and other scheduled completion dates set forth on the Progress Schedule; and that if either party concludes that a milestone or other scheduled completion date will not be met, such party shall use reasonable efforts to notify the other party of the occurrence of any act, event, condition, omission or circumstance which could have a substantial or material impact on: (i) the ability to achieve the various milestone and other scheduled completion dates set forth on the Progress Schedule; (ii) the cost or financial viability of the construction of the Building or Complex; or (iii) Tenant's use and occupancy of the Premises.

       After Landlord's Architect and the Landlord's Design Team have been selected and Landlord and Tenant have mutually established the Preliminary Design Concept, Landlord shall enter into a contract (the "Architect's Contract") with Landlord's Architect. The Architect's Contract shall be subject to Tenant's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Architect's Contract shall include provisions requiring Landlord's Architect to submit all Design Documents (as hereinafter defined) for each stage in the design process simultaneously to both Landlord and Tenant sufficiently prior to the applicable Design Document completion date for such design stage set forth in the Progress Schedule, in order to provide Landlord and Tenant with reasonably sufficient time (in any event not less than ten (10) business days for initial review of the applicable Design Document) following receipt of such submission to review, comment on and approve such submission prior to such completion date, to be responsible for the adequacy, accuracy and completeness of the Final Design Documents approved by Landlord and Tenant, and to cause the Final Design Documents to comply with all applicable laws, regulations, building codes, building design standards, the Development Approvals, Subsequent Approvals, agreed upon floor loading limits, and with respect to all materials, equipment and special designs, processes or products, that the same do not infringe any patent or other proprietary rights of others. Contemporaneously with the selection of Landlord's Architect, Landlord shall retain a construction manager or similar consultant (the "Construction Cost Estimator"), reasonably satisfactory to the Tenant, to work with and provide pre-construction services for Landlord, Tenant and Landlord's Architect to develop, and provide value engineering services to control, a preliminary Project Cost budget and updates thereto during the Schematic Design Documents phase and the Design Development Documents phase. The parties acknowledge that Landlord may, subject to Tenant's reasonable approval, elect, at any time, to hire such Construction Cost Estimator as Construction Manager/General Contractor for the Building. Subject to the limitations hereafter set forth with respect to Tenant's right to disapprove bids with respect to the Construction Contract, each of Landlord and Tenant shall have the right to approve such preliminary Project Cost budget and updates thereto, which approvals shall not be unreasonably withheld, conditioned or delayed.

       Landlord shall cause Landlord's Architect to prepare schematic architectural plans, structural and engineering plans, elevations and building sections, and site plans for the Building based upon the Preliminary Design Concept ("Schematic Design Documents"), which shall mean a conceptual design of the Base Building Improvements illustrating the scale and relationship of the components of the Base Building Improvements and calculating the gross floor area and Rentable Square Footage of the Building. Additionally, the Construction Cost Estimator shall prepare an updated budget for the Base Building Improvements for approval by Landlord and Tenant. The Schematic Design Documents shall show walkways and plazas for the Building and Lot, major landscape features, hardscaping, scale and relationship of other major components of the Building and Lot, pedestrian and vehicular (including service) access and flow through the Lot, lighting, survey information such as existing elevations, benchmarks and utilities, and any known construction limits. The Schematic Design Documents shall also include models, color renderings and outline specifications indicating all basic materials and systems of the proposed Base Building Improvements. The Schematic Design Documents and all subsequent Design Documents shall be prepared and distributed by Landlord's Architect in both hard copy and electronic format.

       During the development of the Schematic Design Documents, Landlord and Tenant shall meet with representatives of the CDD (as defined in Section 3.1.4 hereof) and their respective consultants to review and refine the design of the Building and the Lot. Thereafter, Landlord shall seek approval of the Schematic Design Documents by the Planning Board (as defined in Section 3.1.4 hereof), and Tenant shall cooperate with Landlord in connection therewith. If despite the good faith efforts of Landlord and Tenant the Planning Board rejects the design reflected in the Schematic Design Documents or insists upon major changes to the Schematic Design Documents which are unacceptable to either Landlord or Tenant and if as a result thereof Landlord is unable to obtain approval of the Schematic Design Documents by the Planning Board by the date set forth in the Progress Schedule, as the same may be changed by any Tenant Delay, either Landlord or Tenant may terminate this Lease upon thirty (30) days prior written notice. If Planning Board approval of the Schematic Design Documents is not obtained by the end of such thirty-day period, this Lease shall thereupon terminate. In the event of such termination, all third party, out-of-pocket costs incurred by Landlord in connection with the design competition and design process solely for the Building and Lot shall be shared equally by Landlord and Tenant. Planning Board approval of the Schematic Design Documents shall be a Subsequent Approval (as defined in Section 3.1.4 hereof). Landlord and Tenant agree to cooperate in connection with any conditions imposed by the Planning Board in connection with the Planning Board's approval of the Schematic Design Documents, such as further review of the Design Documents by the CDD.

       At such time as the Schematic Design Documents have been approved by Landlord and Tenant (and by the Planning Board, if Landlord elects to have the Schematic Design Documents approved by the Planning Board), Landlord shall cause
(i) Landlord's Architect to prepare further details and development of the Schematic Design Documents (the "Design Development Documents") for the Building and the Base Building Improvements, which shall mean plans, sections and elevations, typical construction details, and equipment layouts showing the scope, relationships, forms, size and appearance of the Base Building Improvements and calculating the gross floor area and the Rentable Square Footage of the Building and (ii) the Construction Cost Estimator, based upon such Design Development Documents, to prepare an updated budget for the Base Building Improvements, each for approval by Landlord and Tenant. Design Development Documents shall include architectural, mechanical and electrical drawings and details of the Building, exterior materials to be incorporated in the Building, walkways and other plaza areas on the Lot, a site and landscape plan for the Lot showing all site development and landscape detail for lighting, paving, landscaping, utilities, grading, drainage, access and service areas. The Design Development Documents shall also include outline specifications indicating all basic materials and mechanical and electrical systems of the proposed Base Building Improvements. As with the Schematic Development Documents, the Design Development Documents shall be prepared and distributed in both hard copy and electronic format.

       At such time as the Design Development Documents have been approved by Landlord and Tenant, Landlord shall cause (i) Landlord's Architect to prepare detailed construction drawings and specifications ("Final Design Documents") which shall set forth in detail the requirements for construction of Landlord's Work (including all architectural, mechanical, electrical and structural drawings and detailed specifications), shall be fully coordinated with one another and with field conditions as they exist on the Lot, shall show all work necessary to complete Landlord's Work, including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and components of the Base Building Improvements, and shall include calculations of the gross floor area and the Rentable Square Footage of the Base Building Improvements and (ii) the Construction Cost Estimator, based upon such Final Design Documents, to prepare an updated budget for the Base Building Improvements, each for approval by Landlord and Tenant. The Final Design Documents shall be used for the construction of the Base Building Improvements and shall be based upon the Design Development Documents and other information which is relevant to the design and construction of the Base Building Improvements. The Final Design Documents shall be prepared and stamped by Landlord's Architect. The Preliminary Design Concept, the Schematic Design Documents and the Final Design Documents (collectively, the "Design Documents") shall not include any of Tenant's Work (as hereinafter defined). As used herein, the term "Base Building Improvements" shall mean the items of work and materials to be performed and supplied by Landlord in accordance with the Final Design Documents as affected by Change Orders (as such term is hereafter defined) and the term "Landlord's Work" shall mean the construction of the Base Building Improvements in accordance with the Final Design Documents as affected by Change Orders.

       The preliminary and final Schematic Design Documents, the preliminary and final Design Development Documents, and the Final Design Documents shall be submitted to both Landlord and Tenant for review and comment in accordance with the dates and requirements included in the Progress Schedule, which shall be incorporated, to the extent applicable, in the Architect's Contract. In each instance both parties shall have until the respective completion dates set forth in the Progress Schedule to review each submission and to notify the other party of approval or disapproval. Tenant may disapprove any new items shown on a submission which are not in compliance with (i) the Preliminary Design Concept with regard to the Schematic Design Documents, (ii) the Schematic Design Documents with regard to the Design Development Documents, or (iii) the Design Development Documents with regard to the Final Design Documents, specifying and detailing in each case such objections. To the extent that any such submission is consistent with prior submissions approved by Tenant, such submission shall be approved by Tenant, PROVIDED HOWEVER, that Tenant shall have the right, with Landlord's approval, to make modifications as set forth in the next sentence hereof. Tenant, with the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, shall have the right to modify the design of the Base Building Improvements at any time during the design process contemplated hereby, provided that if as a result of any such design change (a) any particular Design Document submission is not approved by the applicable completion date set forth on the Progress Schedule, or (b) any such design change delays the Substantial Completion Date, such lack of approval or design change shall constitute a Tenant Delay for purposes of Section 3.2. In the event Tenant shall fail to object to any Design Documents submissions by the applicable completion date for such submission set forth in the Progress Schedule, provided that Tenant had received such submission not less than five
(5) business days prior to the applicable completion date, such failure shall constitute a Tenant Delay for purposes of Section 3.2. If Tenant objects to any such submission because such submission is inconsistent with the prior submission approved by Tenant, Landlord shall cause Landlord's Architect to modify such submission to respond to Tenant's objection and submit such modified submission to Tenant within five (5) business days after receipt of Tenant's objections for approval by Tenant in the same manner as with regard to the prior submission. Rejection of new items included in any submission that are inconsistent with the approvals given for prior design phases shall not give rise to a Tenant Delay so long as the initial rejection was delivered within the dates established in the Progress Schedule, as modified. Landlord and Tenant agree to cooperate with one another diligently and in good faith so as to complete the review and approval of all Design Document submission by the applicable completion dates set forth in the Progress Schedule.

       Upon approval of the Final Design Documents, Landlord shall solicit bids from general contractors or construction managers mutually identified by Landlord and Tenant by the date set forth in the Progress Schedule. Landlord and Tenant shall mutually determine whether such bids shall be submitted on the basis of a guaranteed maximum or fixed price contract basis. Upon receipt of bids from such general contractors or construction managers, Landlord and Tenant shall mutually select Landlord's Contractor from among such bidders and thereupon Landlord shall enter into a contract (the "Construction Contract") with Landlord's Contractor for construction of the Base Building Improvements. The parties acknowledge that if Landlord and Tenant have agreed to hire the Construction Cost Estimator to serve as Construction Manager/General Contractor for the Building, instead of soliciting bids from general contractors or construction managers as described above, such Construction Manager shall instead be required to solicit bids from all subcontractors, and in such case Landlord and Tenant shall be entitled to approve the subcontractors selected by the Construction Manager and require Landlord's Contractor to enter into such subcontracts. The Construction Contract shall be subject to Tenant's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. If, after such bids are received, none of such bids is acceptable to Tenant and/or Tenant seeks any change in previously approved Design Documents, and as a result thereof Tenant fails or refuses to approve the Final Project Budget (as hereinafter defined) by the date set forth in the Project Schedule, such failure or refusal shall constitute a Tenant Delay. Additionally, Tenant shall have no right to withhold approval of any general contractor bid or any subcontractor bid if the total amount of all such bids does not exceed by more than fifteen percent (15%) the estimated amount thereof set forth in the preliminary budget for Project Cost or the updated budget for Project Cost, as the case may be, then most recently approved by Landlord and Tenant.

       As used in this Lease, the term "Project Cost" shall mean (i) all hard costs and soft costs incurred by Landlord in connection with the construction of the Base Building Improvements as reflected in a final project budget (the "Final Project Budget") to be mutually approved by Landlord and Tenant based upon, INTER ALIA, all amounts payable by Landlord pursuant to the Architect's Contract and the Construction Contract, and including all liabilities and expenses of all architectural and engineering services relating to Landlord's Work, appropriate amounts for the other line item categories set forth on the Project Budget form attached hereto as Exhibit B-1 (the "Project Budget Form"),
(ii) the net amount of all Change Orders (as hereinafter defined), (iii) a pro-rata portion of all "Mitigation Expenses" (as such term is hereafter defined) incurred by Landlord or any Affiliate of Landlord pursuant to the Development Approvals and the Subsequent Approvals (as such terms are defined in Section 3.1.4 hereof), which pro-rata portion shall be equal to the ratio of the gross floor area of the Building (as such gross floor area is determined pursuant to the Cambridge Zoning Ordinance) to 1,313,000 square feet (being the maximum amount of gross floor area, determined pursuant to the Cambridge Zoning Ordinance, permitted to be developed in the Complex pursuant to the PUD Approval (as such term is defined in Section 3.1.4 hereof) except as hereinafter set forth and (iv) taxes and assessments for the Building and Lot, utility and insurance costs for the Building and Lot and all other operating and maintenance costs for the Building and Lot, in each case incurred by Landlord for the period from the Substantial Completion Date through the Term Commencement Date. The term "Mitigation Expenses" shall mean all capital expenses for housing linkage payments and public open space linkage payments required pursuant to the PUD Approval with respect to the Building, costs of traffic mitigation required by the Development Approvals and Subsequent Approvals and infrastructure improvements for the Complex required by the Development Approvals and Subsequent Approvals. Tenant's pro-rata share of capital expenses for housing linkage payments and public open space linkage payments required pursuant to the PUD Approval with respect to the Building shall be equal to the ratio of the Rentable Square Footage of Premises to the Rentable Square Footage of Building. For purposes of determining Project Cost, the line item amount for Land and Environmental Remediation shall be fixed at $60.00 per r.s.f. regardless of the actual cost of such line item; Project Cost shall not include any amount for construction of the Garage (as hereinafter defined) or for the leasing of (or the making of any tenant improvements to) the Expansion Spaces to tenants; the developer's fee shall be fixed at five percent (5%) of Project Cost (exclusive, however, of the line item amounts for Land and Environmental Remediation, Development Fee/Supervision (the "Developer's Fee") and Interest on Landlord's Equity (as such term is hereinafter defined)); the broker's fee shall not exceed $7.50 per r.s.f. and no amount shall be included in Project Cost for general or administrative expenses of Landlord or for improvements to the Retail Space in excess of the cost of Base Building Improvements related thereto, and no amount shall be included in Project Cost for any interest, charges or fees paid or payable by Landlord with respect to any construction loan financing for the Project. Project Cost shall include an amount determined by multiplying all components of the Project Cost (exclusive, however, of the line item for the Developer's Fee) by twelve percent (12%) per annum for the period commencing as of the date the cost of each such component is incurred through and including the Term Commencement Date (as so determined, "Interest on Landlord's Equity"), it being understood and agreed by Landlord and Tenant that Interest on Landlord's Equity with respect to any component of Project Cost that Landlord has acquired, purchased or incurred prior to the date of execution of this Lease, such as the cost of the Land & Environmental component of the Project Cost, shall be deemed to begin to accrue, not as of the date that the cost was actually incurred, but rather as of the execution date of this Lease. Landlord shall account for all Project Costs on a so-called "open book" basis. Within ninety (90) days after the Substantial Completion Date, Landlord shall deliver to Tenant a full accounting of the Project Cost incurred as of the Substantial Completion Date; Tenant, from the date hereof through the date which is twelve (12) months after receipt of such full accounting of Project Cost, may review all of Landlord's books and records relating to the incurrence and payment of the Project Cost in order to verify and confirm the accuracy thereof. If Landlord incurs any cost or expense properly includable in Project Cost after the Substantial Completion Date (including, without limitation, any Mitigation Expenses) which is not included in the full accounting, Landlord shall notify Tenant thereof and Landlord shall provide Tenant with such documentation with respect thereto as Tenant reasonably may request. Landlord and Tenant acknowledge and agree that the incurrence of additional costs and expenses by Landlord after the Substantial Completion Date which are properly includable in Project Cost will result in an increase in the Annual Fixed Rent Rate, which increase shall be effective as of the date of incurrence thereof.

       Tenant shall have the right (but not the obligation) to offer to finance up to twenty percent (20%) of the Project Cost as hereinafter provided ("Tenant Financing"). If Tenant shall desire to offer Tenant Financing, Tenant shall give Landlord written notice ("Financing Notice") of such offer not later than thirty
(30) days after Landlord and Tenant have agreed upon the first preliminary Project Budget; such Financing Notice shall specify the amount (the "Tenant Financing Amount") and other financial terms of such Tenant Financing described below. Delivery by Tenant of a Financing Notice shall constitute a representation by Tenant that it has the capacity to provide such Tenant Financing.

       If Tenant offers to provide Tenant Financing and all of the terms and conditions thereof, including without limitation, all documents evidencing and securing Tenant Financing, are acceptable to Landlord and its construction and/or permanent lenders, in their respective sole discretion, Tenant shall make a loan to Landlord for an amount equal to the Tenant Financing Amount. The Financing Notice shall specify the interest rate per annum payable on such Tenant Financing loan and the repayment schedule (interest only until maturity; or payments of principal and interest based upon the amortization period specified by Tenant in the Financing Notice), which interest rate and repayment schedule shall be subject to Landlord acceptance or rejection. Such Tenant Financing loan shall be due and payable not later than the scheduled expiration date of the initial Term of the Lease, and shall be secured by a mortgage on the Lot and Building, which mortgage shall be subject and subordinate to the lien of any mortgage granted to any lender now or hereafter providing Landlord with construction and/or permanent financing ("Landlord's Project Financing"). The amount by which the Project Cost exceeds the Tenant Financing Amount is herein referred to as the "Landlord Project Cost Portion". Tenant agrees that upon any uncured Event of Default hereunder, Landlord shall be entitled to offset against any payments due under the Tenant Financing loan any amount owed by Tenant to Landlord pursuant to this Lease. In addition, Tenant agrees that it will enter into any intercreditor agreement (which may include typical subordinate lender standstill agreements) requested by any lender providing Landlord's Project Financing. Tenant shall disburse the proceeds of such Tenant Financing loan to Landlord on the Commencement Date, and Landlord shall apply such proceeds to pay down Landlord's Project Financing by the Tenant Financing Amount.

       If Tenant provides Tenant Financing as aforesaid, the definition of Annual Fixed Rent Rate set forth in Section 1.1 shall be deemed to be revised to read as follows:

       Subject to Sections 4.1(b), 10.11 and 10.12 thereof, an amount equal to
(a) the sum of (i) the product of (x) the Landlord Project Cost Portion multiplied by (y) twelve percent (12%) plus (ii) the product of (x) the Tenant Financing Amount multiplied by (y) the Tenant Financing interest rate per annum payable on the Tenant Financing (or debt service constant if Tenant elects to have the Tenant Financing amortized), divided by (b) the Rentable Square Footage of the Building.

       3.1.2 CHANGE ORDERS.

       Tenant and Landlord recognize that it may be necessary or advisable to make certain changes to the Final Design Documents or the Base Building Improvements from time to time. Any changes shall be made in accordance with this Lease.

          (a) In the event that Tenant shall request or authorize any Change Order (as hereinafter defined) or additional services from Landlord with respect to the Base Building Improvements for the purpose of upgrading or changing the scope, manner of performance, or quality of the Base Building Improvements, including any change of design, subcontractor, supplier or materials made at the request of Tenant, such Change Order when implemented by Landlord may result in a change in the Progress Schedule and/or the Project Cost. As used herein, the term "Change Order" shall mean (A) a written order from Landlord which Landlord determines is necessary to carry out the approved design and construction of the Base Building Improvements, whether due to any mistake or omission in, or clarification of, the Design Documents, or (B) a written order to Landlord from Tenant requesting or authorizing a Change in Landlord's Work or an adjustment of the Project Cost or the Progress Schedule. Landlord shall provide Tenant with copies of all proposed and final Change Orders. In addition: subject to the last sentence of this Subparagraph (a), (i) with respect to additive Change Orders, the Project Cost shall be increased by an amount equal to the change in the cost of Landlord's Work (as determined pursuant to the Construction Contract and/or the Architect's Contract) attributable to such Change Order, and (ii) with respect to deductive Change Orders, the Project Cost shall be reduced by the change in the cost of Landlord's Work (as determined pursuant to the Construction Contract and/or the Architect's Contract) attributable to such Change Order. Additive or deductive Change Orders shall result in an increase or decrease, respectively, in the Developer's Fee (but not in any change of the percentage thereof), and Landlord shall be reimbursed by Tenant, either directly or through an increase or decrease, as applicable, in the Project Cost, for the actual cost of overhead and profit, if any, which Landlord is required to pay to Landlord's Contractor on account of any additive Change Order as set forth in the Construction Contract approved by Tenant and Landlord. Anything herein to the contrary notwithstanding, Tenant's approval of a Change Order shall be required for each of the following, which approval shall not be unreasonably withheld, conditioned or delayed:

       (1) A change in the rentable square footage of the Premises by more than four percent (4%) in the aggregate;

       (2) A change in the rentable square footage of any floor included within the Premises by more than five percent (5%) in the aggregate;

       (3) Any material change in the elevator systems or mechanical or electrical systems serving the Premises with the result that such systems would be significantly different than those shown on the Final Design Documents;

       (4) Any material change in standard structural floor load capacities from those shown on the Final Design Documents;

       (5) Any material change in the quality of materials and fixtures used in the lobby of the Building, passenger elevator cabs serving the Premises, or washrooms serving the Premises with the result that the same would be significantly different from to those shown on the Final Design Documents;

       (6) Any change in the exterior design or appearance of the Building; or

       (7) Any individual Change Order which increases the Project Cost by more than $500,000.00.


          (b) If Tenant requests or requires any Change Order for the Base Building Improvements, Landlord shall submit all such Change Orders with plans, specifications, pricing and a schedule of values if appropriate to Tenant for its review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. No Change Order for the Base Building Improvements requested by Tenant shall be effective unless approved by Landlord's Representative and Tenant's Construction Representative in writing, such approval not to be unreasonably withheld, delayed or conditioned. Tenant may withdraw any Change Order requested by Tenant at any time prior to Tenant's Construction Representative having given its approval to such Change Order. Promptly, but not later than ninety (90) days after the Term Commencement Date, Landlord shall deliver a set of as built plans and operating and maintenance manuals for the Base Building Improvements to Tenant.

       3.1.3 ENVIRONMENTAL REMEDIATION.

       Landlord shall be responsible for undertaking and completing environmental remediation of the Lot ("Environmental Remediation") pursuant to an Environmental Agreement (the "Environmental Agreement") between Landlord and Tenant in the form of EXHIBIT E hereto. Landlord has delivered to Tenant the documents set forth on EXHIBIT E-1 hereto (the "Remediation Documents") and Landlord will provide Tenant with such additional information pertaining to Environmental Remediation and hazardous substances present on other portions of the Lot as Tenant reasonably may request, including correspondence with regulatory authorities and other governmental bodies with respect to the Environmental Remediation. Landlord will provide Tenant with notice of any circumstances relating to the Environmental Remediation which could delay the Substantial Completion Date, as affected by any Tenant Delay, by more than thirty (30) days.

       3.1.4 DEVELOPMENT APPROVALS AND TITLE EXCEPTIONS.

       Reference is hereby made to (i) a Special Permit issued by the City of Cambridge Planning Board (the "Planning Board"), Case No. PB #141 filed April 7, 1999 (the "PUD Permit"), recorded with the Middlesex South District Registry of Deeds (the "Registry") in Book 31137, Page 89 as affected by a Settlement Agreement dated May 24, 1999 among Barbara Broussard, Mary DeFreitas, the East Cambridge Planning Team and Landlord (the "Settlement Agreement") (the PUD Permit and the Settlement Agreement are herein collectively referred to herein as the "PUD Approval"), (ii) PTDM Ordinance Final Decision issued April 20, 1999 by the Community Development Department ("CDD") of the City of Cambridge (the "PTDM Decision"), the Letter dated April 20, 1999 to Robert L. Green of Lyme Properties from Susanne Rasmussen of the CDD (the "PTDM Letter") attached to the PTDM Decision, and Landlord's Parking Transportation Demand Management Plan dated April 9, 1999 (the "PTDM Plan") (the PTDM Decision, the PTDM Letter and PTDM Plan are collectively referred to herein as the "PTDM Approval"), (iii) a Certificate of the Secretary of Environmental Affairs on the Final Environmental Impact Report dated April 15, 1999 (the "MEPA Certificate"), (iv) an Order of Conditions issued July 12, 1999 by the City of Cambridge Conservation Commission (the "Order of Conditions") and (v) a Determination for Issuance of a Waterways License Amendment dated December 8, 1999, issued by the Executive Office of Environmental Affairs of the Commonwealth of Massachusetts (the "Chapter 91 Determination"), (collectively, the "Development Approvals"). Reference is also hereby made to Item Nos. 2 through 12, inclusive (the "Title Exceptions") set forth in Schedule B, Part 1 of Owner's Policy No. 136-00-336684 dated August 19, 1998, issued by Lawyer's Title Insurance Corporation (the "Title Policy"). Tenant acknowledges that Landlord has delivered to Tenant copies of the Development Approvals, the Title Exceptions and the Title Policy. This Lease, and the development, construction and operation of the Building, the Lot and the Complex, shall be subject to the Development Approvals, the license to be issued pursuant to the Chapter 91 Determination, the Title Exceptions and all other determinations, approvals, decisions and actions of governmental authorities having jurisdiction of the Complex hereafter issued pursuant to or contemplated by the Development Approvals and delivered to Tenant ("Subsequent Approvals"). Each of Landlord and Tenant, in the exercise of their respective rights and the performance of their respective obligations pursuant to this Lease, shall observe and comply with all requirements of the Development Approvals and Subsequent Approvals. Landlord, however, shall not enter into any Subsequent Approval which will materially and adversely decrease the amount of parking spaces available at the Complex.

       Without limiting the generality of the foregoing, to the extent required for compliance with the PUD Permit and the PTDM Approval, as the same may be affected by Subsequent Approvals (but only for so long as the same remain in force and effect from time to time), Tenant shall comply with the following: (a) Tenant shall comply with the obligations of the PTDM Approval applicable to tenants, employers and/or employees in the Complex, (b) Tenant shall cooperate with Landlord in the implementation of the Additional Recommendations set forth in the PTDM Letter if the mode split goal of the PTDM Approval is not achieved,
(c) Tenant shall cooperate with Landlord and/or the Charles River Transportation Management Association or any other transportation management association of which Landlord is a member (a "TMA") in implementing the PTDM Approval and TMA programs (and Tenant is hereby encouraged to participate in all TMA programs),
(d) Tenant shall establish a guaranteed ride home program for Tenant's employees as provided in the PUD Approval and the PTDM Approval, as the same may be affected by Subsequent Approvals, (e) Tenant shall, either directly or through a program established by Landlord or a TMA for tenants of the Complex, complete surveys pursuant to Section III D of the PTDM Plan, (f) as required by the PUD Approval and PTDM Approval, as the same may be affected by Subsequent Approvals, Tenant shall contract with the MBTA and subsidize transit passes and commuter rail passes in an amount not less than 60% of the cost thereof or such higher percentage as Landlord may require if mode split commitments are not achieved,
(g) as provided in the PTDM Approval, as the same may be affected by Subsequent Approvals, Tenant shall cooperate with Landlord in connection with surveys concerning attitudes of employees and customers of Tenant in order to refine and develop transportation demand management programs, (h) Tenant shall provide Tenant's employees with information provided to Tenant by or on behalf of Landlord pursuant to the PTDM Plan, including information on the advantages and benefits of telecommuting, flexible time, compressed work week programs, the materials to be provided pursuant to Section VII A of the PTDM Plan and other programs recommended by the City of Cambridge, (i) as provided in the PTDM Approval, as the same may be affected by Subsequent Approvals, Tenant is hereby encouraged to use a commuter choice program which allows qualifying employees the option of receiving the cash value of a

Tenant's Parking Space, (j) Tenant shall participate in and pay a reasonable share (which shall not be less than Tenant's Proportionate Fraction for Complex) of the cost of any TMA shuttle bus service serving the Complex, as contemplated by the PTDM Approvals, and (k) Tenant shall cooperate with Landlord with respect to all other aspects of the PTDM Approval.

3.2    PREPARATION OF PREMISES FOR PERFORMANCE OF TENANT'S WORK.

       During the course of performance of Landlord's Work, Landlord and Tenant shall meet on not less than a monthly basis to review the progress of Landlord's Work. Landlord agrees to use reasonable and diligent efforts to have the Premises ready for the performance of Tenant's Work on or before the Scheduled Substantial Completion Date which Substantial Completion Date shall, however, be extended for a period equal to that of (a) any delays due to Acts of God, labor disputes or unrest, riots, fire, unusual delays in deliveries, casualties or other causes beyond Landlord's reasonable control (collectively, "Force Majeure Events") and (b) any delays due to (i) any Change Order, (ii) any act, omission or neglect of Tenant, or of any employee, agent, or separate contractor of Tenant, (iii) the concurrent performance of the Base Building Improvements and Tenant's Work, (iv) Tenant's failure to furnish information or approve any of the Design Documents, the Architect's Contract, the Construction Contract or the Project Cost by the applicable dates set forth in the Progress Schedule or to respond to any request by Landlord for information or approval within the time period required by the Progress Schedule, or if no time period is required by the Progress Schedule, within five (5) business days of Landlord's request, or
(v) any breach or default by Tenant in the performance of Tenant's obligations pursuant to this Lease, even if such breach or default is cured (collectively, "Tenant Delay"). In the event of any such Force Majeure Event, Landlord shall use reasonable efforts to eliminate the cause of such delays or to secure alternate supplies. If any one or more Force Majeure Events shall delay the Substantial Completion Date by more than one hundred eighty (180) days, either Landlord or Tenant may terminate this Lease upon not less than fifteen (15) days prior written notice to the other. A Tenant Delay shall not affect the Substantial Completion Date unless Landlord has given Tenant notice thereof and Tenant fails to cure the same within two (2) business days, PROVIDED, HOWEVER, that Landlord shall not be required to provide Tenant with any notice or opportunity to cure with respect to any date set forth in the Progress Schedule by which Tenant must take any action, and any failure or refusal by Tenant to take such action by any such date set forth in the Progress Schedule, which failure or refusal in fact results in a delay, shall constitute a Tenant Delay. As used herein, the term "Substantial Completion Date" shall mean and refer to the date on which: (i) the Base Building Improvements have been substantially completed in accordance with the Final Design Documents, as affected by Change Orders, without material deviation therefrom as certified by Landlord's Architect and confirmed by Tenant's Architect, which confirmation shall not be unreasonably withheld, delayed or conditioned, with the exception of minor items which can be fully completed by Landlord within thirty (30) days without material interference with Tenant and other items which because of the season or weather or the nature of the item are not practicable to do at the time, provided that none of said items is necessary to perform Tenant's Work (collectively "Punch List Items"), (ii) if Tenant's Work has not then commenced, a Certificate of Occupancy from the City of Cambridge (or a Temporary Certificate of Occupancy with conditions which can be satisfied without material interference with the performance of Tenant's Work ) shall have been obtained,
(iii) the Premises are broom clean and free of debris except to the extent, if any, resulting from Tenant's Work, and (iv) all utilities required for the use of the Premises have been brought by Landlord to the location(s) shown on the Final Design Documents, as the same may be affected by Change Orders; provided, however, that if the Substantial Completion Date does not occur on or before the Scheduled Substantial Completion Date due to any Tenant Delay, then solely for purposes of determining the Commencement Date under Section 2.2 and other applicable provisions of this Lease, the Base Building Improvements shall be deemed to be substantially completed, and the Substantial Completion Date shall be deemed to have occurred, on the date on which the Substantial Completion Date would have occurred taking into account any Force Majeure Events but without taking into account any Tenant Delay. If Landlord's Architect has certified that the Base Building Improvements are substantially complete but Tenant's Architect does not confirm the same within five (5) business days thereafter, Landlord's Architect and Tenant's Architect shall immediately select a third independent architect who shall conclusively determine whether the Base Building Improvements are substantially complete. Landlord and Tenant shall share equally the costs of such third architect. Landlord's Work shall be deemed to have been performed as of the date on which the Base Building Improvements are substantially complete (as certified by Landlord's Architect and confirmed by Tenant's Architect or such independent architect) except for latent defects, Punch List Items and items which do not conform with the requirements of the Final Design Documents, as affected by Change Orders, and as to which Tenant or Tenant's Architect shall have given written notice to Landlord prior to such date. If Tenant or Tenant's Architect does not provide such written notice prior to the date on which the Base Building Improvements are substantially complete, a certificate of substantial completion by a licensed architect or registered engineer shall be conclusive evidence that Landlord has performed all such obligations except for latent defects, Punch List Items and items stated in such certificate to be incomplete or not in conformity with such requirements. Landlord shall use reasonable and diligent efforts to complete Punch List Items within thirty (30) days after the Substantial Completion Date and in a manner which will not unreasonably interfere with the performance of Tenant's Work (as defined in Section 3.2.1 hereof). Landlord represents that Landlord has the capacity to effect financial arrangements to enable Landlord to complete Landlord's Work, and to otherwise enable Landlord to fulfill all of its obligations under this Lease. After the commencement of construction of Landlord's Work, Landlord shall furnish to Tenant, at Tenant's request, a copy of the portions of Landlord's financing commitment for construction of the Building confirming the availability of construction financing therefor. Tenant agrees to observe any reasonable limitations on dissemination thereof to others that Landlord may impose.

       Notwithstanding the foregoing, (A) if Landlord has not commenced the Environmental Remediation of the Lot by the date set forth in the Progress Schedule, (B) if Landlord has not filed a Response Action Outcome Statement (as such term is defined in the Massachusetts Contingency Plan, 310 CMR 40.0000 ET SEQ., as amended ("MCP")) for the Lot by the date set forth in the Progress Schedule, (C) if a building permit for the Base Building Improvements has not been issued by the date set forth in the Progress Schedule, (D) if construction of the Base Building Improvements has not commenced by the date set forth in the Progress Schedule (each of the foregoing being referred to as a "Landlord Milestone Date"), Tenant shall have the right to terminate this Lease as hereinafter set forth. Upon request of Tenant, Landlord shall provide such evidence as Tenant reasonably may request to evidence achievement of each Landlord Milestone Date. Each of the Landlord Milestone Dates shall be extended by one business day for each day of Tenant Delay occurring before a respective Landlord Milestone Date. If

Landlord is in default with respect to any Landlord Milestone Date, as extended as aforesaid by any Tenant Delay, Tenant shall notify Landlord within five (5) business days thereof. If Landlord does not cure the default or alleged default within thirty (30) business days after receipt of such notice, Tenant, upon written notice, may thereupon terminate this Lease.

       If the Garage and the streets and roadways of the Complex necessary for access to the Building and Garage are not substantially complete by the date of substantial completion of Tenant's Work to be performed in connection with Tenant's initial occupancy of the Premises then Tenant, as Tenant's sole remedy, shall receive a credit against the initial and succeeding payments of the Parking Fee due hereunder, until such credit is fully exhausted, equal to two day's Parking Fee (for all of Tenant's Garage Parking Spaces or for such number of Tenant's Garage Parking Spaces as may be unavailable, as applicable) for each day from substantial completion of Tenant's Work until the Garage and such street and roadway work are substantially complete.

       In the event Landlord's Work shall not be substantially completed by the Scheduled Substantial Completion Date specified in Section 1.1 (as and to the extent such Scheduled Substantial Completion Date may be extended by Tenant Delays and delays caused by Force Majeure Events), then after the Term does commence, Tenant, as Tenant's sole remedy, shall receive a credit against the initial and succeeding payments of Annual Fixed Rent due hereunder, until such credit is fully exhausted, equal to one day's Annual Fixed Rent for each day from the Scheduled Substantial Completion Date (as so extended) until the date that Landlord's Work is substantially completed.

       In the event Landlord's Work shall not be substantially completed within one hundred eighty (180) days after the Scheduled Substantial Completion Date (as and to the extent such Scheduled Substantial Completion Date may be extended by Tenant Delays and delays caused by Force Majeure Events) (such 180th day is referred to herein as the "Outside Completion Date"), Tenant may at any time thereafter, but prior to Landlord's Work being substantially completed, notify Landlord of Tenant's election to terminate this Lease. Tenant shall give Landlord no less than thirty (30) days' prior notice of Tenant's intention to terminate this Lease before notifying Landlord of Tenant's election to terminate this Lease; it being understood and agreed, however, that Tenant may give notice of such intention as early as thirty (30) days prior to the Outside Completion Date.

       3.2.1. PERFORMANCE OF TENANT'S WORK.

       Except for the Base Building Improvements to be performed by Landlord in accordance with the Design Documents, all of Tenant's initial interior improvements, fixtures, finishes, furnishings, furniture, telephones, movable equipment and signs (collectively, "Tenant's Work"), shall be performed and provided at the sole cost and expense of Tenant. Tenant's performance of Tenant's Work shall be coordinated with any work being performed by Landlord and/or by any Affiliate of Landlord in the Building, on the Lot or in the Complex in such manner as to maintain harmonious labor relations during the performance of Landlord's Work (which Landlord expects will be performed by union contractors) and thereafter and not to damage the Building or Lot or interfere with Building or Lot operations or with any work being performed by or on behalf of Landlord or any Affiliate of Landlord in the Complex. All work described in

Tenant's Work shall be performed by an Approved Contractor. For purposes of this Lease, an "Approved Contractor" shall mean a contractor or mechanic identified by Tenant in writing, who has been approved by Landlord in writing (such approval not to be unreasonably withheld, delayed or conditioned). Contractors may be approved in one of two ways. First, Tenant may submit to Landlord in writing from time to time a list (or a revised list) of contractors that Tenant anticipates using from time to time to perform Tenant's Work. If Landlord fails to object to any of the contractors identified on such list within ten (10) days after receipt of such list from Tenant, all contractors identified on such list shall be deemed "Approved Contractors". Second, Tenant may submit to Landlord from time to time requests for Landlord to approve specific contractors (not already on the list of Approved Contractors) to perform Tenant's Work. Landlord shall have the right, upon written notice to Tenant to withdraw its approval of any previously Approved Contractors at any time for any cause as determined in Landlord's reasonable judgment. A contractor's failure to provide or maintain adequate insurance levels shall be a reasonable basis for Landlord to withhold or withdraw approval unless Tenant notifies Landlord in writing that such contractor shall be covered by insurance then being maintained by Tenant and if Tenant provides documentary evidence that said Contractor is covered and of the amount of coverage. Additionally, Landlord may withhold or withdraw approval of any contractor proposed by Tenant or previously approved by Landlord to perform any Tenant's Work if Landlord determines, in Landlord's sole but reasonable discretion, that any contractor proposed or previously approved by Landlord by Tenant for the performance of any Tenant's Work does not have a sufficient bonding capacity or may cause picketing, labor unrest, strikes, protests or similar activities (collectively "Labor Unrest"). If after approval of an Approved Contractor by Landlord, any Labor Unrest shall occur or be threatened on account of any Tenant's Work, Landlord shall have the right to require cessation of Tenant's Work until resolution of such Labor Unrest. Except as set forth in Sections 3.2.1 and 5.1.10 hereof, all initial Tenant's Work which may constitute a fixture, part of the real estate, a part of a Building system or Building utilities shall become a part of the Premises and upon termination of this Lease shall be considered to be the property of the Landlord.

       Unless Tenant agrees to readapt the Premises for a typical general office layout prior to the expiration or termination of the Lease, Tenant shall not effect any Tenant's Work (or any alterations or additions to the Premises after performance of the initial Tenant's Work) that might require any unusual expense to reuse the Premises for any general office use.

       Tenant's Work shall be performed in accordance with complete, consistent, final construction drawings and specifications ("Construction Documents") approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed. The Construction Documents shall be prepared and stamped by Tenant's Architect. Landlord reserves the right to reject, in whole or in part, any or all of the Construction Documents which in its reasonable opinion fail to comply with Sections 3.2.1, 3.3 and 5.1.5 of this Lease within fifteen (15) business days of its receipt thereof (the "Review Period"). The Review Period shall not commence unless and until Tenant delivers a complete set of Construction Documents. If Landlord shall disapprove the Construction Documents, it shall state specifically the reasons therefor, and Tenant shall promptly revise and resubmit the Construction Documents. If Landlord fails to respond to Tenant's request for approval of the Construction Documents within the Review Period, then the Construction Documents shall be deemed approved. Upon completion of Tenant's Work to prepare the Premises for Tenant's initial occupancy,

Tenant shall provide Landlord with a set of as-built plans, and operating and maintenance manuals therefor.

       Tenant shall be solely responsible for the liabilities of and expenses of all architectural and engineering services relating to Tenant's Work and for the adequacy, accuracy, and completeness of the Construction Documents approved by Landlord. The Construction Documents (i) shall set forth in detail the requirements for construction of the Tenant's Work (including all architectural, mechanical, electrical and structural drawings and detailed specifications),
(ii) shall be fully coordinated with one another and with field conditions as they exist in the Premises and elsewhere in the Building, and (iii) shall show all work necessary to complete the Tenant's Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and components of the Building. Tenant agrees to indemnify and hold Landlord harmless if any Tenant's Work described in the Construction Documents (a) fails to comply with all applicable laws, regulations, building codes, building design standards, the Development Approvals and Subsequent Approvals, (b) in any manner affects any structural component of the Building (including, without limitation, exterior walls, exterior windows, core walls, roofs or floor slabs), (c) in any respect is incompatible with the electrical and mechanical components and systems of the Building, (d) affects the exterior of the Building, (e) fails to conform to floor loading limits, and (f) with respect to all materials, equipment and special designs, processes or products, infringes any patent or other proprietary rights of others. Landlord's approval or deemed approval of the Construction Documents and the performance of Tenant's Work pursuant to the Construction Documents shall not result in any liability of Landlord, and Landlord's approval of Construction Documents shall signify only Landlord's consent to Tenant's Work shown thereon and shall not result in any responsibility of Landlord concerning compliance of Tenant's Work with laws, regulations, or codes, coordination of any aspect of Tenant's Work with any other aspect of Tenant's Work, or the feasibility of constructing Tenant's Work without material damage or harm to the Building, all of which shall be the sole responsibility of Tenant.

       If Tenant enters into a contract with Landlord's Contractor for the performance of Tenant's Work to prepare the Premises for Tenant's initial occupancy, Landlord agrees that Tenant shall have a license to enter the Premises at such time or times prior to the Term Commencement Date as Landlord, in its sole but reasonable discretion, may permit to enable Tenant to carry out Tenant's Work. Upon any such entry by Tenant prior to the Term Commencement Date, Tenant shall be subject to, and perform all of its obligations under this Lease except for the obligation to pay Rent, which obligation shall not arise until the Term Commencement Date occurs.

       An Approved Contractor may be used by Tenant until Landlord notifies Tenant that an Approved Contractor is no longer approved due to such Approved Contractor's failure to comply in any material respect with the requirements of the Construction Documents and/or this Lease. Tenant shall procure all necessary governmental permits, licenses and approvals before undertaking any Tenant's Work. When any Tenant's Work is in progress, Tenant shall cause to be maintained insurance as may be required by Landlord covering any additional hazards due to such Tenant Work, for the benefit of Landlord. It shall be a condition of Landlord's approval of any Tenant's Work that certificates of such insurance issued by a responsible insurance company qualified to do business in Massachusetts and having a Best's Insurance Rating of A- or better, shall have been deposited with Landlord, that Tenant has provided Tenant's certification of the insurable value of the work in question for casualty insurance purposes, and that all of the other conditions of the Lease have been satisfied. Tenant shall reimburse Landlord for up to $25,000 of the reasonable, out-of-pocket, third party costs of reviewing proposed Construction Documents and Tenant's Work and inspecting installation of the same. At all times while performing Tenant's Work, Tenant shall require each Approved Contractor performing Tenant's Work to comply with all applicable laws, regulations, permits and policies relating to such work. In performing Tenant's Work, each Approved Contractor shall comply with Landlord's requirements set forth in
Section 3.2.1, Section 3.3, Section 5.1.5 and Section 5.2.3 hereof relating to the time and methods for such work, use of delivery elevators and other Building facilities and each Approved Contractor shall not interfere with or disrupt Landlord's Contractor. Each Approved Contractor shall in all events work on the Premises without causing labor disharmony, coordination difficulties, or delay or impairment of any guaranties, warranties or obligations of any contractors of Landlord and without causing unreasonable interference with the rights of other tenants in the Building. If any Approved Contractor uses any Building services or facilities prior to the Commencement Date, such Contractor, jointly and severally with Tenant, shall agree to reimburse Landlord for the cost thereof based on Landlord's schedule of charges established from time to time (and if no such charges have been established, then based on Landlord's reasonable charge established at the time). Tenant shall include a provision in each contract with each Approved Contractor whereby such Approved Contractor shall, by entry into the Building or onto the Lot or Complex, agree to indemnify and hold Landlord harmless from any claim, loss or expense arising in whole or in part out of any act or neglect committed by such person while in the Building or on the Lot or Complex, to the same extent as Tenant has so agreed in this Lease, which indemnities of Tenant and Approved Contractor shall be joint and several.

       Subject to Tenant's right to contest amounts due to any Approved Contractor, Tenant shall pay on or prior to date when any such payment is due the entire cost of all Tenant's Work so that the Premises shall always be free of liens for labor or materials. If any mechanic's lien (which term shall include all similar liens relating to the furnishing of labor and materials) is filed against the Premises, the Building, the Lot or the Complex or any part thereof (regardless of whether Tenant contests the same) which is claimed to be attributable to Tenant, its agents, employees or contractors, Tenant shall promptly discharge the same by payment or filing any necessary bond within thirty (30) days after Tenant has notice (from any source) of such mechanic's lien. Tenant shall prepare and complete not less than seventy-five percent (75%) of the Rentable Square Footage of Premises for Tenant's occupancy within nine
(9) months after the Substantial Completion Date. If Tenant does not prepare and complete the entire Premises for Tenant's occupancy within nine (9) months after the Substantial Completion Date, Tenant shall deposit with Landlord on or before the end of such nine-month period a completion bond, letter of credit or similar security in the amount of Landlord's reasonable estimate of the cost to so complete the Premises. The form and substance of such bond, letter of credit or similar security shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed.

       After the performance of Tenant's Work to prepare the Premises for Tenant's initial occupancy, (i) all Tenant's Work shall be subject to all provisions of this Lease relating to Tenant's Work to prepare the Premises for Tenant's initial occupancy, except as expressly set forth herein, and (ii) Landlord and Tenant shall agree in writing, at the time Landlord approves any alteration or addition, whether Tenant will be required to, permitted to or forbidden to, at Tenant's sole cost and expense, remove any such alteration or addition and/or to readapt, repair or restore the Premises to substantially the condition the same were in prior to such alteration or addition upon the expiration or termination of this Lease. Landlord's approval of any alteration or addition which is not a Minor Alteration (as hereinafter defined in this Section 3.2) shall be deemed to have been given if Landlord fails to notify Tenant of its objection thereto within fifteen (15) business days after Tenant's request for such approval. In circumstances in which Tenant desires the right to remove additions or alterations at the expiration or termination of this Lease, Landlord shall reasonably agree, and such agreement shall not be unreasonably withheld, conditioned or delayed (and shall be deemed to have been given if Landlord fails to notify Tenant of its objection thereto within fifteen (15) business days after Tenant's request for such agreement), to permit such removal where items installed by Tenant are in the nature of equipment, but are so affixed to Building that such items may be construed as fixtures. Tenant's rights to remove additions or alterations hereunder shall not apply to replacement of items included in Tenant's Work that are replaced due to the fact that such items have worn out or become substantially obsolete. After the performance of Tenant's Work, all changes and additions shall be part of the Building except such items as by writing at the time of approval the parties agree either shall be removed or left by Tenant on termination of this Lease, or shall be removed or left at Tenant's election.

       Notwithstanding the foregoing, the parties hereby agree that for any non-structural alterations or additions to the Premises which do not involve modifications to the Building operating systems and for which the cost may be reasonably estimated to be less than $100,000 (each a "Minor Alteration"): (i) Landlord's prior written consent shall not be required unless such Minor Alteration requires a building permit from the City of Cambridge, in which case Landlord's reasonable consent shall be required, provided that such consent shall be deemed to have been given if Landlord fails to notify Tenant of its objection to such Minor Alteration within five (5) days after Tenant's request for Landlord's consent with respect thereto, and (ii) if Landlord's consent was not obtained therefor, upon the expiration or termination of this Lease, Tenant shall readapt, repair and restore the affected portion of the Premises to substantially the condition the same were in prior to such Minor Alteration. Additionally, Tenant shall give prior written notice to Landlord of any Minor Alteration for which the cost may be reasonably estimated to be less than $100,000 but greater than $25,000 and regardless of whether Landlord's consent is required.

       The parties further agree that after the performance of Tenant's Work to prepare the Premises for Tenant's initial occupancy (a) any request for Landlord's consent to any alteration or addition (including, without limitation, any Minor Alteration) shall be accompanied by drawings and specifications in reasonable detail given the size and scope of the proposed alteration or addition, and (b) Tenant shall furnish Landlord as-built drawings showing any and all alterations or additions (including, without limitation, any and all Minor Alterations) made by Tenant or any assignee, sublessee or licensee of Tenant within 30 days after completion of the same.

3.3    GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION.

       All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done at the sole risk of the party performing such work, in a good and workmanlike manner employing new materials of good quality, and in compliance with all Development Approvals, Subsequent Approvals, applicable laws, codes, ordinances, regulations and orders of any governmental authority or insurer of the Building, including the Americans with Disabilities Act (42 U.S.C. ss. 12101 ET SEQ.) and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto (collectively, the "ADA Requirements"). Either party may inspect the work of the other at reasonable times and shall give notice of observed defects. Landlord shall not be responsible for any loss, damage, or injury resulting from the installation of any components, fixtures, or equipment provided they were appropriately specified and installed in accordance with the manufacturer's or supplier's instructions; provided, however, that Landlord shall assign any and all contractor's, manufacturer's and supplier's warranties with respect to the Base Building Improvements, including, without limitation, Landlord's Contractor's warranty as set forth in the Construction Contract, to Tenant for the Term of this Lease, upon the expiration or sooner termination of which such warranties shall automatically revert to Landlord.

3.4    REPRESENTATIVES.

       Each party authorizes the other to rely in connection with their respective rights and obligations under this Article III upon approval and other actions on the party's behalf by Landlord's Representative in the case of Landlord and Tenant's Lease Representative in the case of Tenant lease matters and Tenant's Construction Representative, in the case of Tenant design and construction matters, or by any person hereafter designated in substitution or addition by notice to the party relying.

3.5    LANDLORD INDEMNITY AND CORRECTION OF LANDLORD'S WORK.

       Landlord agrees to indemnify and hold Tenant harmless if any of Landlord's Work described in the Final Design Documents (a) fails to comply with all applicable laws, regulations, building codes, building design standards, the Development Approvals and Subsequent Approvals and (b) with respect to all materials, equipment and special designs, processes or products, infringes any patent or other proprietary rights of others. If within one year after the Substantial Completion Date (i) any item of Base Building Improvements does not conform with the Final Design Documents or (ii) there is any latent defect or any other defect in the Base Building Improvements caused by faulty workmanship performed on behalf of Landlord or materials installed on behalf of Landlord, Landlord, upon written notice thereof from Tenant prior to the expiration of such one-year period, shall forthwith cause such nonconformity or defect to be corrected without cost or expense to Tenant.

                                   ARTICLE IV

                                      RENT

4.1    FIXED RENT.

       (a) MONTHLY INSTALLMENTS; DEFINITIONS. Commencing on the Commencement Date, Tenant covenants and agrees to pay Fixed Rent (as hereinafter defined) for the Premises to Landlord by wire transfer as Landlord may from time to time direct in writing, without any offset or reduction whatsoever (except as may be made in accordance with the express provisions of this Lease), or in the absence of wire transfer instructions from Landlord, at the Original Address of Landlord or at such other place or to such other person or entity as Landlord may by notice to Tenant from time to time direct, in the amount of (x) the Annual Fixed Rent Rate set forth in Article I multiplied by (y) the Rentable Square Footage of the Premises, and subject to adjustment as set forth in Sections 4.1(b), 5.1.2, 10.11 and 10.12 hereof (collectively "Fixed Rent" or "Annual Fixed Rent"), in equal installments equal to 1/12th of the Fixed Rent in advance on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, at that rate payable in advance for such portion.

       (b) ADJUSTMENT OF ANNUAL FIXED RENT. On the tenth anniversary of the Commencement Date, each of the Annual Fixed Rent for the Premises (as initially demised to Tenant) determined pursuant to Section 1.1 hereof, and the Annual Fixed Rent for the Expansion Spaces as determined pursuant to
Section 10.11 hereof, shall be increased by an amount determined by multiplying the Annual Fixed Rent for the first Lease Year by twenty-one and nine tenths percent (21.9%). For example, if for the first Lease Year the Annual Fixed Rent for the Premises (as initially demised to Tenant) is *****, such increase shall equal ***** and if the Annual Fixed Rent (including the TI Factor) for both the Expansion Spaces as determined pursuant to Section 10.11(c) is *****, such increase shall equal *****. The respective Annual Fixed Rent for the Premises (as initially demised to Tenant) and the Expansion Spaces, increased as aforesaid, shall be effective from the tenth anniversary of the Commencement Date through the end of the fifteenth Lease Year.

       (c) Landlord shall send advance written notice to Tenant on a monthly basis of the amount of Fixed Rent and Additional Rent due pursuant to this Lease; such advance written notice shall be given not later than five (5) business days prior to the first day of each calendar month.

4.2    ADDITIONAL RENT.

       As used herein, the term "Additional Rent" shall mean all rent, charges and other sums, other than Fixed Rent, due Landlord pursuant to this Lease. All regularly recurring items of Additional Rent, such as the Annual Maintenance Charge, shall be paid by Tenant to Landlord by wire transfer as Landlord may from time to time direct in writing, or in the absence of wire transfer instructions from Landlord, at the Original Address of Landlord. Nonrecurring items of Additional Rent shall be paid by Tenant to Landlord by check or wire transfer as Tenant may from time to time elect. In order that the Fixed Rent shall be absolutely net to Landlord,

* Confidential Treatment has been requested for the marked portion pursuant to Rule 24b-2 and filed separately with the Commission.

commencing on the Commencement Date, Tenant covenants and agrees to pay, as Additional Rent, without any offset or reduction whatsoever except as expressly set forth in this Lease, taxes, municipal or state betterment assessments, insurance costs, utility charges and the Annual Maintenance Charge with respect to the Premises as provided in this Section 4.2 as follows:

       As used herein, the term "Estimated Annual Additional Rent" shall mean and refer to Landlord's estimate of the total amount of Additional Rent which may be due from Tenant for any particular Lease Year with respect to the Building, Lot and Complex. Landlord shall furnish Tenant with a statement within sixty (60) days after the commencement of each Lease Year setting forth the amount of Landlord's Estimated Annual Additional Rent for such Lease Year. Landlord's good faith estimate of the Estimated Annual Additional Rent for the first "fiscal year" (as such term is defined in Section 4.2.4 hereof) of the Term is set forth in Section 1.1 as the "Initial Estimated Annual Additional Rent for Building" and "Initial Estimated Annual Additional Rent for Complex".

       4.2.1 REAL ESTATE TAXES. Tenant shall pay directly to the Landlord: (i) Tenant's Proportionate Fraction for Building and Tenant's Proportionate Fraction for Complex, respectively, of all taxes, assessments (special or otherwise), levies, fees, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time during the Term hereof, imposed or levied upon or assessed against the Premises, the Building, the Lot or the Complex, and
(ii) the full amount of any tax or assessment imposed or levied upon or against
(A) any Fixed Rent, Additional Rent or other sum payable hereunder, (B) this Lease, or the leasehold estate hereby created, or which arise in respect of the operation, possession or use of the Premises; (C) all gross receipts or similar taxes imposed or levied upon, assessed against or measured by any Fixed Rent, Additional Rent or other sum payable hereunder; and (D) all sales, value added, use and similar taxes at any time levied, assessed or payable on account of the acquisition, leasing or use of the Premises (and Tenant's Proportionate Fraction for Building and Tenant's Proportionate Fraction for Complex, respectively, of any such taxes if they are levied, assessed or payable on account of the acquisition, leasing or use of the entire Building Lot or the Complex) which may become a lien on the Building, the Lot, the Premises or the Complex (collectively "taxes and assessments" or if singular "tax or assessment"). For each tax or assessment period, or installment period thereof, wholly included in the Term, all such payments shall be made by Tenant not more than twenty (20) days after receipt of an invoice therefor. For any fraction of a tax or assessment period, or installment period thereof, included in the Term at the beginning or end thereof, Tenant shall pay to Landlord, within twenty 20 days after receipt of an invoice therefor, Tenant's Proportionate Fraction for Building and Tenant's Proportionate Fraction for Complex, as applicable, of taxes and assessments so levied or assessed or becoming payable which is allocable to such included period. At Landlord's option, Tenant shall pay taxes and assessments in accordance with Section 4.2.5 hereof. Subject to Tenant's payment to Landlord of taxes and assessments as and when required by this
Section 4.2.1, Landlord agrees to pay such tax and assessments to the proper authorities prior to delinquency and to provide Tenant with evidence of such payment upon request therefor. Anything herein to the contrary notwithstanding, if and to the extent that the Lot is not a separately assessed parcel, Landlord shall make reasonable allocation of any taxes and assessments between the Lot and the Building and the Complex of which the Lot is a part.

       Tenant may apply for any abatement of, or otherwise contest, any tax or assessment, provided that the expenses of such proceedings, including, without limitation, any penalties, interest, late fees or charges, and attorneys' fees incurred as a result thereof, shall be paid by Tenant. Landlord and Tenant shall discuss and may mutually agree upon any other tax initiatives available for the Lot or Building.

       Nothing contained in this Lease shall, however, require Tenant to pay any income taxes, excess profits taxes, excise taxes, franchise taxes, or any taxes or assessments with respect to the Garage and other buildings leased or available for lease (and the parcels of land upon which such buildings are situated), other than the Building, the Lot and any building or portion of a building in the Complex which is not designed and available for lease to third parties (and the parcel(s) of land on which the same may be located) in the Complex ("Excluded Taxes"), estate, succession, inheritance or transfer taxes, provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Building, the Lot, or the Complex or all of them, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based ("Substitute Taxes"), Tenant's Proportionate Fraction for Building and Tenant's Proportionate Fraction for Complex, respectively, of Substitute Taxes shall be payable by Tenant; provided, however, that (i) Tenant's obligation with respect to the aforesaid Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Building and Lot and buildings not available for lease (and the parcel(s) of land on which the same may be located) were the only property of Landlord, and (ii) only that portion of the Substitute Taxes in excess of the Excluded Taxes shall be payable by Tenant. Landlord shall furnish to Tenant a copy of any notice of any public, special or betterment assessment received by Landlord concerning the Building and Lot.

       4.2.2 INSURANCE.

             4.2.2.1 INSURANCE TAKEN OUT BY TENANT.

             Tenant shall take out and maintain throughout the Term of this Lease the following insurance:

             (a) Comprehensive general liability insurance indemnifying Landlord and Tenant against all claims and demands for (i) injury to or death of any person or damage to or loss of property, on the Premises, in the Building or on the Lot or adjoining walks, streets or ways, or connected with the use, condition or occupancy of any thereof unless caused by the negligence of Landlord or its servants or agents, (ii) violation of this Lease, or (iii) any act, fault or omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1, and, from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises, Building and Lot are located for property similar to the Premises, Building and Lot and used for similar purposes, PROVIDED, HOWEVER, Landlord shall not require an increase in such limits more frequently than once every three years, and in no event shall such limits exceed the limits required for buildings in Cambridge similar to the Building, and shall be written on the "Occurrence Basis"; and

             (b) Worker's compensation insurance with statutory limits covering all of the Tenant's employees working on the Premises.

All insurance required to be carried by Tenant pursuant to this Lease may be provided under one or more "blanket" insurance policies covering other locations and facilities operated by Tenant or any Affiliate of Tenant, provided that such blanket policies otherwise comply with the provisions of this Section. In addition, Tenant may satisfy the $10,000,000 per occurrence liability insurance coverage, as the same may be increased pursuant to Section 4.2.2.1(a) hereof, with excess liability (so-called "umbrella") coverage, so long as Tenant maintains primary liability coverage of not less than $5,000,000, as the same may be increased pursuant to Section 4.2.2.1(a) hereof.

             (c) Landlord acknowledges that Tenant shall have the right, at its sole election, and at Tenant's sole expense, independently to obtain all risk fire and casualty and boiler/sprinkler damage insurance similar to that described in Sections 4.2.2.2(b) and (c) below for the purpose of providing Tenant with insurance proceeds to fund any Tenant's Restoration Fund described in Section 6.1(h) below. However, Tenant shall not be obligated to file any claim or use any proceeds from such insurance for the benefit of Landlord.

             4.2.2.2 INSURANCE TAKEN OUT BY LANDLORD.

             Landlord shall take out and maintain throughout the Term of this Lease the following insurance:

             (a) Comprehensive general liability insurance for the Building, the Lot and the Complex of the same nature and type as described in Section 4.2.2.1(a) of this Lease, and with the same policy limits or such higher policy limits as Landlord may reasonably determine; and

             (b) All risk, fire and casualty insurance on a one hundred percent (100%) replacement cost basis, together with rental loss coverage and, if the Building is located in a flood zone, flood coverage to the extent the same is available, insuring the Building and its rental value, and Complex Common Areas; and

             (c) Insurance against loss or damage from sprinklers and from leakage or explosions or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus, in the so-called "broad form", in such amounts as are customary and commercially reasonable for buildings in the Cambridge, Massachusetts area which are of like kind and quality to the Building and have office uses, and insurance against such other hazards and in such amounts as may from time to time be required by any bank, insurance company or other lending institution holding a first mortgage on the Building, the Lot or the Complex.

             Landlord shall have no obligation to insure Tenant's personal property or chattels, including without limitation, Tenant's trade fixtures.

             4.2.2.3 TENANT REIMBURSEMENT OF INSURANCE TAKEN OUT BY LANDLORD.

             Tenant shall from time to time reimburse Landlord within thirty
(30) days of Landlord's invoice for Tenant's Proportionate Fraction for Building and Tenant's Proportionate Fraction for Complex of Landlord's costs incurred in providing the insurance provided pursuant to Section 4.2.2.2 of this Lease, equitably prorated in the case of blanket policies to reflect the insurance coverage reasonably attributable to the Premises, the Building, the Lot, other buildings in the Complex, and Complex Common Areas, and provided further that Tenant shall reimburse Landlord for all of Landlord's costs incurred in providing such insurance which is attributable to any special endorsement or increase in premium resulting from the business or operations of Tenant, and any special or extraordinary risks or hazards resulting therefrom. At Landlord's option, Tenant shall reimburse Landlord for insurance costs in accordance with
Section 4.2.5 hereof.

             4.2.2.4 CERTAIN REQUIREMENTS APPLICABLE TO INSURANCE POLICIES.

             Policies for insurance provided for under the provisions of Sections 4.2.2.2(b) and 4.2.2.2(c) shall, in case of loss, be first payable to the holders of any mortgages on the Building, the Lot or the Complex under a standard mortgagee's clause, and shall be deposited with the holder of any mortgage or with Landlord, as Landlord may elect. All policies for insurance required to be obtained by either party under the provisions of Section 4.2.2 shall be obtained from responsible companies qualified to do business in the Commonwealth of Massachusetts and in good standing therein, which companies and the amount of insurance allocated thereto shall be subject to Landlord's approval. Each party agrees to furnish the other with certificates of all such insurance which such party is obligated to obtain pursuant to Section 4.2.2 prior to the beginning of the Term hereof and with renewal certificates at least thirty (30) days prior to the expiration of the policy they renew. In addition, Tenant agrees to furnish Landlord with any policies of insurance which Tenant is obligated to obtain hereunder, including any renewal policies, upon request of any of Landlord's mortgagees (provided that Tenant may redact from such policies any Confidential Information, as defined in Section 10.15 hereof). Each such policy required to be maintained by Tenant shall name Landlord and Landlord's Managing Agent (and such mortgagees of Landlord and members or shareholders of Landlord if such mortgagees, members and/or shareholders may be named as additional insureds without additional premium charges to Tenant or, if additional premium charges are required, if Landlord reimburses Tenant for such additional premium charges) as additional insureds and shall be noncancellable with respect to the interest of Landlord, Landlord's Managing Agent and such additional insureds without at least thirty (30) days' prior written notice thereto.

             4.2.2.5 WAIVER OF SUBROGATION.

             All insurance which is carried by either party with respect to the Premises, the Building, the Lot or the Complex or with respect to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom) and without voiding the insurance coverage in force between the insurer and the insured party. In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this Section 4.2.2.5 shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered from such insurance. Tenant shall not acquire as insured under any insurance carried by Landlord on the Premises, the Building, the Lot or the Complex under the provisions of this Section 4.2.2 any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee.

       4.2.3 UTILITIES FOR PREMISES.

       Landlord and Tenant agree that the Design Documents shall include separate metering or submetering of all or certain Utility Services (as hereinafter defined) for the Premises and the Expansion Spaces. Accordingly, to the extent such Utility Services are separately metered or submetered, Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, electricity, telephone and other utilities or services (singularly, "Utility Service" and collectively, "Utility Services") used or consumed on the Premises, whether called charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due. Landlord shall be under no obligation to furnish any utilities to the Premises except as may be shown on the Final Design Documents and Landlord shall not be liable for any interruption or failure in the supply of any such Utility Services to the Premises; provided, however, that in the event such loss or failure is due to Landlord's negligence or willful misconduct, Landlord shall be responsible for restoring the supply of such Utility Services to the Premises but otherwise shall have no liability to Tenant.

       To the extent permitted by law, Landlord shall have the right at any time and from time to time during the Term to contract for or purchase one or more Utility Services from any company or third party, including without limitation, electricity, steam, chilled water and natural gas (collectively "Utilities") providing Utilities (the "Utility Service Provider" or "Utility Service Providers"), which contracts or purchases, in Landlord's reasonable opinion, are likely to result in a reduction in costs for Utility Services to the occupants of the Building or of the Complex taken as a whole. Tenant, at no cost to Tenant, agrees to reasonably cooperate with Landlord and the Utility Service Providers and at all times and, as reasonably necessary, and on reasonable advance notice, shall allow Landlord and the Utility Service Providers reasonable access to any utility lines, equipment, feeders, risers, fixtures, wiring and any other such machinery or personal property within the Premises and associated with the delivery of Utility Services. Tenant may, but shall not be required to, purchase Utilities from respective Utility Service Providers.

       4.2.4 COMMON AREA MAINTENANCE AND EXPENSES.

       Landlord shall maintain the interior and exterior common areas and facilities of the Building and the Lot (collectively, "Building Common Areas") and interior and exterior common areas and facilities of the Complex (collectively, "Complex Common Areas") in the same quality and condition as other comparable first class office buildings in Cambridge, including without limitation, keeping the Building Common Areas and the Complex Common Areas clean and free of debris, keeping the sidewalks, driveways and parking areas reasonably clear of snow and ice, maintaining the exterior landscaping, lighting, parking areas and sidewalks of the Lot and Complex, maintaining passenger elevator service, providing Utility Services to the Premises (if any of such Utility Services are not separately metered or submetered), Building Common Areas and Complex Common Areas, including hot water for lavatory purposes and cold water (at temperatures supplied by the provider thereof) for drinking, lavatory and toilet purposes, providing cleaning and janitorial services to the Premises on Monday through Friday, excluding holidays, provided the same are kept in order by Tenant in accordance with cleaning standards from time to time agreed upon by Landlord and Tenant, and providing security services for the Building, Lot and Complex to a standard comparable to security services provided at other first class office buildings in Cambridge. Landlord's obligations with respect to the foregoing shall be subject to Tenant's right to self-manage the Building as set forth in Section 10.11(h) hereof. Tenant shall maintain the interior of the Premises, including the mechanical, electrical and plumbing systems of the Premises in good order, repair and condition (provided that if Tenant shall fail to effect such repairs or maintenance or Tenant shall elect to have Landlord perform such repairs or maintenance, Landlord may or shall, as applicable, effect such repairs or maintenance and charge the entire cost thereof to Tenant as Additional Rent). Notwithstanding the foregoing, it is expressly understood and agreed that Landlord shall have no liability or responsibility for the storage, containment or disposal of any hazardous or medical waste generated, stored or contained by Tenant, Tenant hereby agreeing to store, contain and dispose of any and all such hazardous or medical waste at Tenant's sole cost and expense in accordance with the provisions of Article V hereof.

       Tenant shall pay to Landlord as Additional Rent the Annual Maintenance Charge computed and payable as follows:

       (1) The Annual Maintenance Charge shall be equal to the sum of the "Annual Building Maintenance and Operation Charge", the "Annual Complex Maintenance and Operation Charge" and the "Nonstandard Charge" as hereinafter defined.

                    (a) The "Annual Building Maintenance and Operation Charge" shall be equal to Tenant's Proportionate Fraction for Building on account of all costs incurred by Landlord during the then current fiscal year in operating the Building and Lot and providing maintenance, including without limitation maintenance, operation and repair of the Lot and the Building and all heating, plumbing, electrical, air conditioning and mechanical fixtures and equipment serving Building Common Areas, Utility Services for Building Common Areas, maintenance of Lot and Building signage, elevators, landscaping, snow removal, trash dumpster rental, trash removal, management fees (which management fees shall have a commercially reasonably relationship to the scope of services to be provided by such manager and which may be based upon a percentage of rent payable by tenants of the Building), amortization of equipment to the extent used for Building or Lot operation and maintenance, and all costs incurred by Landlord in order for Landlord to comply with the Development Approvals and Subsequent Approvals and which are recurring or properly categorized as operating or maintenance costs ("Impositions") and equitably attributable or allocated to the Building or Lot.

                    (b) The "Annual Complex Maintenance and Operation Charge" shall be equal to Tenant's Proportionate Fraction for Complex on account of all costs incurred by Landlord during the then current fiscal year in operating the Complex Common Areas and providing Complex Common Areas maintenance, including without limitation, maintenance, operation and repair of all heating, plumbing, electrical, air conditioning and mechanical fixtures and equipment serving Complex Common Areas, Utility Services for Complex Common Areas, maintenance of Complex Common Area signage, elevators, landscaping, snow removal, trash dumpster rental, trash removal, management fees (which management fee shall have a commercially reasonable relationship to the scope of services to be provided by such manager and which may be based upon a percentage of rent payable by tenants of the Complex), amortization of equipment to the extent used for Complex Common Areas operation and maintenance and all Impositions equitably attributable to or allocated to the Complex.

                    (c) Anything herein to the contrary notwithstanding, the Annual Maintenance Charge shall not include (1) leasing and sales commissions for the Building or any portion thereof or any other building in the Complex, (2) fees paid in connection with any tenant improvement costs for the Building or any other building in the Complex, (3) such other fees and commissions paid in connection with the leasing, re-leasing, extension or renewal of leases for the Building or any other building in the Complex, (4) costs incurred with respect to the operation and maintenance of any other building in the Complex which is leased or available for lease, any rentable space therein or any common areas or facilities in such buildings (except to the extent that Landlord maintains a management office therein or in the Building, in which event Tenant shall pay Tenant's Proportionate Fraction for Complex of the fair market rental value thereof as equitably determined by Landlord), (5) any cost or expense attributable to the underground garage(s) within the Complex, (6) costs and expenses which are properly attributable to a particular building (other than the Building) or a particular tenant thereof, (7) third party management fees for the Building and Complex included in the Annual Maintenance Charge to the extent such fees exceed market rate fees, (8) any management or supervisory fee of Landlord if a third party is managing the Building or Complex (but if Landlord is self-managing the Building or Complex,

                    Landlord shall be entitled to reimbursement of its reasonable costs for managing the Building and Complex provided that in no event may Landlord's costs and fees for self-managing the Building or Complex exceed the costs and fees that a market-rate third party management company would charge for providing comparable services), (9) in the event that any capital repair, improvement or replacement to the Building Common Areas or the Complex Common Areas made by Landlord has a useful life of over one year (as determined in accordance with generally accepted accounting practices consistently applied), then only the amortized cost of such repair, improvement or replacement over said useful life shall be included in the Annual Building Maintenance and Operation Charge or Annual Complex Maintenance and Operation Charge, as applicable, provided that replacement of a capital item shall be of substantially the same quality and/or usefulness as the capital item being replaced or shall be expected to reduce the Annual Maintenance Charge or otherwise provide some other economic benefit to the operation of the Premises, Building, Lot or Complex, as applicable, such as conserving energy or environmental resources, or if such capital item is required by any law enacted after the date hereof, (10) wages, salaries, or other compensation or benefits paid to any persons above the grade of Building manager and Complex manager (or equivalent position), (11) debt service, (12) capital expenditures (except to the extent expressly permitted under this Section), (13) depreciation and amortization (except to the extent expressly permitted under this Section), (14) legal and accounting fees relating to (A) disputes with occupants of the Building or Complex, or (B) disputes with purchasers, prospective purchasers, mortgages or prospective mortgagees,
                    (15) any rent under any ground or underlying lease, (16) any fines or penalties incurred due to violations of law by Landlord or any tenant or other occupant of the Building or Complex, (17) any amount incurred to any entity affiliated with Landlord to the extent the same exceeds the amount which would have been incurred on an arm's length basis in the absence of such affiliation, (18) any interest, fines or penalties incurred or resulting from late payment by Landlord of any operating expense, (19) costs incurred in connection with the Environmental Remediation, (20) any amounts incurred for repairs or other work occasioned by fire, windstorm or other casualty to the extent Landlord is reimbursed by insurance or would have been reimbursed by insurance had Landlord maintained the insurance it is required to maintain under this Lease, (21) costs incurred in connection with the permitting, financing or construction of the Building and Complex, and (22) any so-called asset management fees.

                    (d) Notwithstanding anything herein to the contrary, if Landlord furnishes or makes available any service, utility or facility to less than all of the tenants of the Building or Complex, as applicable, Landlord shall allocate all costs incurred by Landlord on account of such services, utilities or facilities to the tenants of the Building or Complex, as applicable, to whom or to which such services, utilities or facilities are furnished or made available (all such costs being herein referred to as the "Nonstandard Costs"). The "Nonstandard Charge" shall be equal to Tenant's share of Nonstandard Costs equitably allocated to Tenant by Landlord. By way of example, if Landlord furnishes trash services and/or cleaning services to office tenants of the Building, but not to retail tenants, Landlord shall allocate the cost thereof to office tenants and Tenant shall pay Tenant's share thereof as equitably allocated by Landlord. In no event shall any cost incurred by Landlord and payable by Tenant for insurance, Utility Services for the Premises which are separately metered or submetered, and taxes and assessments be included in the Annual Maintenance Charge payable by Tenant.

       Attached hereto as Exhibit B-2 is a list of the Annual Maintenance Charge categories for the Building Common Areas and the Complex Common Areas, insurance, Mitigation Expenses and taxes and assessments. Landlord shall not make any change in the categories set forth thereon without obtaining Tenant's prior consent thereto, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant, however, shall have no right to approve the amount of any costs which may be incurred by Landlord with respect to such categories, except to the extent set forth in Section 10.11(h) hereof. At the beginning of every fiscal year, Landlord shall deliver to Tenant its reasonable estimate of the Annual Maintenance Charge (the "Estimated Annual Maintenance Charge") for the said fiscal year, which estimate may include a reasonable contingency of up to five percent (5%), and Tenant shall make payments on account of the Annual Maintenance Charge monthly in advance on the first day of each calendar month during the Term in the amount of one-twelfth of the Estimated Annual Maintenance Charge. Landlord reserves the right to reasonably re-estimate and modify the Estimated Annual Maintenance Charge by notice to Tenant once annually in each Lease Year (the "Additional Rent Adjustment Date"), and Tenant's payments shall thereupon be adjusted accordingly. Not later than ninety (90) days after the end of each fiscal year during the Term and after Lease termination, Landlord shall render a statement ("Landlord's Statement"), in reasonable detail and according to usual accounting practices, certified by Landlord and showing for the preceding fiscal year or fraction thereof, as the case may be, the actual Annual Maintenance Charge for the said fiscal year or fraction thereof, and thereupon any balance owed by Tenant shall be paid to Landlord within twenty (20) days after Tenant receives written notice thereof, and any excess paid by Tenant under this Section shall be paid to Landlord, or credited to Tenant, on the next rent payment date. Tenant shall have the right for a period of one (1) year following its receipt of Landlord's Statement to examine Landlord's books and records concerning the Annual Maintenance Charge. Such examination may be made only by an independent certified public accounting firm approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord may withhold its approval of any examiner of Tenant who or which is being paid by Tenant, in whole or in part, on a contingent fee basis. As a condition to performing any such examination, Tenant and its examiner shall be required to execute and deliver to Landlord an agreement, in form acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord, the Building or the Complex in connection with such examination. If the Annual Maintenance Charge due was less than the Annual Maintenance Charge paid by Tenant, Landlord shall either promptly refund to Tenant the difference or credit same against rent next due from Tenant.

If the Annual Maintenance Charge due was less than ninety-five percent (95%) of the Annual Maintenance Charge paid by Tenant, Landlord shall reimburse Tenant for the reasonable third-party costs of reviewing Landlord's books and records.

       For purposes of this Lease, the first "fiscal year" shall be the annual period commencing on the Commencement Date and ending on December 31 of the year in which the Commencement Date occurs; subsequently, the term "fiscal year, shall mean each consecutive annual period thereafter, commencing on the day following the end of the preceding fiscal year. Landlord shall have the right from time to time to change the periods of accounting under this Section 4.2.4 to any annual period other than a fiscal year, and upon any such change all items referred to in this Section shall be appropriately apportioned, provided that any such change in the fiscal year shall not result in any inequitable shifting of, or increase in, amounts payable to Landlord by Tenant. In all Landlord's Statements rendered under this Section, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a Landlord's Statement shall be included therein on the basis of Landlord's estimate, and with respect thereto Landlord shall render promptly after determination a supplemental Landlord's Statement, and appropriate adjustment shall be made according thereto. All of Landlord's Statements shall be prepared on an accrual basis of accounting.

       Notwithstanding any other provision of this Section 4.2.4, if the Term expires or is terminated as of a date other than the last day of a fiscal year, then for such fraction of a fiscal year at the end of the Term, Tenant's last payment to Landlord under this Section 4.2.4 shall be made on the basis of Landlord's best estimate of the items otherwise includable in Landlord's Statement and shall be made on or before twenty (20) days after Landlord delivers such estimate to Tenant. Landlord shall thereafter prepare a Landlord's Statement showing the actual Annual Maintenance Charge for such fiscal year, as hereinabove provided, and an appropriate payment or refund shall thereafter promptly be made upon submission of such Landlord's Statement to Tenant.

       4.2.5 PAYMENTS ON ACCOUNT OF TAXES, INSURANCE AND UTILITIES.

       Tenant shall make payments on account of the Annual Tax, Insurance and Utility Charge (as hereinafter defined) monthly in advance on the first day of each calendar month during the Term, which payments shall initially be in the amount of the sum of the Initial Tax Charge, the Initial Insurance Charge and the Initial Utility Charge (the "Estimated Initial Tax, Insurance and Utility Charges"). At the beginning of every fiscal year, Landlord shall deliver to Tenant its reasonable estimate of the Annual Tax, Insurance and Utility Charge ("the Estimated Annual Tax, Insurance and Utility Charge") for said fiscal year, and, in lieu of payments of one twelfth of the Estimated Initial Tax, Insurance and Utility Charge, Tenant shall make payments on account of the Annual Tax, Insurance and Utility Charge monthly in advance on the first day of each calendar month during the Term in the amount of one-twelfth of the Estimated Annual Tax, Insurance and Utility Charge. Landlord reserves the right to reasonably re-estimate and modify the Estimated Annual Tax, Insurance and Utility Charge by notice to Tenant once annually on the Additional Rent Adjustment Date (as defined in Section 4.2.4 hereof), and Tenant's payments shall thereupon be adjusted accordingly.

       Not later than ninety (90) days after the end of each fiscal year during the Term and after Lease termination, Landlord shall render a statement in reasonable detail and according to usual accounting practices certified by Landlord and showing for the preceding fiscal year or fraction thereof, as the case may be, the actual Annual Tax, Insurance and Utility Charge for the said fiscal year or fraction thereof, and thereupon any balance owed by Tenant or excess paid by Tenant under this Section shall be paid to Landlord, or credited to Tenant, as the case may be, within twenty (20) days thereafter. As used herein, the term "Annual Tax, Insurance and Utility Charge" shall mean and refer to the amount of funds paid by Tenant pursuant to Section 4.2.1, 4.2.2 and 4.2.3 for the fiscal year in question for costs actually incurred by Landlord (without any mark-up for Landlord's overhead or profit). All payments under this Section shall to the extent thereof relieve Tenant of its obligations under said Sections 4.2.1, 4.2.2 and 4.2.3 hereof.

       Landlord shall have the right from time to time to change the periods of accounting under this Section 4.2.5 to any annual period other than a fiscal year (but not more frequently than once every three years), and upon any such change all items referred to in this Section shall be appropriately apportioned, provided that any such change in accounting periods shall not result in any inequitable shifting of, or increase in, amounts payable to Landlord by Tenant. In all Landlord's annual statements rendered under this Section, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of such a statement shall be included therein on the basis of Landlord's estimate, and with respect thereto Landlord shall render promptly after determination a supplemental statement, and an appropriate adjustment shall be made according thereto. All of landlord's statements under this Section shall be prepared on an accrual basis of accounting.

       Notwithstanding any other provision of this Section 4.2.5, if the Term expires or is terminated as of a date other than the last day of a fiscal year, then for such fraction of a fiscal year at the end of the Term, Tenant's last payment to Landlord under this Section 4.2.5 shall be made on the basis of Landlord's best estimate of the items otherwise includable in the annual statement rendered by Landlord under this Section and shall be made on or before the later of (a) twenty (20) days after Landlord delivers such estimate to Tenant or (b) the last day of the Term, with an appropriate payment or refund to be made upon submission of Landlord's statement.

4.3    LATE PAYMENT OF RENT.

       If any installment of rent is paid after the date the same was due (or if such due date is not a business day, on the first business day after such due date), at Landlord's election it shall bear interest from the due date (or if such due date is not a business day, from the first business day after such due date) at the higher of (a)(i) the annual rate of interest payable by Landlord to its mortgagee(s) or (ii) the prime commercial rate of Fleet National Bank or its successor(s), as it may be adjusted from time to time, plus (b) four percent (4%) per annum, but in no event more than the highest rate of interest allowed by applicable law. Any amounts due under this Section 4.3 shall be Additional Rent.

                                    ARTICLE V

                          TENANT'S ADDITIONAL COVENANTS

5.1    AFFIRMATIVE COVENANTS.

       Tenant covenants at its expense at all times during the Term and for such further time as Tenant occupies the Premises or any part thereof:

       5.1.1 PERFORM OBLIGATIONS.

       To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

       5.1.2 OCCUPANCY AND USE.

       Except for (i) the period of time permitted by this Lease for Tenant to perform Tenant's Work to prepare the Premises for Tenant's initial occupancy as set forth in Section 3.2.1 and (ii) a period of six (6) months at the end of the Term, and (iii) temporary vacancies of not more than forty percent (40%) of the Premises at any one time, continuously from the Commencement Date, to use and occupy the Premises only for the Permitted Uses, and from time to time, to procure all licenses and permits necessary therefor at Tenant's sole expense, and to the extent set forth in Section 10.21 hereof, with Landlord's cooperation. Without limitation, Tenant shall comply in all material respects with all federal, state, and municipal laws, ordinances, and regulations governing, and all Development Approvals, Subsequent Approvals and Title Exceptions applicable to, Tenant's particular use or manner of use of the Premises. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits directly relating or incident to: the conduct of its office activities on the Premises; its, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste. Within thirty (30) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord, Tenant shall furnish Landlord with copies of all such permits which Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits which Tenant possesses or has obtained with respect to the Premises. Tenant shall be entitled to redact any Confidential Information from the copies of such permits and accompanying certificates of Tenant. Tenant shall promptly give notice to Landlord of any warnings or violations relative to the matters described in this Section 5.1.2 received from any federal, state, or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, acceptable to Landlord to protect Landlord, the Building, the

Lot and the Complex from any liability, costs, damages or expenses arising in connection with such violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (v) Tenant shall certify to Landlord's satisfaction that Tenant's decision to delay such cure shall not result in any actual or threatened bodily injury or property damage to Landlord, any tenant or occupant of the Building, the Lot or the Complex, or any other person or entity. Landlord agrees that any Confidential Information gained or obtained by Landlord pursuant to this Section 5.1.2 shall be kept confidential in accordance with
Section 10.15 hereof.

       5.1.3 REPAIR AND MAINTENANCE.

       Except as otherwise provided in Article VI, to keep the Premises including, without limitation, all fixtures and equipment now or hereafter on the Premises, or exclusively serving the Premises, but excluding the exterior (exclusive of glass and doors) and structural elements of the Building and the grounds of the Lot, which Landlord shall maintain and repair unless such repairs are required because of Tenant's willful misconduct or negligence, in good order, condition and repair and at least as good order, condition and repair as they are in on the Commencement Date or may be put in during the Term, reasonable use and wear, damages by fire or other insurable casualty or eminent domain, and any damage directly caused by failure of Landlord to perform any of its obligations only excepted; to keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises; and to make all repairs and replacements and to do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. Unless otherwise agreed to by Landlord and Tenant, Tenant shall be responsible for Utility Services systems serving the Premises to the extent that such systems are not a part of Base Building Improvements, and Tenant shall secure, pay for and keep in force contracts with appropriate and reputable service companies providing for the regular maintenance of the heating, air conditioning and other utility systems exclusively serving the Premises to the extent that such systems are not a part of Base Building Improvements, and copies of such contracts shall be furnished to Landlord. It is further agreed that the exception of reasonable use and wear shall not apply so as to permit Tenant to keep the Premises in anything less than suitable, tenantlike, and efficient and usable condition considering the nature of the Premises and the use reasonably made thereof, or in less than good and tenantlike repair.

       5.1.4 COMPLIANCE WITH LAW.

       To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority other than major capital repairs, alterations, additions or replacements to the foundations and structural elements of the Building which are the responsibility of Landlord pursuant to the terms of this Lease and unless required because of Tenant's failure to comply with the provisions of
Section 5.1.3 hereof; to keep the Premises equipped with all safety appliances so required; to pay all municipal, county, or state taxes assessed against the leasehold interest hereunder, or against Tenant's personal property of any kind on or about the Premises; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises. To the extent that applicable law requires Tenant to make any capital repair, alteration, addition or replacement to the Premises, Tenant may implement such capital repair, alteration, addition or replacement over the longest period provided by applicable law.

       Except for typical office operating and cleaning supplies which are stored, used and disposed of in compliance with all applicable laws, Tenant shall not use, generate, manufacture, produce, handle, store, release, discharge or dispose of in, on, under or about the Premises or transport to or from the Premises, or allow its employees, agents, contractors, invitees or any other person or entity to do so, any oil, hazardous or toxic materials or hazardous or toxic wastes or medical waste (collectively, "hazardous materials") except to the extent that the following conditions regarding the use, generation, manufacture, production, handling, storing, releasing, discharging, disposal or transport (individually or collectively, the "Use") of hazardous materials shall be satisfied: (i) the Use shall be directly related to the operation of Tenant's business as permitted herein, (ii) Tenant shall first provide Landlord with the list of the types and quantities of such proposed hazardous materials which Tenant is required to furnish to the applicable governmental authorities for purposes of compliance with the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 9601, ET seq.) (the "RCRA List") (or, in the event that the RCRA List ceases to be required to be filed under such law, a list containing the same information required to be listed on the RCRA List as of the date hereof), and shall update such list as necessary for continuing accuracy, and such other information reasonably satisfactory to Landlord as Landlord may reasonably require concerning such Use, and (iii) such Use shall be in strict compliance (at Tenant's expense) with all applicable laws, regulations, licenses and permits. Landlord hereby covenants and agrees that the information contained in any list, or update thereof, referred to in the foregoing clause (ii) shall be kept confidential in accordance with Section 10.15 hereof. Notwithstanding the foregoing, Tenant hereby agrees to consult and coordinate with Landlord prior to transporting any hazardous materials to or from the Premises whenever
(i) such transportation is not of the kind regularly made during the ordinary course of business by a person or entity operating a facility for the storage or disposal of such hazardous materials or (ii) Tenant has reason to believe that such transportation may result in a public demonstration, protest or other similar disturbance at the Building, the Lot or the Complex. If the use of any hazardous materials anywhere on the Premises in connection with the Tenant's use of the Premises results in (1) contamination of the soil, surface or ground water or (2) injury, loss or damage to person(s) or property, then Tenant agrees to respond in accordance with the following paragraph:

                  Tenant agrees (i) to notify Landlord immediately of any contamination, claim of contamination, injury, loss or damage,
                  (ii) after consultation and approval by Landlord, to clean up the contamination in full compliance with all applicable statutes, regulations and standards, and (iii) to indemnify, defend (with counsel acceptable to Landlord) and hold Landlord harmless from and against any claims, suits, causes of action, costs and fees, including attorneys' fees, arising from or connected with any such contamination, claim of contamination, injury, loss or damage. No consent or approval of Landlord shall in any way be construed as imposing upon Landlord any liability for the means, methods, or manner of removal, containment or other compliance with applicable law for and with respect to the foregoing.

                  Tenant shall promptly notify Landlord upon Tenant's receipt of any inquiry, notice, or threat to give notice by any government authority or any other third party with respect to any hazardous materials. Notwithstanding the foregoing, Tenant shall not be liable to Landlord hereunder for any contamination, claim of contamination, injury, loss or damage arising in connection with hazardous materials to the extent the same is the result of (A) hazardous materials existing in the Building or on or under the Lot or Complex prior to the date hereof, (B) migration of hazardous materials from any site onto or under the Lot or Complex not caused by Tenant, (C) the use of any hazardous materials at the Building, the Lot or Complex by Landlord, any other tenant or occupant, or any so-called "midnight dumpers" or (D) the Use by any party other than Tenant of hazardous materials at the Building, the Lot or Complex after the date upon which Tenant has completely vacated the same, including removal of all of its property (to the extent permitted herein) and hazardous materials. Tenant's indemnification obligations under this Section shall survive the expiration or earlier termination of this Lease.

                   Nothing herein contained shall be construed to limit or impair Tenant's obligation to comply with any law, code, rule or regulation which requires Tenant to notify any governmental authority or any other person concerning the Use of hazardous materials by Tenant at the Premises.

       5.1.5 TENANT'S WORK.

       To procure at Tenant's sole expense all necessary permits and licenses (but subject to Section 10.21 hereof) before Tenant undertakes any work on the Premises; to do all such work in compliance with the applicable provisions of Sections 3.2.1, 3.3 and 5.2.3 hereof; to do all such work in a good and workmanlike manner employing new materials of good quality and so as to conform with all applicable zoning, environmental, building, fire, health and other codes, regulations, ordinances and laws and the ADA Requirements; to keep the Premises at all times free of liens for labor and materials; to employ for such work one or more responsible contractors whose labor will work without interference with other labor working on the Premises, in the Building, on the Lot or in the Complex; to require such contractors employed by Tenant to carry worker's compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering any general contractors on or about the Premises in amounts that at least equal the limits agreed to by Landlord for an Approved Contractor and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work; and to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

       5.1.6 INDEMNITY.

       To defend, with counsel reasonably approved by Landlord, all actions against Landlord, any officer, director, member, manager or stockholder of Landlord, or a partner, trustee, stockholder, officer, director, employee, agent or beneficiary of any member of Landlord, holders of mortgages secured by the Premises, the Building or Lot and any other party having an interest in the Premises ("Indemnified Parties") with respect to, and to pay, protect, indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on the Premises, the Lot or Complex or on adjoining streets or ways connected with the use or occupancy thereof by Tenant or its agents, contractors, licensees, employees, sublessees or invitees, unless and to the extent caused by the negligence of Landlord or its servants or agents, (ii) violation of this Lease by Tenant or its agents, contractors, licensees, employees, sublessees or invitees, or (iii) any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, employees, sublessees or invitees.

       5.1.7 LANDLORD'S RIGHT TO ENTER.

       To permit Landlord and its agents to enter into the Premises at reasonable times and upon at least twenty-four (24) hours advance notice (except in case of emergency in which event no prior notice shall be required) to examine the Premises, make such repairs and replacements as Landlord may be authorized or required to perform pursuant to this Lease, and show the Premises to prospective purchasers and lenders, and, during the last eighteen (18) months of the Term, to show the Premises to prospective tenants and to keep affixed in suitable places notices of availability of the Premises. Landlord's right to enter the Premises in accordance with the foregoing shall be subject to Landlord's obligations pursuant to Section 10.15 hereof. Notwithstanding the foregoing, Landlord agrees that in the event that Landlord shows the Premises to any prospective purchaser or tenant, Landlord shall: (i) provide at least three
(3) days' notice to Tenant identifying the prospective purchaser or tenant, (ii) only show the Premises to such purchaser or tenant if Landlord believes in good faith that such person or entity is a bona fide prospective purchaser or tenant, and (iii) conduct such showing in compliance with such reasonable requests and instructions as Tenant may make for purposes of protecting Tenant's Confidential Information.

       5.1.8 PERSONAL PROPERTY AT TENANT'S RISK.

       All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description owned or leased by Tenant or by any person claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises (collectively, "Tenant's Property"), shall, as between the parties, be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent (i) such injury, loss, damage or liability is the result of the negligence or willful misconduct of Landlord, its contractors, agents or employees, or (ii) such indemnification, agreement to hold harmless or exoneration is prohibited by law.

       5.1.9 PAYMENT OF LANDLORD'S COST OF ENFORCEMENT.

              To pay on demand Landlord's expenses, including reasonable attorney's fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 7.4.

       5.1.10 YIELD UP.

              Subject to Section 3.2.1 hereof, at the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to remove such installations and improvements made by Tenant as Landlord may request at the time of Landlord's approval of such installation (but excluding any Tenant's Work performed to prepare the Premises for Tenant's initial occupancy) and all Tenant's signs wherever located; to repair all damage caused by such removal; and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease, reasonable wear and tear, damage by fire or other insured casualty or eminent domain, and damage directly caused by failure of Landlord to perform any of its obligations only excepted. Subject to Section 3.2.1 hereof, any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by Landlord in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the Term and prior to Tenant's performance of its obligations under this Section 5.1.10. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant's failure and delay in surrendering the Premises as above provided.

       5.1.11 ESTOPPEL CERTIFICATE.

              Upon not less than fifteen (15) days' prior notice by Landlord, to execute, acknowledge and deliver to Landlord, any prospective purchaser or mortgagee of the Premises, Building, Lot or Complex a statement in writing certifying that this Lease is unmodified and in full force and effect and that except as stated therein Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Fixed Rent and Additional Rent and other charges have been paid and a statement that, to the best of Tenant's knowledge, Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail) and such other matters reasonably required by Landlord or any prospective purchaser or mortgagee of the Premises, the Building, Lot or Complex. Any such statement delivered pursuant to this Section 5.1.11 may be relied upon by any such prospective purchaser or mortgagee of the Premises, or any prospective assignee of any such mortgage.

       5.1.12 LANDLORD'S EXPENSES RE: CONSENTS.

              To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval under this Lease. Notwithstanding the foregoing, except for consents or approvals pursuant to Section 5.2.1 hereof, Tenant shall not be liable for any reasonable legal expenses incurred by Landlord for the first two
(2) such requests made by Tenant during each period of twelve (12) consecutive calendar months during the Term.

       5.1.13 RULES AND REGULATIONS.

              To comply with the Rules and Regulations set forth in Exhibit C, as the same may be amended from time to time by Landlord to provide for the beneficial operation of the Building, Lot and or the Complex, provided that such amendments do not materially interfere with Tenant's right of use and enjoyment of the Premises, the Lot or the Complex pursuant to this Lease. So long as Tenant and Tenant's Affiliates are occupying at least sixty percent (60%) of the r.s.f. in the Building or Tenant, Tenant's Affiliates or Tenant's subtenants are occupying all of the r.s.f. in the Building, in each case excluding the Retail Space, all such amendments shall be subject to Tenant's prior approval, which shall not be unreasonably withheld, conditioned or delayed.

       5.1.14 LOADING.

              Not to place Tenant's Property, as defined in Section 5.1.8, upon the Premises so as to exceed the floor load limits to be set forth in the Design Documents and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such times as Landlord shall in each instance approve; Tenant's business machines and mechanical equipment which cause vibration or noise that may be detectable outside of the Premises shall be placed or maintained by Tenant in settings of cork, rubber, spring, or other types of vibration or noise eliminators sufficient to reduce such vibration or noise to a level reasonably acceptable to Landlord.

       5.1.15 HOLDOVER.

              To pay to Landlord (i) the greater of twice (a) the then fair market rent as reasonably determined by Landlord or (b) the total of the Fixed Rent, Additional Rent, and all other payments then payable hereunder, for each month or portion thereof Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise, and (ii) all damages sustained by Landlord on account thereof; provided, however, that any payments made by Tenant under the foregoing clause
(i) in excess of the then fair market rent for the Premises as so reasonably determined by Landlord shall be applied against any damages under the foregoing clause (ii). The provisions of this subsection shall not operate as a waiver by Landlord of the right of re-entry provided in this Lease.

5.2    NEGATIVE COVENANTS.

       Tenant covenants at all times during the Term and for such further time as Tenant occupies the Premises or any part thereof:

       5.2.1 ASSIGNMENT AND SUBLETTING.

             Not without the prior written consent of Landlord to assign this Lease, to make any sublease, or to permit occupancy of the Premises or any part thereof by anyone other than Tenant, voluntarily or by operation of law, except as hereinafter provided; as Additional Rent, to reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting; no assignment or subletting (including any assignment or sublease not requiring Landlord's consent) shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee); and no consent to any of the foregoing in a specific instance shall operate as a waiver in any subsequent instance. Landlord's consent to any proposed assignment or subletting is required both as to the terms and conditions thereof and as to the consistency of the proposed assignee's or subtenant's business with other uses and tenants in the Building and Complex. Tenant shall not assign this Lease or sublease any portion of the Premises to any other tenant in the Complex (unless such assignee or subtenant is an Affiliate of Tenant) if Landlord has or expects to have (within two years of the date of the proposed assignment or sublease) vacant space in the Complex for the Permitted Uses or if the proposed assignee or subtenant (other than an Affiliate of Tenant) has been shown space in the Complex within six months prior to the date of the proposed assignment or sublease. In addition, as to any assignee or subtenant of all or substantially all of the Premises, Landlord's consent shall be required as to the creditworthiness of the proposed assignee or subtenant in view of market conditions then prevailing for leases having terms and conditions comparable to this Lease and the obligations of such assignee or subtenant pursuant to this Lease.

             If Tenant requests Landlord's consent to (i) assign this Lease or sublet any portion of the Premises to any entity which is not an Affiliate of Tenant (as herein defined) for the remainder of the Term or substantially all of the remainder of the Term or (ii) sublease more than twenty-five percent (25%) of the r.s.f. of the Premises for a sublease term of more than five years, Landlord shall have the option, exercisable by written notice to Tenant given within thirty (30) days after receipt of such request, to terminate this Lease (in the event of a proposed assignment of the Lease ) or to terminate this Lease only as to the portion of the Premises proposed to be subleased (in the event of a sublease), in each case as of the date of commencement of the proposed sublease or assignment. If Landlord does not exercise such right to terminate this Lease as to, and recapture, the portion of the Premises affected by such assignment or sublease, Tenant shall have the right to consummate the assignment or sublease at such rent as Tenant may determine, provided however, that Tenant shall pay to Landlord fifty percent (50%) of Sublease Profits (as herein defined) on account thereof.

             Provided that Tenant is not then in default under this Lease beyond any applicable notice, grace or cure period, Tenant shall have the right, without Landlord's consent, to sublease up to twenty-five percent (25%) of the r.s.f of the Premises, in the aggregate, to subtenants, provided that no such sublease shall be for a term greater than the lesser of (x) five (5) years (including any extensions provided for in such sublease) and (y) the remaining term of this Lease (including any Extension Term previously exercised), and provided further that in such case Tenant shall pay to Landlord fifty percent (50%) of the Sublease Profits (as herein defined) with respect to all such subleases. All other subleases by Tenant shall require Landlord's consent.

       In the event that any assignee or subtenant pays to Tenant any amounts in excess of the Fixed Rent, Additional Rent, and all other payments then payable hereunder, or pro rata portion thereof on a square footage basis for any portion of the Premises (such excess being hereinafter referred to as "Sublease Profits"), Tenant shall promptly pay fifty percent (50%) of said Sublease Profits to Landlord as and when received by Tenant after deduction of Tenant's Sublease Costs (as hereinafter defined). The term "Sublease Costs" shall mean and refer to Tenant's reasonable legal, brokerage and construction costs and expenses incurred in good faith in view of the size and expected term of any applicable sublease or assignment and the then unamortized costs of Tenant's Work incurred by Tenant to prepare the Premises for Tenant's initial occupancy of the Premises. Sublease Costs shall be amortized on a straight line basis over the term of the applicable sublease or assignment, except that the costs of Tenant's Work incurred by Tenant to prepare the Premises for Tenant's initial occupancy of the Premises shall be amortized on a straight line basis over the initial Term of this Lease.

       Notwithstanding the foregoing provisions of this Section 5.2.1, Tenant may assign this Lease or sublet any portion of the Premises without Landlord's consent and without payment of Sublease Profits to Landlord to (i) any successor of Tenant resulting from an acquisition of all or substantially all of Tenant's assets or a merger or consolidation of Tenant and (ii) any Affiliate of Tenant (as hereinafter defined), provided that Tenant provides Landlord at least thirty
(30) days prior notice of such assignment or subletting pursuant to either of the foregoing clauses (i) or (ii) and the assignee or sublessee executes an assignment and assumption agreement reasonably satisfactory to Landlord prior to taking occupancy. From and after any sublease or assignment, Genzyme Corporation shall continue to be primarily liable pursuant to this Lease. As used herein, the term "Affiliate of Tenant" shall mean and refer to any entity controlled by, controlling or under common control with Tenant.

       5.2.2 NUISANCE.

       Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit the emission of any noise, vibration or odor which is contrary to any law or ordinance; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord's insurance; nor to serve or allow the consumption of alcoholic beverages in the Premises unless Tenant maintains Host Liquor liability insurance with an insurance company and with limits of coverage satisfactory to Landlord.

       5.2.3 INSTALLATION, ALTERATIONS OR ADDITIONS.

       Except for Tenant's Work approved or deemed approved by Landlord pursuant to this Lease or any Minor Alteration, not to make any installations, alterations, or additions in, to or on the Premises nor to permit the making of any openings in the walls, partitions, ceilings or floors of the Premises.

                                   ARTICLE VI

                               CASUALTY OR TAKING

6.1    DAMAGE BY FIRE.

       In the event of loss of, or damage to, the Premises or the Building or the Garage by fire or other casualty, the rights and obligations of the parties hereto shall be as follows:

               (a) (i) If the Premises, or any part thereof, shall be damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord, and Landlord, upon receiving such notice, shall proceed promptly and with due diligence, subject to Force Majeure Events, to repair, or cause to be repaired, such damage except as otherwise provided herein. With respect to portions of the Building or Lot outside of the Premises that shall be damaged by fire or other casualty, Landlord shall proceed promptly and with due diligence, subject to Force Majeure Events, to repair, or to cause to be repaired, such damage after such damage occurs except as otherwise provided herein; and (ii) if the Garage, or any part thereof, shall be damaged by fire or other casualty and if the Garage is then owned by Landlord or an Affiliate of Landlord (as defined in Section 10.14 hereof) Landlord shall cause the Garage Owner to proceed promptly and with due diligence, subject to Force Majeure Events, to repair or cause to be repaired, such damage except as otherwise provided herein. If Landlord or an Affiliate of Landlord is not the Garage Owner at the time of such damage by fire or other casualty, Landlord shall use all reasonable efforts to cause the Garage Owner to proceed promptly to repair such damage.

               (b)(i) If the Premises, or any part thereof, shall be rendered untenantable by reason of such damage, whether to the Premises or to the Building or if such damage materially interferes with Tenant's access to the Premises, Annual Fixed Rent and Additional Rent shall proportionately (i.e., based on rentable square footage) abate for that portion of the Premises which is untenantable for the period from the date of such damage or from the date when material interference with Tenant's access due to such damage commences to the date when such damage shall have been repaired or such access shall have been restored, as applicable; and (ii) if the Garage or any part thereof shall be rendered untenantable by reason of such damage or if such damage prevents Tenant's access to the Garage then to the extent that Landlord does not provide Tenant with substitute parking spaces in the Complex or within a reasonable walking distance of the Premises ("Substitute Parking Spaces"), the Parking Fee (as defined in Section 10.14) and/or the Valet Parking Fee (as defined in
Section 10.14), as applicable, shall proportionately abate (based upon the number of Tenant's Parking Spaces or Valet Parking Spaces) for each of the Garage Parking Spaces (as defined in Section 10.14) in excess of the Substitute Parking Spaces which are unavailable to Tenant for the period from the date of such damage or from the date when access to the Garage ceases due to such damage to the date when such damage shall have been repaired or such access shall have been restored, as applicable.

               (c)(i) If, as a result of fire or other casualty, the whole or a substantial part of the Building is rendered untenantable, Landlord, within ninety (90) days from the date of such fire or casualty, may terminate this Lease by notice to Tenant, specifying a date not less than twenty (20) nor more than forty (40) days after the giving of such notice on which the Term of this Lease shall terminate. If Landlord does not so elect to terminate this Lease, then Landlord shall proceed with diligence to repair the damage to the Building and Premises and all facilities serving the same, and the Annual Fixed Rent and Additional Rent shall meanwhile proportionately abate, all as provided in Paragraph (b)(i) of this
Section 6.1. Landlord within one hundred twenty (120) days after the fire or other casualty shall notify Tenant in writing whether or not, in its reasonable judgment, the Building and the Premises can be restored to substantially their condition prior to such damage and Utility Services restored within twelve (12) months of the date of the casualty. If such notification shall state that such restoration cannot be so accomplished, then Tenant may terminate this Lease within thirty (30) days from Tenant's receipt of such notification. Furthermore, if Tenant does not so terminate this Lease and if such damage is not repaired, Utility Services are not restored and the Premises and the remainder of the Building are not restored to substantially the same condition as they were prior to such damage within twelve (12) months from the date of such damage, Tenant within thirty (30) days from the expiration of such twelve (12) month period or from the expiration of any extension thereof by reason of Force Majeure Events (the "Casualty Restoration Completion Date"), may terminate this Lease by notice to Landlord, specifying a date not more than forty-five (45) days after the giving of such notice on which the term of this Lease shall terminate. The period within which the required repairs may be accomplished shall be extended by the number of days lost as a result of Force Majeure Events, provided however that such period shall in no event be extended beyond six (6) months from the Casualty Restoration Completion Date. Substantial part for purposes of this
Section 6.1(c)(i) and section 6.1(d) shall mean thirty-three and one-third percent (33 1/3%) or more of the Building; and (ii) if as a result of fire or other casualty, the whole or a substantial part of the Garage is rendered untenantable, Landlord, within ninety (90) days from the date of such fire or casualty, shall notify Tenant whether the Garage Owner will repair the damage to the Garage. If the Garage Owner is unwilling to repair such damage and Landlord does not provide substitute parking in the Complex or within reasonable walking distance of the Premises, then Tenant may terminate this Lease by notice to Landlord, specifying a date not less than twenty (20) nor more than forty (40) days after the giving of such notice on which the Term of this Lease shall terminate. "Substantial part" for this Section 6.1(c)(ii) shall mean thirty-three and one-third percent (33 1/3%) or more of Tenant's Parking Spaces.

               If Tenant fails to terminate in accordance within the foregoing time periods set forth in this Section 6.1, Tenant shall have waived its right to terminate.

               (d) If a substantial part of the Premises shall be rendered untenantable by fire or other casualty during the last eighteen (18) months of the then current Term of this Lease and Tenant has not exercised an Option to Extend (as set forth in Section 10.12 hereof), Landlord may terminate this Lease effective as of the date of such fire or other casualty upon notice to Tenant given within sixty (60) days after such fire or other casualty.

               (e) With respect to Sections 6.1 and 6.2 hereof, Landlord shall not be required to repair or replace any of Tenant's trade fixtures, business machinery, equipment, cabinet work, furniture, personal property or other installations or improvements not originally installed by Landlord or otherwise required to be insured by Tenant under the terms of this Lease, or any damage to the Premises or Building caused by Tenant, or any damage to the Premises or Building not covered by insurance proceeds or condemnation proceeds, or any damage or destruction which Landlord is unable to restore due to Landlord's inability, after exercising reasonable and diligent efforts, to obtain final approval therefor from applicable governmental authorities, and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building.

               (f) The provisions of this Section 6.1 shall be considered an express agreement governing any instance of damage or destruction of the Building, the Premises or the Garage by fire or other casualty, and any law now or hereafter in force providing for such contingency in the absence of express agreement shall have no application.

               (g) In the event of any termination of this Lease pursuant to this Section 6.1, the Term of this Lease shall expire as of the effective termination date as fully and completely as if such date were the date herein originally scheduled as the Term Expiration Date; provided that Landlord shall within thirty (30) days thereafter refund any prepaid Rent.

               (h) If less than fifty percent (50%) of the Building shall be rendered untenantable by fire or other casualty and Landlord reasonably determines that the net proceeds of insurance recovered for such damage are not adequate to restore the Building (or Premises or Utility Service) to substantially their condition immediate prior to the damage or Landlord's mortgagee refuses to release to Landlord sufficient insurance proceeds to restore the Building (or Premises or Utility Service) to such condition, Landlord shall so notify Tenant within ninety (90) days following such fire or other casualty (the "Insurance Shortfall Notice"). Within thirty (30) days after Tenant's receipt of an Insurance Shortfall Notice, Tenant may elect to (i) terminate this Lease or (ii) (x) to require Landlord to restore the Building (or Premises or Utility Service) to substantially their condition immediately prior to the occurrence of such fire or other casualty and (y) to pay the difference between the net proceeds of insurance recovered and the total cost of restoration (the "Tenant Deficiency Election"). If Tenant does not give Landlord notice of Tenant's Deficiency Election within such thirty (30) day period, Landlord may terminate this Lease or Landlord may elect to restore the Building, in each case pursuant to Section 6.1(c)(i) of this Lease. For purposes of this Lease, the phrase "restored to substantially their condition immediately prior to the occurrence of such fire or casualty" shall mean Landlord's Base Building Improvements without the restoration of the improvements to the Premises that constitute Tenant's Work, in respect to which Tenant acknowledges that Tenant, and not Landlord, bears the risk of loss in respect to such fire or other casualty.

               If Tenant makes Tenant's Deficiency Election, Tenant shall promptly deposit with Landlord's mortgagee (or another "restoration trustee" mutually acceptable to Landlord and Tenant) the amount reasonably estimated by Landlord's architect to fund the estimated cost of the total restoration of the Building (or Premises or Utility Service) to substantially their condition immediately prior to the occurrence of the fire or other casualty after application of the net proceeds of insurance recovered (the "Reconstruction Fund"); all amounts so deposited by Tenant into the Reconstruction Fund shall be referred to herein as "Tenant's Restoration Funds". Tenant shall have the right to approve the construction cost for the restoration of the Building (or Premises or Utility Service), which approval shall not be unreasonably withheld, conditioned or delayed. Landlord's mortgagee (or another "restoration trustee" mutually acceptable to Landlord and Tenant) shall advance proceeds from the Reconstruction Fund, as needed, to prosecute the restoration as herein provided, and any funds remaining in the Reconstruction Fund after final completion and payment in full of all of the costs of restoration shall be repaid to Tenant. If there is a shortfall in the funding of such restoration, Tenant shall promptly deposit the required additional funds in the Reconstruction Fund after Tenant's receipt of notice from Landlord or Landlord's mortgagee (or another "restoration trustee" mutually acceptable to Landlord and Tenant) stating the amount of the required additional funds and a description of the restoration work related thereto. Landlord shall have no obligation to repay to Tenant any portion of the Reconstruction Fund. During the period of such restoration, Fixed Rent and Additional Rent shall proportionately abate as set forth in Section 6.1(b)(i) hereof.

               (i) Landlord's architect's certificate, given in good faith, shall be deemed conclusive of the statements therein contained and binding upon Tenant with respect to the extent of the damage to the Building and the performance and completion of any repair or restoration work undertaken by Landlord pursuant to Sections 6.1 or 6.2 hereof.

6.2    CONDEMNATION.

       In the event that the whole or any substantial part of the Building shall be taken or appropriated by eminent domain or shall be condemned for any public or quasi-public use, or (by virtue of any such taking, appropriation or condemnation) shall suffer any damage (direct, indirect or consequential) for which Landlord or Tenant shall be entitled to compensation, then (and in any such event) this Lease and the Term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within ninety (90) days following the date on which Landlord shall have received notice of such taking, appropriation or condemnation. In the event that a substantial part of the Premises or of the means of access thereto or of the Garage Parking Spaces (as such term is defined in Section 10.14 hereof) (unless replaced without undue delay by substitute facilities within a reasonable walking distance from the Building) shall be so taken, appropriated or condemned so as to substantially interfere with the Permitted Uses of the Premises, then this Lease and the Term hereof may be terminated at the election of Tenant by a notice in writing of its election so to terminate which shall be given by Tenant to Landlord within sixty (60) days following the date on which Tenant shall have received notice of such taking, appropriation or condemnation. Substantial part for purposes of this Section 6.2 shall mean thirty-three and one-third percent (33 1/3%) or more of the Premises or thirty-three and one-third percent (33 1/3%) or more of the Garage Parking Spaces, as applicable.

       Upon giving of any such notice of termination (either by Landlord or Tenant), this Lease and the Term hereof shall terminate as of the date on which Tenant shall be required to vacate any part of the Premises or shall be deprived of a substantial part of the means of access thereto. In the event of any such termination, this Lease and the Term hereof shall expire as of the effective termination date as fully and completely as if such date were the date herein originally scheduled as the Term Expiration Date. If neither party elects to terminate, Landlord will with reasonable diligence and at Landlord's expense, restore the remainder of the Premises and Building, or the remainder of the means of access and Garage Parking Spaces, to substantially the same condition as practicable as existed prior to such taking, appropriation or condemnation in which event a just proportion of the Annual Fixed Rent and Additional Rent, according to the nature and extent of the taking, appropriation or condemnation and the resultant injury sustained by the Premises and the means of access thereto, shall be abated until what remains of the

Premises and the means of access thereto shall have been restored as fully as may be for permanent use and occupancy by Tenant hereunder. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby, and (ii) Tenant shall be entitled to receive for itself any award made for such use, provided, that if any taking is for a period extending beyond the Term of this Lease, such award shall be apportioned between Landlord and Tenant as of the Term Expiration Date.

6.3    AWARD.

       Irrespective of the form in which recovery may be had by law, all rights to damages or compensation payable pursuant to Section 6.2 hereof shall belong to Landlord in all cases except as set forth below in this Section 6.3 or in
Section 6.2 hereof. Tenant hereby grants to Landlord all of Tenant's rights to such damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) movable trade fixtures installed by Tenant or anybody claiming under Tenant, at Tenant's cost and expense, (ii) relocation expenses or damages for loss of business (in excess of any such damages attributable to the value of this lease) and (iii) the then unamortized cost of Tenant's Work, in each case recoverable by Tenant from such authority in a separate action.

                                   ARTICLE VII

                                    DEFAULTS

7.1     EVENTS OF DEFAULT.

       (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent or Additional Rent hereunder and, in the case of the Fixed Rent or regularly recurring items of Additional Rent, such as monthly payments of the Annual Maintenance Charge, if such default shall continue for five (5) days after written notice from Landlord to Tenant or, in the case of nonrecurring items of Additional Rent, such as self-help costs incurred by Landlord or amounts due as the result of the annual reconciliation of Annual Maintenance Charge, if such default shall continue for twenty (20) days after written notice from Landlord to Tenant (provided, however, that in all cases Landlord shall not be required to provide such notice more than two (2) times in any period of twelve (12) consecutive calendar months) or if within 30 days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment for the benefit of creditors shall be made by Tenant, or by any guarantor of Tenant, or (c) if Tenant's leasehold interest shall be taken on execution or other process of law in any action against Tenant, or (d) if a lien or other involuntary encumbrance is filed against Tenant's leasehold interest, and is not discharged within thirty (30) days thereafter, or (e) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement or any other relief under any provision of the Bankruptcy Code as then in force and effect, or (f) if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within ninety (90) days thereafter, or (g) if Tenant fails to maintain the insurance required under
Section 4.2.2.1 hereof, (individually, an "Event of Default" and collectively, "Events of Default") then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter prior to such time, if any, as Landlord has accepted a cure of such Event of Default and without demand or notice, at Landlord's election, do any one or more of the following: (1) give Tenant written notice stating that the Lease is terminated, effective upon the giving of such notice or upon a date stated in such notice, as Landlord may elect, in which event the Lease shall be irrevocably extinguished and terminated as stated in such notice without any further action, or (2) with or without process of law, in a lawful manner and without illegal force, enter and repossess the Premises as of Landlord's former estate, and expel Tenant and those claiming through or under Tenant, and remove its and their effects, without being guilty of trespass, in which event the Lease shall be irrevocably extinguished and terminated at the time of such entry, or (3) pursue any other rights or remedies permitted by law. Any such termination of the Lease shall be without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and in the event of such termination Tenant shall remain liable under this Lease as hereinafter provided. Tenant hereby waives all statutory rights of redemption and Landlord, without notice to Tenant, may store Tenant's effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

7.2    REMEDIES.

       In the event that this Lease is terminated under any of the provisions contained in Section 7.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the fair market rental value of the Premises for said residue of the Term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant during said residue. Tenant further covenants (as additional and cumulative obligations) after any such termination to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 7.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all of the Landlord's reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and
(ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers commercially advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid.

       In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.2, Landlord may by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 7.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Fixed Rent and Additional Rent for the twelve (12) months ended next prior to such termination, plus the amount of rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery from Tenant by Landlord under the foregoing provisions of this
Section 7.2 up to the time of payment of such liquidated damages.

       Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

7.3    REMEDIES CUMULATIVE.

       Any and all rights and remedies which either Landlord or Tenant may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

7.4    LANDLORD'S RIGHT TO CURE DEFAULTS.

       Landlord may, but shall not be obligated to, cure, at any time, following ten (10) days' prior notice to Tenant, except in cases of emergency when no notice shall be required, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys' fees, in curing a default shall be paid by Tenant to Landlord as Additional Rent within twenty (20) days after Tenant's receipt of a written demand therefor, together with interest thereon at the rate provided in
Section 4.3 from the date of payment by Landlord to the date of payment by Tenant.

7.5    EFFECT OF WAIVERS OF DEFAULT.

       Any consent or permission by Landlord or Tenant to any act or omission by the other party which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord or Tenant of the breach of any covenant or condition herein by the other party, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

       The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease by the other party shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord, or the payment by Tenant, as the case may be, of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord or Tenant, as the case may be. No consent or waiver, express or implied, by Landlord or Tenant, as the case may be, to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

7.6    NO ACCORD AND SATISFACTION.

       No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

                                  ARTICLE VIII

                                    MORTGAGES

8.1    RIGHTS OF MORTGAGE HOLDERS.

       The word "mortgage" as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word "holder" shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Premises for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Premises for the purpose of foreclosure, such holder shall have all the rights of Landlord. Notwithstanding any other provision of this Lease to the contrary, including without limitation Section 10.5, no such holder of a mortgage shall be liable either as mortgagee or as assignee to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Premises for the purpose of foreclosure or is otherwise deemed to be a mortgagee-in-possession under applicable law, and such holder shall not in any event be liable to perform or for failure to perform the obligations of Landlord under Article III. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord (except for the obligations under Article III), subject to and with the benefit of the provisions of Section 10.5, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Premises. No Fixed Rent, Additional Rent or any other charge shall be paid more than 10 days prior to the due dates thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

       The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (including, without limitation, the covenants and agreements contained in this Section 8.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time a Subordination, Non-disturbance and Attornment Agreement ("SNDA"), substantially in the form of Exhibit D hereto or any other reasonable agreement which may be necessary to implement the provisions of this
Section 8.1 and Section 8.2 hereof.

8.2    SUPERIORITY OF LEASE; OPTION TO SUBORDINATE.

       This Lease shall be superior to and shall not be subordinate to any future mortgage or other voluntary lien or other encumbrance of the Lot, the Building or the Complex; provided, however, that Landlord shall have the option to subordinate this Lease to any such mortgage of the Lot, the Building or the Complex provided that Landlord obtains from the holder of record of any existing or future mortgage an SNDA substantially in the form of Exhibit D hereto or another form of agreement with Tenant and reasonably acceptable to Tenant by the terms of which such holder will agree (a) to recognize the rights of Tenant under this Lease, (b) to perform Landlord's obligations hereunder arising after the date of such holder's acquisition of title as hereinafter described, expressly excluding, however, Landlord's obligations under Article III of this Lease, and (c) to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise, provided that Tenant will agree to recognize the holder of such mortgage as Landlord in such event, which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing said Premises at any foreclosure sale. Tenant and Landlord agree to execute and deliver any appropriate instruments necessary to carry out the agreements contained in this
Section 8.2. Any such mortgage to which this Lease shall be subordinate may contain such terms, provisions and conditions as the holder deems usual or customary.

8.3    LEASE AMENDMENTS.

       Tenant agrees to make such changes in this Lease as may be reasonably required by the holder of any mortgage of which the Premises are a part, or any institution which may purchase all or a substantial part of Landlord's interest in the Premises, provided that such changes may not increase the Fixed Rent or other payments due hereunder or otherwise materially affect the obligations of Tenant hereunder, and provided further that such changes do not (i) materially interfere with Tenant's right of use and enjoyment of the Premises pursuant to this Lease, (ii) limit, impair or delay Tenant's rights to sublease or assign all or portion of this Lease pursuant to Section 5.2.1 hereof, (iii) limit, impair or delay Tenant's right to obtain a reduction or abatement of rent pursuant to Section 6.2, (iv) limit, impair or delay Tenant's right to terminate this Lease pursuant to Section 3.2 or Section 6.2 or (v) otherwise unreasonably limit, impair or delay Tenant's rights hereunder. Tenant's failure or refusal to make any such changes shall not constitute an Event of Default by Tenant pursuant to this Lease.

                                   ARTICLE IX

                         LANDLORD'S ADDITIONAL COVENANTS

9.1    AFFIRMATIVE COVENANTS.

       Landlord covenants at all times during the Term:

       9.1.1 PERFORM OBLIGATIONS.

             To perform promptly all of the obligations of Landlord set forth in this Lease, including, without limitation, furnishing, through Landlord's employees or independent contractors, the services required to be furnished by Landlord pursuant to this Lease (the cost of which is to be included in the Annual Maintenance Charge).

       9.1.2 REPAIRS.

             Except as otherwise provided in Article VI, to make such repairs (the cost of which is to be included in the Annual Maintenance Charge) to the foundations, roof, exterior walls, exterior windows and waterproofing, floor slabs, other structural columns, beams and other components, parking areas, walks, landscaping, courtyard and any other Building Common Areas and Complex Common Areas as may be necessary to keep them in the condition required by
Section 4.2.4 hereof. Landlord shall be responsible for the maintenance and repair of the Utility Services systems and the components thereof serving the Building to the extent that such systems and components are included in Base Building Improvements.

       9.1.3 COMPLIANCE WITH LAW.

             To make all repairs, alterations, additions or replacements to the Building, the Lot and the Complex (the appropriate costs of which are to be included in the Annual Maintenance Charge) required by any law, ordinance or order or regulation of any public authority including repairs, alterations, additions or replacements to the foundations and structural elements of the Building, except as required because of Tenant's failure to comply with the provisions of Section 5.1.3 hereof; to keep the Building equipped with all safety appliances so required (the costs of which are to be included in the Annual Maintenance Charge); subject to Section 4.2.1, to pay all municipal, county, or state taxes assessed against the Building or the Lot, or against Landlord's personal property of any kind on or about the Building or the Lot; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Building or the Lot, including the ADA Requirements (as defined in Section 3.3 hereof) and any codes, regulations, ordinances or laws relating to hazardous materials (as defined in Section 5.1.4), subject to, and without limitation of, Tenant's obligations with respect to such codes, regulations, ordinances or laws. The appropriate costs incurred by Landlord in connection with the foregoing compliance obligations shall be included in the Annual Maintenance Charge. All of the foregoing covenants and obligations are subject to, and without limitation of, all of Tenant's obligations under this Lease, including, without limitation, those set forth in Sections 4.2 and 5.1.4.

       9.1.4 INDEMNITY.

             To defend, with counsel reasonably approved by Tenant, all actions against Tenant, any partner, trustee, stockholder, officer, director, employee or beneficiary of Tenant ("Tenant's Indemnified Parties") with respect to, and to pay, protect, indemnify and save harmless, to the extent permitted by law, all Tenant's Indemnified Parties from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature to which any of Tenant's Indemnified Parties is subject arising from and to the extent of any negligent or willful act, fault, omission, or other misconduct of Landlord or its agents, contractors or employees.

       9.1.5 ESTOPPEL CERTIFICATE.

             Upon not less than fifteen (15) days' prior notice from Tenant, to execute, acknowledge and deliver to Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect and that except as stated therein Landlord has no knowledge of any defenses, offsets or counterclaims against its obligations under this Lease (or, if there have been any modifications that the Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Fixed Rent and Additional Rent and other charges have been paid and a statement that, to the best of Landlord's knowledge, Tenant is not in default hereunder (or if in default, the nature of such default, in reasonable detail) and such other matters reasonably required by Tenant or any prospective assignee of Tenant. Any such statement delivered pursuant to this Section 9.1.5 may be relied upon by any prospective assignee.

       9.1.6 SUBDIVISION.

             The Lot is currently a portion of the Complex and Landlord may subdivide the Complex so as to, INTER ALIA, establish the Lot as a separate taxable parcel and establish easements which benefit and/or burden the Lot and remaining portions of the Complex (collectively, the "Subdivision"). Upon or after the Subdivision, Landlord may convey the Lot and assign this Lease to an Affiliate of Landlord (the "Transfer"). Tenant agrees to cooperate with Landlord in connection with such Subdivision and Transfer, including without limitation, the execution, acknowledgment and delivery of an instrument pursuant to which this Lease shall be subordinated to easements reasonably established in connection with the Subdivision and Transfer and such other documents as Landlord reasonably may request so long as such Subdivision and Transfer do not materially interfere with Tenant's use of the Premises or any of Tenant's rights under this Lease to other portions of the Complex. After the Substantial Completion Date, Landlord may convey the Lot and the Building and assign this Lease to any person or entity.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

10.1   NOTICES FROM ONE PARTY TO THE OTHER.

       All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord, with a copy to Genzyme Corporation, One Kendall Square, Building 1400, Cambridge, Massachusetts 02139, Attention: General Counsel, and, if to Landlord, at Landlord's Address or such other address as Landlord shall have last designated by notice in writing to Tenant, with a copy to Patrick C. Toomey, Esquire, Gadsby Hannah LLP, 225 Franklin Street, Boston, Massachusetts 02110. Any notice shall be deemed duly given if mailed to such address postage prepaid, registered or certified mail, return receipt requested, when deposited with the U.S. Postal Service, or if delivered by a recognized courier service (e.g. Federal Express) when deposited with such courier service, or if delivered to such address by hand, when so delivered.

10.2   QUIET ENJOYMENT.

       Landlord agrees that upon Tenant's paying the rent and performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3   EASEMENTS; CHANGES TO LOT LINES.

       Landlord reserves the right, from time to time, to grant easements affecting the Building, the Lot or the Complex and to change or alter existing boundaries of the Lot or Complex for purpose of developing and using the Lot and the Complex so long as such easements or such changes or alterations to existing boundaries of the Lot or the Complex do not materially interfere with Tenant's use of the Premises or any of Tenant's rights under this Lease to other portions of the Complex.

10.4   LEASE NOT TO BE RECORDED.

       Neither party shall record this Lease. Both parties shall execute and deliver a notice of this Lease in such form, as may be permitted by applicable statute. If this Lease is terminated before the Term Expiration Date the parties shall execute, deliver and record an instrument acknowledging such fact and the actual date of termination of this Lease, and Tenant hereby appoints Landlord its attorney-in-fact, coupled with an interest, with full power of substitution to execute such instrument in the event that Tenant fails to do so within five
(5) days after Landlord's request therefor.

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


10.5   BIND AND INURE; LIMITATION OF LANDLORD'S LIABILITY.

       The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Premises shall be liable under this Lease except for breaches of Landlord's obligations occurring while owner of the Premises. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Premises, Building and Lot, but not upon other assets of Landlord. Without limiting the generality of the foregoing, upon any assignment of this Lease by Kendall Square, LLC to an Affiliate of Landlord, Kendall Square, LLC shall have no further liability or obligation pursuant to this Lease. No member, partner, trustee, stockholder, officer, director, employee or beneficiary (or the members, partners, trustees, stockholders, officers, directors or employees of any such beneficiary) of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord's interest in the Building and Lot, including insurance proceeds and eminent domain awards and the proceeds of any sale of the Building or Lot, and any rents and profits from the Building in pursuit of its remedies upon an event of default hereunder, and the general assets of the members, partners, trustees, stockholders, officers, employees or beneficiaries (and the members, partners, trustees, stockholders, officers, directors or employees of any such beneficiary) of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant; provided that the foregoing provisions of this sentence shall not constitute a waiver of any obligation evidenced by this Lease and provided further that the foregoing provisions of this sentence shall not limit the right of Tenant to name Landlord or any individual partner or trustee thereof as party defendant in any action or suit in connection with this Lease so long as no personal money judgment shall be asked for or taken against any individual partner, trustee, stockholder, officer, employee or beneficiary of Landlord.

10.6   ACTS OF GOD.

       In any case where either party hereto is required to do any act (other than the payment of money), delays caused by or resulting from the occurrence of one or more Force Majeure Events shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time", and such time shall be deemed to be extended by the period of such delay.

10.7   LANDLORD'S DEFAULT.

       Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days following receipt of written notice from Tenant or such additional time as is reasonably required to correct any such default, or such other time as may be set forth in
Section 3.2 hereof, after written notice has been given by Tenant to Landlord specifying the nature of Landlord's alleged default. Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of any default by Landlord hereunder, whether Landlord is notified that such damages may occur. Except as expressly set forth in Section 3.2 and Section 6.2 hereof, Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.

       Notwithstanding the foregoing, if any repairs to the Premises required by this Lease, or any maintenance, cleaning, or lighting of the common areas of the Building or the Lot, are not performed by Landlord within thirty (30) days after notice from Tenant (or such longer period as may be reasonably required in the event that any such repair, maintenance, cleaning or lighting cannot be completed within said thirty (30) day period), Tenant shall have the right to perform such obligation of Landlord. If Tenant performs any such obligation of Landlord, Landlord shall pay to Tenant the reasonable cost thereof within thirty
(30) days after notice from Tenant, provided, however, that in no event shall Tenant have the right to offset or deduct the amount thereof against any payment of rent due hereunder.

       If an emergency occurs where a repair is required to be done immediately in order to avoid imminent danger to persons or material damage to the Premises, Tenant shall have the right to self-help consistent with the immediately preceding paragraph of this Section 10.7 after giving Landlord only such notice as is reasonable under the circumstances, provided, however, that formal notice shall be promptly given thereafter. However, the right of self-help afforded to Tenant in this Section 10.7 shall be carefully and judiciously exercised by Tenant, it being understood and agreed that except in the case of an emergency, Landlord shall be given sufficient opportunity to take the action required of Landlord to avoid such default, in order to avoid any conflict with respect to whether self-help should have been availed of by Tenant, or with respect to the reasonableness of the expenses incurred by Tenant.

       Subject to the foregoing provisions of this Section 10.7, Landlord agrees to pay on demand Tenant's expenses, including reasonable attorneys' fees, incurred by Tenant in enforcing any obligation of Landlord under this Lease or in curing any default by Landlord.

10.8   BROKERAGE.

       Each party warrants and represents to the other party that it has had no dealings with any broker or agent in connection with this Lease other than Trammel Crow Company and Insignia/ESG (the "Brokers") and covenants to defend with counsel reasonably approved by such other party, hold harmless and indemnify such other party from and against any and all cost, expense or liability arising from any breach of the foregoing warranty and representation. Landlord shall pay to the Brokers the real estate commission or fee due such Brokers with respect to the transactions contemplated herein as and when due pursuant to separate agreement(s) between Landlord and the Brokers.

10.9   APPLICABLE LAW AND CONSTRUCTION.

       This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid, or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.

       There are no prior oral or written agreements between Landlord and Tenant affecting this Lease. The Letter of Intent dated January 5, 2000 from Tenant to Mr. David Clem of Lyme Properties, LLC shall be of no further force or effect. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, the words "Landlord" and "Tenant" appearing in this Lease shall be construed to mean those named in Article I above and their successors and assigns, and those claiming through or under them respectively. If there be more than one tenant the obligations imposed by this Lease upon Tenant shall be joint and several.

10.10  SUBMISSION NOT AN OFFER.

       The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy delivered to each of them.

10.11  EXPANSION OF PREMISES.

       (a) On the condition that this Lease is in full force and effect as of the commencement of the fourth Lease Year, then, effective as of the commencement of the fourth Lease Year, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, approximately 25,000 r.s.f. in the Building (the "First Expansion Space") in its then "AS IS" condition but subject to Section 10.11(e) hereof, and on the condition that this Lease is in full force and effect as of the commencement of the sixth Lease Year, then effective as of the commencement of the sixth Lease Year, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, approximately 25,000 r.s.f. in the Building (the "Second Expansion Space") in its then "AS IS" condition but subject to Section 10.11(e) hereof. Landlord and Tenant agree that the Premises initially demised to Tenant by Landlord pursuant to this Lease, together with the First Expansion Space and the Second Expansion Space, will constitute all of the Rentable Square Footage in the Building except for the Retail Space.

       (b) On or prior to the date upon which Tenant is required to approve the Schematic Design Documents, Landlord and Tenant shall mutually agree on the location in the Building of the Premises initially demised to Tenant pursuant to this Lease and the location in the Building of the First Expansion Space and the Second Expansion Space (the "Expansion Spaces"). At such time as the parties have agreed upon the location of the Expansion Spaces, the parties shall attach hereto as Exhibit A-4 a plan showing such locations. The actual Rentable Square Footage of the Expansion Spaces shall be determined pursuant to Section 2.3 hereof.

       (c) The Annual Fixed Rent Rate for each of the First Expansion Space and the Second Expansion Space shall be calculated separately for each Expansion Space and shall be (i) the Annual Fixed Rent Rate for the Premises initially demised to Tenant plus (ii) the TI Factor

(as hereinafter defined) and shall be payable in each instance starting on the later of the date on which possession of the First Expansion Space or the Second Expansion Space, as applicable, is delivered to Tenant or the commencement of the Term with respect thereto as set forth in Section 10.11(a) hereof. The "TI Factor" shall mean the product of (1) the lesser of (A) all hard and soft costs, determined on a Rentable Square Footage basis, incurred by Landlord for tenant improvements to the First Expansion Space or the Second Expansion Space, as applicable, or (B) $45.00 per r.s.f., multiplied by (2) twelve percent (12%). For example, if Landlord incurs $45.00 per r.s.f. for tenant improvements to the First Expansion Space, the TI Factor will be $5.40 per r.s.f. ($45.00 per r.s.f. x .12 = $5.40 per r.s.f.). Except as set forth in Section 10.11(e) hereof, Landlord shall have no obligation to make any tenant improvements to the Expansion Spaces for Tenant. Notwithstanding any other provision of this Lease, Tenant shall not be required to pay rent on either of the Expansion Spaces prior to the respective dates determined above in this Section 10.11(c).

       (d) Commencing as of the tenth anniversary of the Commencement Date, the Annual Fixed Rent (including the TI Factor) for the First Expansion Space and the Second Expansion Space shall be increased by an amount determined by multiplying such Annual Fixed Rent by twenty-one and nine tenths percent (21.9%), as provided in Section 4.1(b) hereof.

       (e) Tenant improvements made to the Expansion Spaces by Landlord for the initial tenants thereof shall be consistent with first class office space and not overly partitioned with small or large offices and conference/training rooms. Tenant may make alterations to the Expansion Spaces after the respective commencement of the Term with respect thereto, but only in accordance with the provisions of this Lease applicable to Tenant's Work, and Tenant shall occupy the Expansion Spaces within six (6) months after the respective commencement of the Term with respect thereto.

       (f) The term of this Lease with respect to the Expansion Spaces shall be coterminous with the Term Expiration Date, such that the Lease of the Expansion Spaces will terminate as of the Term Expiration Date.

       (g) Upon commencement of the Term with respect to the First Expansion Space and the Second Expansion Space, as applicable, (i) the term "Premises" as used herein shall mean the Premises initially demised to Tenant and the First Expansion Space and Second Expansion Space, as applicable, and (ii) Tenant's Proportionate Fraction for Building and Tenant's Proportionate Fraction for Complex shall be recalculated as set forth in Section 2.3 hereof.

       (h) If upon commencement of the Term with respect to the Second Expansion Space, and so long thereafter as Genzyme Corporation, Affiliate(s) of Tenant or subtenants of Tenant occupy all of the r.s.f. of the Building, other than the Retail Space, (i) Tenant shall have line item approval rights, not to be unreasonably withheld, delayed or conditioned, with respect to major operating expense categories for the Building set forth in EXHIBIT B-2 hereto or (ii) Tenant may self-manage the Building, including the Retail Space, PROVIDED, HOWEVER, that during any period of self-management, Tenant shall be obligated to manage, maintain and repair the Building in the same condition and to the same extent required of Landlord pursuant to Section 4.2.4 and 9.1.2 hereof and PROVIDED FURTHER, that Landlord shall have the right to approve any and all contracts and contractors to be retained by Tenant, such approval not to be unreasonably withheld, delayed or conditioned.

       (i) Notwithstanding Section 10.11(a) hereof, Tenant shall have the option to (i) lease the First Expansion Space as of the Commencement Date or (ii) both Expansion Spaces as of the Commencement Date (as so determined, the "Early Occupancy Space") by giving Landlord written notice thereof on or prior to that date which is one (1) year prior to the Scheduled Substantial Completion Date. In such event, (a) the Annual Fixed Rent for the Early Occupancy Space shall be determined on the basis of the Annual Fixed Rent Rate set forth in Section 1.1 and not pursuant to Section 10.11(c) hereof and (b) Landlord shall have no obligation to make any tenant improvements to the Early Occupancy Space.

10.12  OPTIONS TO EXTEND.

       (a) Tenant shall have two (2) options to extend the Term of this Lease (the "Options to Extend") for successive periods of ten (10) years each (the "Extension Periods"), subject to and on the terms set forth herein. Tenant may only exercise the Options to Extend with respect to the entire Premises (including the Expansion Spaces). If Tenant shall desire to exercise either Option to Extend, it shall give Landlord a notice (the "Inquiry Notice") of such desire not later than twenty-one (21) months prior to the expiration of the Initial Term of this Lease or the preceding Extension Period, as the case may be. Thereafter, the Fair Market Rent (as defined in Subsection (b) below) for the applicable Extension Period shall be determined in accordance with Subsection (e) below. After the applicable Fair Market Rent has been so determined, Tenant may exercise each Option to Extend by giving Landlord written notice (the "Exercise Notice") of its election to do so not later than (x) the date by which Fair Market Rent has been determined pursuant to this Section
10.12 or (y) eighteen (18) months prior to the expiration of the Initial Term of this Lease, or the preceding Extension Period, as the case may be, whichever is earlier. If Tenant fails to timely give either the Inquiry Notice or the Exercise Notice to Landlord with respect to any Option to Extend, at the sole election of Landlord, Tenant shall be conclusively deemed to have waived such Option to Extend hereunder.

       (b) For purposes of this Section 10.12, "Fair Market Rent" shall mean the average of (1) ninety-five percent (95%) of the fair market rental value for unfinished, shell office space in a comparable office building in the Kendall Square, Cambridge, Massachusetts office market area (the "Relevant Market") and
(2) ninety-five percent (95%) of the fair market rental value for the Premises, including the Expansion Spaces, and shall take into account all other relevant factors in the Relevant Market, including the ten (10) year term of the applicable Extension Period. In no event shall the Fair Market Rent for the first Extension Period be less than the Annual Fixed Rent for the Premises, including the Expansion Spaces, for the fifteenth Lease Year and in no event shall the Fair Market Rent for the second Extension Period be less than the Annual Fixed Rent for the Premises, including the Expansion Spaces, for the twenty-fifth Lease Year.

       (c) Notwithstanding any contrary provision of this Lease, each Option to Extend and any exercise by Tenant thereof shall be void and of no force or effect unless on the dates Tenant gives Landlord its Inquiry Notice and Exercise Notice for each Option to Extend and on the date of commencement of each Extension Period (i) this Lease is in full force and effect, (ii) there is no uncured Event of Default of Tenant under this Lease, (iii) Tenant has not assigned this Lease

(or agreed to assign this Lease) or subleased (or agreed to sublease) more than forty percent (40%) of the Rentable Floor Area of the Premises, in either case to any person or entity other than an Affiliate of Tenant.

       (d) All of the terms, provisions, covenants, and conditions of this Lease shall continue to apply during each Extension Period, except that (i) the Annual Fixed Rent during each Extension Period (the "Extension Rent") shall be equal to the Fair Market Rent for the Premises determined in accordance with Subsection
(b) above and the procedure set forth in Subsection (e) below and (ii) Tenant shall not have any other Options to Extend.

       (e) The Fair Market Rent for each Extension Period shall be determined as follows: Within five (5) days after Tenant gives Landlord its Inquiry Notice with respect to either Option to Extend, Landlord shall give Tenant notice of Landlord's determination of the Fair Market Rent for the applicable Extension Period. Such determination shall separately identify the two factors used to calculate Fair Market Rent. Within ten (10) days after Tenant receives such notice, Tenant shall notify Landlord of its agreement with or objection to Landlord's determination of the Fair Market Rent. If Tenant shall notify Landlord of Tenant's objection to Landlord's determination of Fair Market Rent, the Fair Market Rent shall be determined by appraisal in the manner set forth below. If Tenant does not notify Landlord within such ten (10) day period of Tenant's agreement with or objection to Landlord's determination of the Fair Market Rent, then the Fair Market Rent for the applicable Extension Period shall be deemed to be Landlord's determination of the Fair Market Rent as set forth in the notice from Landlord described in this subsection.

       If Tenant notifies Landlord of Tenant's objection to Landlord's determination of Fair Market Rent under the preceding subsection, such notice shall also set forth a request for appraisal and Tenant's appointment of a commercial real estate broker having at least ten (10) years experience in the commercial leasing market in the City of Cambridge, Massachusetts (an "Appraiser"). Within five (5) days thereafter, Landlord shall by notice to Tenant appoint a second Appraiser. In determining the Fair Market Rent, each of the Appraisers appointed by Landlord and Tenant shall separately identify the two separate factors used to calculate Fair Market Rent. Each Appraiser shall determine the Fair Market Rent for the applicable Extension Period within thirty
(30) days after Landlord's appointment of the second Appraiser. On or before the expiration of such thirty (30) day period, the two Appraisers shall confer to compare their respective determinations of the Fair Market Rent. If the difference between the amounts so determined by the two Appraisers is less than or equal to ten percent (10%) of the lower of said amounts, then the final determination of the Fair Market Rent shall be equal to the average of said amounts. If such difference between said amounts is greater than ten percent (10%), then the two Appraisers shall have ten (10) days thereafter to appoint a third Appraiser (the "Third Appraiser"), who shall be instructed to determine the Fair Market Rent for the applicable Extension Period within ten (10) days after its appointment by selecting one of the amounts determined by the other two Appraisers. If the two Appraisers are unable to agree upon the Third Appraiser within such ten (10) day period, such Third Appraiser shall be appointed by the then President of the Greater Boston Real Estate Board upon request of either Landlord or Tenant. Each party shall bear the cost of the Appraiser selected by such party. The cost for the Third Appraiser, if any, shall be shared equally by Landlord and Tenant. Each Appraiser and

Landlord shall be given reasonable access to the Premises for purposes of determining Fair Market Rent.

10.13  ARBITRATION.

       All disputes arising from or related to the performance of Landlord's Work or the interpretation of the Design Documents shall be submitted to and resolved in arbitration under the Construction Industry Rules of the American Arbitration Association, before the Arbitrator (as hereinafter defined), in Boston, Massachusetts. Any award entered by the Arbitrator shall be final and binding upon the parties thereto. Judgment upon any award rendered by the Arbitrator may be entered in any court having competent jurisdiction.

       Notwithstanding the foregoing, disputes with respect to whether (i) the Schematic Design Documents are in compliance with the Preliminary Design Concept, (ii) the Design Development Documents are in compliance with the Schematic Design Development Documents, or (iii) the Final Design Documents are in compliance with the Design Development Documents, shall be summarily decided by the Arbitrator and disputes concerning the achievement of the Substantial Completion Date shall be determined by the Arbitrator, in each case without resort to formal arbitration under the Construction Industry Rules of the American Arbitration Association, and the Arbitrator's decision thereon shall be binding on the parties. Otherwise, such disputes shall be resolved in arbitration as set forth herein.

       Arbitration proceedings under this Section 10.13 shall, upon motion of any party, be consolidated with arbitration proceedings pending between other parties relating to the Landlord's Work, the same transaction, the same subject matter, and/or involving related substantive rights. All parties hereby consent to such consolidation. In addition to the foregoing, any party to any agreement, whose rights or performance is involved in an arbitration proceeding hereunder, may be joined as a party in any arbitration proceeding instituted hereunder. Consolidation and joinder hereunder shall be by order of the Arbitrator. If the Arbitrator shall fail, upon motion, to make such an order, any party may apply to the Superior Court for Middlesex County, Massachusetts for such an order. Neither party nor the Arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties. All administrative fees and expenses of the arbitration shall be borne equally by the parties. Each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.

       There shall be a single arbitrator, who shall be experienced as an arbitrator and who shall be either a registered engineer, architect, or general contractor engaged in business in Massachusetts, for at least ten (10) years, and familiar with issues generally similar to those in dispute, and who shall not have had any dealings with either party within the five-year period immediately preceding such dispute (the "Arbitrator"). If Landlord and Tenant are unable to agree upon the Arbitrator within ten (10) days after submission of a dispute to arbitration, then either Landlord or Tenant may request that the then President of the Boston Bar Association select the Arbitrator. Each party shall bear half the cost of the Arbitrator. The right to arbitrate shall not be deemed to be a limitation of the rights or remedies of either party in aid of arbitration under any and all applicable laws, unless expressly waived, by such party hereto. All arbitration proceedings shall be conducted in Boston, Massachusetts.

10.14  PARKING.

       Tenant shall pay monthly, in advance, as Additional Rent the then fair market value (the "Parking Fee") (adjusted no more frequently than annually) for each of Tenant's Parking Spaces to be leased to Tenant. In no event shall the Parking Fee exceed the lowest monthly rate being charged to tenants of the Complex by Landlord or any Affiliate of Landlord for parking in the Garage. After the Commencement Date, all of Tenant's Parking Spaces leased hereby may only be utilized by Tenant's employees, visitors, sublessees of the Premises or assignees of the Lease, visiting or working at the Premises. All of Tenant's Parking Spaces and Valet Parking Spaces (as hereinafter defined) shall be located in the underground parking structure to be constructed and/or owned by Landlord or an Affiliate of Landlord (as hereinafter defined) south of Kendall Street, as shown on EXHIBIT A hereto (the "Garage"). As used herein, the term "Affiliate of Landlord" shall mean a person or entity controlled by, controlling or under common control with Landlord. The owner of the Garage from time to time is herein referred to as the "Garage Owner", and the Tenant's Parking Spaces and the Valet Parking Spaces are herein referred to collectively as the "Garage Parking Spaces." Landlord covenants and agrees that if the Garage is conveyed by Landlord to any other person or entity, including an Affiliate of Landlord, such conveyance shall be subject to a lease, permanent easement or similar instrument by and between Landlord and the Garage Owner so that the Tenant shall have, throughout the Term, the right to use the Garage Parking Spaces, subject to the terms of this Lease.

       Landlord shall also lease to Tenant and Tenant shall lease from Landlord one valet parking space per 1,000 r.s.f. of the Rentable Square Footage as determined from time to time (the "Valet Parking Spaces") at a rate per space equal to (i) the Parking Fee plus (ii) the incremental costs associated with valet parking services for the Garage, which incremental costs shall be pro-rated if valet parking spaces are provided to other tenants of the Complex (as so determined, the "Valet Parking Fee"). Tenant shall pay monthly, in advance, as Additional Rent the Valet Parking Fee for each Valet Parking Space. Employees of Tenant visiting the Complex from other facilities may use the Garage, subject to availability, at the daily rate charged by the Garage Owner, PROVIDED, HOWEVER, Landlord and Tenant agree to implement a parking ticket validation system so that employees of Tenant visiting the Complex from other facilities of Tenant may use any unused Valet Parking Spaces. The Garage Owner shall have the right, from time to time but not more often than every six (6) months, to relocate, on a temporary basis as may be necessary to effect repairs and improvements to the Garage or for other business reasons, parking spaces located in the Garage to another location within 1000 feet of the Lot, provided that in each instance such other location may be lawfully used for accessory parking, and provided further that the monthly rent to be paid by Tenant for each temporarily relocated parking space shall be an amount equal to the fair market value thereof but in no event more than the rent then being paid by Tenant for a parking space in the Garage. Anything herein to the contrary notwithstanding, Landlord shall have the right to relocate all or any number of the Garage Parking Spaces to a garage which may be constructed by Landlord or an Affiliate of Landlord in the northerly portion of the Complex provided that access from the Building to such other garage is substantially as convenient as access between the Building and the Garage, whereupon provisions of this Lease applicable to the Garage, the Garage Owner and the Garage Parking Spaces shall apply, MUTATIS MUTANDIS, to such garage, garage owner and the Garage Parking Spaces located therein.

       Neither Landlord nor the Garage Owner shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage, regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured against entry, or liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that the use of the Garage and the Garage Parking Spaces shall be at the sole risk of Tenant and its employees, visitors and guests. Landlord and the Garage Owner shall have the right from time to time to promulgate reasonable rules and regulations regarding the Garage, the Garage Parking Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like, which rules and regulations and any additions and amendments thereto Garage Owner shall use reasonable efforts to consistently apply to all users of the Garage. Tenant shall comply with and cause its employees, visitors and guests to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

       Except for emergency repairs using authorized repair services, no person using the Garage Parking Spaces shall perform any work on any automobiles while located in the Garage. Except in connection with an approved assignment of the Lease or an approved subletting of all or a portion of the Premises in accordance with the terms hereof, Tenant shall not assign or sublease any of the Garage Parking Spaces. Landlord shall have the right to terminate this Lease with respect to any Garage Parking Spaces that Tenant sublets or assigns in violation of the foregoing sentence. Landlord or the Garage Owner may elect to provide parking cards or keys to control access to the Garage. In such event, Landlord or the Garage Owner shall provide Tenant with one card or key for each Garage Parking Space that Tenant is leasing hereunder, provided that Landlord or the Garage Owner shall have the right to require Tenant or its employees to place a reasonable deposit on such access cards or keys and to pay a reasonable fee for any lost or damaged cards or keys. Tenant, at its sole cost and expense, may obtain extra cards and keys from Landlord or the Garage Owner if any cards are lost, stolen or destroyed.

10.15  CONFIDENTIAL INFORMATION.

       Landlord hereby agrees that any and all knowledge, information, data, materials, trade secrets, and other work product of a confidential nature gained, obtained, derived, produced, generated or otherwise acquired by Landlord with respect to Tenant's business (collectively "Confidential Information") shall be kept confidential. Landlord shall use diligent efforts to ensure that no Confidential Information is revealed, divulged, communicated, related, or described to any person or entity without the written consent of Tenant, except as may be required by applicable law.

10.16    SIGNAGE.

       Landlord shall provide a standard building directory in the office lobby of the Building listing Tenant as a tenant of the Building. Tenant shall have the exclusive right, at its sole cost and expense, to install and maintain signs on the exterior of the Building provided that: (i) the size, location, quality, color and style of such signs shall be subject to Landlord's approval, such approval not to be unreasonably withheld or delayed, and (ii) such signs shall be subject to limitations of applicable law, including, without limitation, the Cambridge Zoning Ordinance, as amended from time to time and the PUD Permit. Tenant shall secure all permits necessary for the installation of such signs at its sole cost and expense. Upon the expiration or sooner termination of the Term of this Lease, Tenant shall remove such signs and repair any damage resulting therefrom at Tenant's sole cost and expense. Notwithstanding the foregoing, Landlord shall have the right to install, and to allow tenants of the Retail Space to install, signage on the windows and doors of the Retail Space and additional signage on the exterior of the Building at a height of up to fifteen (15) feet above ground level, subject to limitations of applicable law, including, without limitation, the Cambridge Zoning Ordinance and the Permits and Approvals.

10.17  BUILDING B LEASE.

       Simultaneously with the execution hereof, Landlord and Tenant shall enter into an option to lease approximately 150,000 r.s.f in a building to be constructed by Landlord now known as Building B in the area of the Complex approximately shown on EXHIBIT A hereto (the "Option to Lease") in accordance with and subject to the terms of the Option to Lease.

10.18  RIGHT OF FIRST REFUSAL.

       Provided that at the time Tenant exercises its rights under this
Section 10.18: (i) this Lease remains in full force and effect, (ii) there is not then outstanding an uncured Event of Default of Tenant under this Lease, and
(iii) Tenant and/or Tenant's Affiliates are occupying at least seventy-five percent (75%) of the r.s.f of the Premises, then Tenant shall have a continuing right of first refusal ("ROFR") to lease any office, research or laboratory space in the Complex then owned by Landlord or Landlord's Affiliate (collectively, the "ROFR Space"), (a) which may become available for lease after the initial term of any lease(s) for the ROFR Space, as any of such lease(s) may be extended or renewed pursuant to the terms of the initial lease(s) thereof or
(b) which may become available for lease upon the expiration or termination of lease(s), including extensions and renewals thereof, entered into by Landlord after Tenant has failed or declined to enter into a lease of such ROFR Space. Landlord shall notify Tenant in writing (the "Availability Notice") at least ten
(10) months in advance of the expected date upon which the ROFR Space will become available, provided however, that if ROFR Space becomes available due to a termination of a lease for ROFR Space prior to the stated termination of a lease for ROFR Space, Landlord's Availability Notice shall be sent to Tenant promptly after Landlord becomes aware of the expected date of availability of such ROFR Space. Upon receipt by Tenant of an Availability Notice, Tenant shall have ten (10) business days within which to send to Landlord notice of the exercise of Tenant's ROFR (the "ROFR Notice"), in which event Landlord and Tenant shall negotiate in good faith for a period of fifteen (15) days (the "ROFR Negotiation Period") after the date of such ROFR Notice with respect to the terms by which Tenant would lease the ROFR Space from Landlord. If Tenant fails or refuses to send the ROFR Notice or if Landlord and Tenant are unable to agree on the lease terms for the ROFR Space within such fifteen (15) day period, thereupon Landlord may, at any time during the one hundred eighty (180) day period following the expiration of the ROFR Negotiation Period, lease all or any portion of the ROFR Space which was the subject of the Availability Notice to any third party on terms and conditions no more favorable to such third party than the final terms offered by Landlord to Tenant during the ROFR Negotiation Period. If Landlord has not leased the ROFR Space to a third party within such 180-day period, or if Landlord proposes to offer the ROFR Space for lease to a third party on terms and conditions more favorable to such third party than the final terms offered to Tenant during the ROFR Negotiation Period, Landlord shall first re-offer the ROFR Space to Tenant hereunder before Landlord may offer the ROFR Space to any third party, and Tenant shall have five (5) business days within which to accept such offer. Any person dealing with ROFR Space may without further inquiry conclusively rely upon a representation in a certificate of Landlord or Landlord's Affiliate as to whether the provisions of this Section have been satisfied.

10.19  RETAIL TENANTS.

       Provided that Tenant or an Affiliate of Tenant is occupying at least sixty percent (60%) of the Rentable Square Footage of the Premises, Tenant shall have the right to approve tenant(s) of the Retail Space, which approval shall not be unreasonably conditioned, withheld or delayed.

10.20  ACCESS

       Commencing on the Commencement Date, Tenant shall have access to the Building twenty-four (24) hours per day, 365/366 days per year and during those hours that the Building is not accessible to the general public, via a security card system provided by Landlord. Tenant agrees to use and comply with any security systems including the security card systems employed by Landlord from time to time during the Term. Landlord may provide a manned security desk within the lobby of the Building comparable to that of other buildings in the Complex, it being understood by Tenant that the provision of a security desk and security card systems are no warranty, representation or guaranty by Landlord as to the safety or security of persons and property within the Building or the Premises. Notwithstanding the foregoing sentence, Tenant shall be solely responsible for the security of all persons and property within the Premises and for access to the Premises including any security card system serving the Premises. Landlord and Tenant agree to use good faith efforts to coordinate any security card system from time to time implemented by Landlord for the Building and/or Complex and any security card system implemented from time to time by Tenant for the Premises and other premises of Tenant outside of the Complex.

10.21  COOPERATION.

       Landlord agrees that it shall, at Tenant's expense, cooperate with, support, consult with, and provide information in its possession to Tenant in seeking, applying for and obtaining any and all consents, permits, licenses, certificates, waivers, special permits, approvals and the like required, or deemed necessary or appropriate by Tenant, in connection with (a) Tenant's use and occupancy of the Premises for the Permitted Use and/or (b) Tenant's exercise of its rights and/or performance of its obligations under this Lease. Landlord agrees that such cooperation shall include, without limitation, the co-signing of applications, the providing of support and information that can reasonably be made available by the record owner of the Premises but not by other parties; providing letters of support or other supporting information or evidence for submission to hearings or proceedings before any zoning, planning, land use, or regulatory board or authority, or any license or permit-granting or permitting office, board or authority. Notwithstanding the foregoing, Landlord shall not be required to take any action (and Landlord may oppose any action proposed by Tenant) if Landlord determines, in its sole discretion, that any action or series of actions proposed by Tenant could have an adverse impact on the Building,

Lot or Complex or any of the Development
Approvals, Subsequent Approvals or any rights or obligations of Landlord thereunder or under this Lease.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

       WITNESS the execution hereof under seal as of the 28th day of August, 2000.

                         LANDLORD:   KENDALL SQUARE, LLC

                                     By:  Lyme Properties LLC, a New Hampshire
                                          limited liability company, its
                                          Manager

                                     By: /s/ David E. Clem
                                         ---------------------------------------
                                          David E. Clem, Member


                         TENANT:     GENZYME CORPORATION


                                     By: /s/ Henri A. Termeer
                                         ---------------------------------------
                                          Henri Termeer, President and
                                          Chief Executive Officer

                                    EXHIBIT A

                              Plan Showing Complex
                                   (attached)

                                   EXHIBIT A-1

                            Legal Description of Lot
                          (to be provided by Landlord)

                                   EXHIBIT A-2

                                Plan Showing Lot
                          (to be provided by Landlord)

                                   EXHIBIT A-3

          CONFIRMATION OF COMMENCEMENT DATE AND RENTABLE SQUARE FOOTAGE


       Reference is made to that certain Lease dated February ____, 2000 (the "Lease") by and between KENDALL SQUARE, LLC ("Landlord"), a Delaware limited liability company, and GENZYME CORPORATION ("Tenant"), a Massachusetts corporation, for certain space in Building D located at Cambridge Research Park, Cambridge, Massachusetts (the "Premises").

       In accordance with the terms and provisions of the above-referenced Lease, Landlord and Tenant hereby confirm the following as of the date hereof:

       The Commencement Date of the Lease is ___________ ____, 2001.

       A. The rentable square footage of the Premises is _______ square feet.

       B. The rentable square footage of the Building is _______ square feet.

       C. The rentable square footage of the First Expansion Space is ________ square feet.

       D. The rentable square footage of the Second Expansion Space is ________ square feet.

       E.      Tenant's Proportionate Fraction for Building is ___%.

       F.      Tenant's Proportionate Fraction for Complex is ___%.

       Agreed  and Accepted as of the Commencement Date:

GENZYME CORPORATION

By:
   -----------------------------------------------

Title:
      --------------------------------------------

Date of Execution:                          , 2001
                  --------------------------


KENDALL SQUARE, LLC

By:
   -----------------------------------------------

Title:
      --------------------------------------------

Date of Execution                           , 2001
                  --------------------------

                                   EXHIBIT A-4

                  CONFIRMATION OF LOCATION OF EXPANSION SPACES

     (to be agreed upon by Landlord and Tenant as provided in Section 10.11)




                                    EXHIBIT B

                                Progress Schedule

    ITEM                                                                      COMPLETION DATE
    ----                                                                   ------------------
1.  Selection of Landlord's Architect and agreement upon                   Completed prior to
    Preliminary Design Concept                                                Lease execution

2.  Execution of Contract for Landlord's Architect and selection           Completed prior to
    of Landlord's Design Team, to the extent then identified                  Lease execution

3.  Selection of Landlord's Contractor                                     Completed prior to
                                                                              Lease Execution

4.  Execution of Construction Contract                                          July 14, 2000

5.  Plans

    Preliminary Schematic Design Documents
       delivered To Tenant and Landlord                                         July 17, 2000

    Tenant's Response to Preliminary Schematic
       Design Documents                                                         July 21, 2000

    Final Schematic Design Documents and gross floor area
       and r.s.f. calculations
       delivered to Tenant and Landlord                                       August 11, 2000

    Planning Board Design Review Hearing                                       August 1, 2000

    Planning Board Design Review Approval                                     August 15, 2000

    Tenant's Approval of Final Schematic Design Documents                     August 25, 2000

    Preliminary Project Cost Budget delivered to
      Tenant and Landlord                                                  September 11, 2000

    Preliminary Design Development Documents and
       gross floor area and r.s.f. calculations delivered
       to Tenant and Landlord                                                October 16, 2000

    Tenant's Response to Preliminary Design Development
       Documents                                                             October 20, 2000

    Final Design Development Documents
       and gross floor area and r.s.f. calculations delivered


     to Tenant and Landlord                                                 November 10, 2000

    Tenant's Approval of Final Design Development
       Documents and gross floor area and
       r.s.f. calculations                                                  November 17, 2000

    Updated Preliminary Project Budget delivered to
       Tenant (Proposed GMP)                                                December 11, 2000

    Final Design Documents delivered
       to Tenant and Landlord                                               February 19, 2001

    Tenant's Approval of Final Design Documents and
       gross floor area and r.s.f. calculations                             February 26, 2001

    Solicitation of Bids from general contractors
       or construction managers                                                 March 2, 2001

    Tenant's Approval of final GMP and Project Budget                           March 9, 2001

    Building Permit Issued                                                    March 23, 2001*

    Commencement of Construction of Base Building
       Improvements                                                            March 26, 2001

    Substantial Completion of Base Building
       Improvements                                                        September 1, 2002*

4.  Environmental Remediation

    Commencement of Environmental Remediation of Lot                           June 26, 2000*

    File Response Action Outcome Statement
       for Lot pursuant to MCP                                               January 1, 2002*

    Indemnity Expiration Date (as defined
       in Release and Indemnity Agreement)                                       June 1, 2002

    Certification of Landlord's LSP and Estoppel
       Certificates of COM/Energy (as required
       under Paragraphs 2(b) and 3 of Environmental Agreement)                   July 1, 2002

*indicates Landlord Milestone Date



                                   EXHIBIT B-1

                               PROJECT BUDGET FORM

                                                           BUDGET            ACTUAL PROJECT COST
                                                           ------            -------------------
Land & Environmental Remediation                              $              $60.00 per r.s.f.
HARD COSTS
     Base Building
     Tenant Improvement Allowance                            -0-             -0-
     Sitework
     Contingency
         TOTAL HARD COSTS
SOFT COSTS
     Architecture & Engineering
     Civil Engineering
     Architectural Phase I
     MEPFP Engineering Phase I
     Structural Engineering Phase I
     Legal
     General & Administrative                                                -0-
     Title Insurance & Recording
     Permits & Fees (including permitting consultant)
     Impact Fees
     Interest on Landlord's Equity

     Construction Insurance & Taxes
     Operating Expenses
     Survey & Appraisal Fees

     Contingency
     Developer's Fee                                                         not to exceed 5% of
                                                                             Project Cost
                                                                             exclusive of this
                                                                             line item and the
                                                                             Land +
                                                                             Enviornmental
                                                                             Remediation line
                                                                             item
     Brokerage Fee                                                           not to exceed $7.50
                                                                             per r.s.f.

        TOTAL SOFT COSTS

        TOTAL PROJECT COSTS



                                   EXHIBIT B-2

            Annual Maintenance Charge, Insurance, Mitigation Expenses
                      and Taxes and Assessments Categories


                                                    BUDGET FOR BUILDING              BUDGET FOR COMPLEX
                                                        COMMON AREAS                    COMMON AREAS
                                                  $ P.S.F.         $ TOTAL        $ P.S.F.         $ TOTAL
                                                  --------         -------        --------         -------
CLEANING:
     Daily Cleaning Service                          0.71           166,850          0.00                 -
     Window Cleaning                                 0.02             4,700          0.00                 -
     Trash Removal - Routine                         0.09            21,150          0.00                 -
     Trash Removal - Other                           0.01             2,350          0.00                 -
     Exterminating                                   0.01             2,350
     Other Cleaning                                  0.00                 -          0.00                 -
                               TOTAL CLEANING        0.84           197,400          0.00                 -

REPAIRS & MAINTENANCE:
     Maintenance Salaries                            0.54           126,900          0.00                 -
     Elevator Service Contracts                      0.14            32,900          0.00                 -
     Elevator Repairs                                0.03             7,050          0.00                 -
     HVAC - System Contracts                         0.39            91,650          0.00                 -
     HVAC - Extra Repairs                            0.14            32,900          0.00                 -
     Electrical Repairs                              0.08            18,800          0.00                 -
     Plumbing Repairs                                0.05            11,750          0.00                 -
     Roofing Repairs                                 0.03             7,050          0.00                 -
     Alarm Systems Maintenance                       0.05            11,750          0.00                 -
     Alarm Systems Inspections                       0.02             4,700          0.00                 -
     Other Maintenance &                             0.11            25,850          0.00                 -
     Supplies (including architectural
     repairs, finishes, hardware, etc.)
                     TOTAL MECHANICAL SYSTEMS        1.58           371,300          0.00                 -

UTILITIES:
     Electricity                                     0.00                 -          0.00                 -
     Gas                                             0.68           159,800          0.00                 -
     Water & Sewer                                   0.16            37,600          0.00                 -
     Steam                                           0.00                 -          0.00                 -
     Telephone                                       0.00                 -          0.00                 -
     Data                                            0.00                 -          0.00                 -
     Other                                           0.00                 -          0.00                 -
           TOTAL UTILITIES NET OF TENANT ELEC        0.84           197,400          0.00                 -

ROADS/GROUNDS/SECURITY
     Landscaping Contracts                           0.11            25,850          0.30           393,900
     Snowplowing Contracts                           0.07            16,450          0.40           525,200
     Other Roads/Grounds Expenses                    0.00                 -          0.00                 -
     Skating Rink Expenses                           0.00                 -          0.10           131,300



                                                    BUDGET FOR BUILDING              BUDGET FOR COMPLEX
                                                        COMMON AREAS                    COMMON AREAS
                                                  $ P.S.F.         $ TOTAL        $ P.S.F.         $ TOTAL
                                                  --------         -------        --------         -------
     Small Boat Ramp Expenses                        0.00                 -          0.05            65,650
     Security Payroll                                0.00                 -          0.00                 -
     Security Contracts                              0.24            56,400          0.00                 -
                 TOTAL ROADS/GROUNDS/SECURITY        0.42            98,700          0.85         1,116,050

ADMINISTRATIVE:
     Admin Salaries                                  0.24            56,400          0.00                 -
     Management Fee                                  0.97           227,950          0.00                 -
     Monitoring Fee                                  0.07            16,450          0.00                 -
     Legal Expense                                   0.03             7,050          0.00                 -
     Office Supplies                                 0.04             9,400          0.00                 -
     Postage & Delivery                              0.01             2,350          0.00                 -
     Telephone Expense                               0.03             7,050          0.00                 -
     Office Rent                                     0.25            58,750          0.00                 -
     Other Admin Expenses                            0.01             2,350          0.00                 -
                         TOTAL ADMIN EXPENSES        1.65           387,750          0.00                 -

MITIGATION EXPENSES:
     PTDM Fees                                       0.03             7,050          0.00                 -
     Other Mitigation Expenses                       0.00                 -          0.00                 -
                    TOTAL MITIGATION EXPENSES        0.03             7,050          0.00                 -

INSURANCE:
     General Liability                               0.11            25,850          0.05            65,650
     Property Insurance                              0.18            42,300          0.05            65,650
     Rental Interruption                             0.02             4,700          0.00                 -
     Other Insurance                                 0.00                 -          0.00                 -
                              TOTAL INSURANCE        0.31            72,850          0.10           131,300

                  TOTAL EXPENSES BEFORE TAXES        5.67         1,332,450          0.95         1,247,350

TAXES AND ASSESSMENTS:
     Real Estate Taxes                               4.83         1,135,050          0.55           722,150
     Other Taxes                                     0.00                 -          0.00                 -
                               TOTAL EXPENSES       10.50         2,467,500          1.50         1,969,500


                                    EXHIBIT C

                              RULES AND REGULATIONS

1. The common entrances, lobbies, elevators, sidewalks, and stairways of the Building, the Lot and the Complex shall not be encumbered or obstructed by Tenant, Tenant's agents, servants, employees, licensees or visitors or used by them for any purposes other than ingress or egress to and from the Building.

2. Landlord reserves the right to have Landlord's structural engineer review Tenant's floor loads on the Building at Tenant's expense.

3. Tenant, or the employees, agents, servants, visitors or licensees of Tenant shall not at any time place, leave or discard any rubbish, paper, articles, or objects of any kind whatsoever outside of the Building. Bicycles shall not be permitted in the Building unless Landlord provides for the parking thereof in the Building.

4. Tenant shall not place objects against glass partitions or doors or windows or adjacent to any common space which would be unsightly from the exterior of the Building and will promptly remove the same upon notice from Landlord.

5. Tenant shall not make noises, cause disturbances, create vibrations, odors or noxious fumes or use or operate any electric or electrical devices or other devices that emit sound waves or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, or with the operation of roads or highways in the vicinity of the Building and shall not place or install any projections, antennae, receivers, transmitters, aerials, or similar devices inside or outside of the Building, without the prior written approval of Landlord.

6. Tenant shall not: (a) use the Building for lodging, or for any immoral or illegal purposes; (b) use the Building to engage in the manufacture or sale of spirituous, fermented, intoxicating or alcoholic beverages;
       (c) use the Building to engage in the manufacture or sale of, or permit the use of, any illegal drugs.

7. No awning or other projections shall be attached to the outside walls or windows. No curtains, blinds, shades, screens or signs, other than those, if any, furnished by Landlord, shall be attached to, hung in, or used in connection with any exterior window or door of the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. No sign, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the Building if visible from outside of the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

8. Door keys, pass cards or similar devices for doors in the Building will be furnished by Landlord or Tenant, based upon the agreements reached between the parties regarding Building security systems. If Tenant shall affix additional locks on doors then Tenant shall furnish Landlord with copies of keys for pass cards or similar devices said locks.

10. Tenant shall cooperate and participate in all reasonable security programs affecting the Building and the Complex.

11. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to its space in the Building closed and secured.

12. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein.

13. Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, shall have obtained all necessary permits and licenses therefor, including without limitation permits from state and local authorities having jurisdiction thereof.

14. The use of asbestos containing cement or other similar asbestos containing adhesive material is expressly prohibited.

15. In the event of any conflict between the provisions of this EXHIBIT C and the provisions of the Lease, the provisions of the Lease shall govern.

                                    EXHIBIT D

                                  FORM OF SNDA
                                   (attached)

                       SUBORDINATION, NON-DISTURBANCE AND
                              ATTORNMENT AGREEMENT

                  THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT ("Agreement") is entered into this ____ day of ___________, 200__, between _____________________ ("Lender"), and Genzyme Corporation, a Massachusetts corporation ("Tenant").

                                R E C I T A L S:

       A. Lender is the owner and the holder of a Promissory Note (the "Note") dated ______________, 200__, in the face amount of $____________ payable to the order of Lender. The Note is secured by a Mortgage, Security Agreement and Fixture Filing with Assignment of Leases and Rents (hereinafter called the "Mortgage") dated of even date with said Note, secured by the real property described in EXHIBIT "A" attached hereto and by reference made part hereof (the "Property").

       B. Tenant is the tenant under that certain Lease dated ____________, 2000 (the "Lease"), between Tenant, as tenant, and Kendall Square, LLC, a Delaware limited liability company, as landlord (said landlord and its successors and assigns under the Lease hereinafter called "Landlord"), covering all or part of the Property as set forth in the Lease (the "Demised Premises").

       C. Tenant and Lender desire to confirm their understanding with respect to the Lease and the Mortgage.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, Lender and Tenant hereby agree and covenant as follows:

             1. SUBORDINATION. The Lease now is, and shall at all times and for all purposes continue to be, subject and subordinate, in each and every respect, to the Mortgage, with the provisions of the Mortgage (including but not limited to the provisions of the Mortgage pertaining to the application of insurance proceeds and condemnation awards) controlling in all respects over the provisions of the Lease; moreover the Lease is subordinate and subject, in each and every respect, to any and all increases, renewals, modifications, extensions, and/or consolidations of the Mortgage, and all other loan documents securing the Note, provided that any and all such increases, renewals, modifications, extensions and/or consolidations shall nevertheless be subject to the terms of this Agreement.

             2. NON-DISTURBANCE. So long as Tenant is not in default (beyond any period given Tenant to cure such default in the Lease) in the payment of rent or additional rent or in the performance of any of the terms, covenants or conditions of the Lease on

Tenant's part to be performed, (i) Tenant's possession, occupancy, use and quiet enjoyment of the Demised Premises and Tenant's other rights and options under the Lease, or any extensions or renewals thereof or acquisition of additional space, which may be effected in accordance with any option therefor in the Lease, shall not be terminated or interfered with by Lender in the exercise of any of its rights under the Mortgage, or as may otherwise be provided for at law or in equity and (ii) Lender will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant's interest and estate under the Lease because of any default under the Mortgage.

             3. ATTORNMENT. If any proceedings are brought for the foreclosure of the Mortgage or if the Property is sold pursuant to a power of sale under the Mortgage, or Lender shall succeed to the interest of Landlord under the Lease in any manner, Tenant shall attorn and be bound to such party (whether Lender or another party) upon any such succession in interest or foreclosure sale and shall recognize such party as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Lender or of any holder(s) of any of the indebtedness or other obligations secured by the Mortgage or any purchaser of the Property at a foreclosure sale, any instrument or certificate which may be necessary or appropriate (in any such foreclosure proceeding or otherwise) to evidence such attornment. In the event of any such attornment, Tenant further waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect the Lease and the obligation of Tenant thereunder as a result of any such foreclosure proceeding.

             4. OBLIGATIONS OF LENDER. If Lender shall succeed to the interest of the Landlord under the Lease, or if any purchaser acquires the Property, upon any foreclosure of the Mortgage, Lender or such purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period given Tenant to cure such default) in the payment of rent or additional rent by Tenant or in the performance of any of the terms, covenants and conditions of the Lease on Tenant's part to be performed that the Landlord under the Lease had or would have had if Lender or such purchaser had not succeeded to the interest of Landlord. From and after any such attornment, Lender or such purchaser shall be bound to Tenant under all of the terms, covenants, and conditions of the Lease, and Tenant shall, from and after the succession to the interest of Landlord under the Lease by Lender or such purchaser, have the same remedies against Lender or such purchaser for the breach of any agreement contained in the Lease that Tenant might have had under the Lease against the Landlord if Lender or such purchaser had not succeeded to the interest of Landlord; provided further, however, that Lender or such purchaser shall not be liable or bound to Tenant as follows:

             (a) for any act or omission of any prior landlord (including Landlord) provided, however, that nothing in this clause (a) shall release Lender or any such purchaser, after such attornment, from any obligation of a prior landlord to: (i) reconstruct or repair the Property following any fire, casualty or condemnation which may have occurred prior to such attornment, to the extent that insurance proceeds or condemnation awards are available and otherwise as required under Article VI of the Lease; or (ii) perform any on-going maintenance, repair and/or Building operation obligations of the prior landlord under the Lease even if the need for such item of repair, maintenance or Building operation arose prior to such attornment; and provided further, nothing in this clause (a) shall affect or limit Tenant's express rights to terminate the Lease under Sections 3.1.1, 3.2 and 6.1 of the Lease under the applicable circumstances set forth in each such section; or

             (b) for any offsets or defenses which Tenant might have against any landlord (including Landlord); or

             (c) for or by any rent or additional rent which Tenant has paid for more than the current month or the next succeeding month to any prior landlord (including Landlord) unless such rent payment is actually paid or credited to Lender or such purchaser by the prior landlord; or

             (d) by any amendment or modification of the Lease made without Lender's written consent, which consent shall not be unreasonably withheld, conditioned or delayed if Lender determines that such amendment or modification will not materially and adversely affect the value of the Lease as collateral security for the Note; or

             (e) for any security deposit, rental deposit or other deposit paid by Tenant to a prior landlord (including Landlord) unless such deposit is actually paid over or credited to Lender or such purchaser by the prior landlord;

             (f) by any notice of a landlord default given by Tenant to a prior landlord (including Landlord) unless a copy thereof was also then given to Lender in accordance with this Agreement; or

             (g) under any indemnification provisions set forth in the lease or for any damages Tenant may suffer as a result of any false representation set forth in the Lease, the breach of any warranty set forth in the Lease, or any act of, or failure to act by any party other than Lender or such purchaser, as applicable.

             Further, in such event any insurance proceeds or condemnation awards relating to the Property shall be applied in accordance with the terms of the Mortgage and not the Lease.

             The person or entity to whom Tenant attorns shall be liable to Tenant under the Lease only to the extent of the interest of such person or entity in the Premises, the Building and the Lot (as such terms are defined in the Lease) and only for matters arising during such person's or entity's period of ownership, and such liability shall terminate upon the transfer by such person or entity of its interest in the Lease and the Property and the assumption of such liability by the transferee.

             Lender hereby agrees that if at the time of such attornment (x) Landlord has commenced but not substantially completed Landlord's Work and (y) Tenant has commenced Tenant's Work, then in order to complete Landlord's Work,
(i) Lender may elect to complete Landlord's Work, (ii) Lender may elect to advance to Tenant, in accordance with the terms of the Mortgage or the other loan documents executed in connection therewith, the then undisbursed proceeds of Lender's loan evidenced by the Note, in which event such loan proceeds shall be included in Project Cost (as such term is defined in the Lease) for purposes of calculating Annual Fixed Rent (as such term is defined in the Lease) payable by Tenant, or (iii) if Lender does not elect to substantially complete Landlord's Work or advance such loan proceeds, Tenant may advance funds to complete Landlord's Work, in which event Tenant shall receive an abatement of Annual Fixed Rent, commencing on the Rent Commencement Date, in an amount equal to the funds so advanced from time to time by Tenant with interest thereon at the non-default rate of interest set forth in the Note on the outstanding amount of such advances and continuing until such abatement is exhausted. If Lender does not elect to complete Landlord's Work or if Lender elects to complete Landlord's Work but fails to substantially complete Landlord's Work by the Outside Completion Date, Tenant, shall have the right to terminate the Lease in accordance with the last paragraph of Section 3.2 of the Lease. If, however, Lender elects to advance to Tenant the then undisbursed proceeds of Lender's loan in accordance with clause (ii) hereof or Tenant advances funds to complete Landlord's Work in accordance with clause (iii) hereof, Tenant shall have no right to terminate this Lease pursuant to the last paragraph of Section 3.2 of the Lease if Landlord's Work is not substantially complete by the Outside Completion Date.

             5. RENT PAYMENT. Tenant agrees to pay all rents directly to Lender in accordance with the Lease immediately upon receipt of written notice of Lender's succeeding to the Landlord's interest under the Lease or upon receipt of written notice that Lender is exercising its rights under the Mortgage or any other loan documents which secure the Note following a default by Landlord or other applicable party. Tenant shall be entitled to full credit under the Lease to the extent of all rents paid to Lender pursuant to this paragraph of this Agreement. By its signature to and consent to this Agreement, Landlord agrees to this paragraph and releases Tenant from any liability to Landlord to the extent of the payment of all rents delivered to Lender under this provision.

             6. NOTICE OF MORTGAGE. To the extent that the Lease shall entitle the Tenant to notice of any mortgage or security agreement, this Agreement shall constitute such notice to the Tenant with respect to the Mortgage.

             7. SUCCESSOR OF LENDER. The term "Lender" as used throughout this Agreement includes any successor, assigns or holder(s) in interest of the indebtedness secured by the Mortgage.

             8. LANDLORD DEFAULTS. Tenant agrees with Lender that effective as of the date of this Agreement: (i) that Tenant shall not take any steps to terminate the Lease for any default by Landlord or any succeeding owner of the Property until after giving Lender written notice of such default, stating the nature of the default and giving Lender thirty (30) days from receipt of such notice to effect a cure of the same, or if a cure cannot be effected within said thirty (30) days due to the nature of the default, Lender shall have a reasonable time to cure provided that it commences to cure within said thirty (30) day period of time and diligently pursues such cure to completion; and (ii) that notice to the Landlord under the Lease (oral or written) shall not constitute notice to Lender. Notwithstanding any provisions in this Section 8 to the contrary: (x) Tenant shall be entitled to exercise its express rights to terminate the Lease under Section 3.1.1 and its express rights to terminate the Lease under Section 3.2 on account of the failure of the Landlord to have achieved any of the Landlord Milestone Dates, as the same may be extended by any Tenant Delay (as such term is defined in the Lease), upon giving Lender the same notice and right to cure as Tenant is required to give to Landlord pursuant to Sections 3.1.1 and 3.2 of the Lease; and (y) with respect to Tenant's other express rights to terminate the Lease under Section 3.2, the period of time specified above in this Section during which Lender may diligently seek to cure shall in no event extend beyond the Outside Completion Date.

             9. NO ABRIDGMENT. Nothing herein contained is intended, nor shall it be, construed to abridge or adversely affect any right or remedy of the Landlord under the Lease in the event of any default by Tenant (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the terms, covenants or conditions of the Lease on Tenant's part to be performed.

             10. NO AMENDMENT OR TERMINATION OF LEASE. Lender and Tenant agree that Tenant's interest in and obligations under the Lease shall not be (i) altered or modified without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned if Lender determines that such amendment or modification will not materially and adversely affect the value of the Lease as collateral security for the Note or (ii) terminated (other than in accordance with the express terms of the Lease and this Agreement) without the prior written consent of Lender. Lender and Tenant also agree that Tenant shall neither assign the Lease or allow it to be assigned in any manner nor sublet the Demised Premises or any part thereof without the prior written consent of Lender in any situation where Landlord's consent to any such action is required under the Lease. Lender agrees that its consent to any such assignment or subletting shall not be unreasonably withheld, conditioned or delayed if Lender determines that such assignment or subletting will not materially and adversely affect the value of the Lease as collateral security for the Note.

             11. INTERPRETATION. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns, and any purchaser or purchasers at foreclosure of the Property, and their respective heirs, personal representatives, successors and assigns. This Agreement is subject to the laws of the Commonwealth of Massachusetts.

       IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the day and year first above written.

                               LENDER:

                               By
                                  ------------------------------------
                               Name:
                                    ----------------------------------
                               Title:
                                     ---------------------------------


                               TENANT:

                               GENZYME CORPORATION


                               By
                                  ------------------------------------
                               Name:
                                    ----------------------------------
                               Title:
                                     ---------------------------------

LANDLORD:

Landlord consents to this Agreement and Landlord's
obligations under Paragraph 5 hereof,
as of                        , 200  .
     ------------------------     --

KENDALL SQUARE, LLC


By:    Lyme Properties LLC, a New Hampshire
       limited liability company, its Manager

By:
     ----------------------------------------
     David E. Clem, Member

                                    EXHIBIT A

                             DESCRIPTION OF PROPERTY
                                (to be provided)

                                    EXHIBIT E

                             Environmental Agreement
                                   (attached)

                             ENVIRONMENTAL AGREEMENT

         THIS ENVIRONMENTAL AGREEMENT, ("AGREEMENT"), is entered into as of the 28th day of August, 2000 by and between KENDALL SQUARE, LLC a Delaware limited liability company, having an address at 101 Main Street, 18th Floor, Cambridge, Massachusetts 02142 ("LANDLORD"), and GENZYME CORPORATION, a Massachusetts corporation having an address of One Kendall Square, Building 1400, Cambridge, Massachusetts 02139 ("TENANT"), and is made in conjunction with a Lease dated the date hereof (the "LEASE") by and between Landlord and Tenant, regarding the Lot, as described and defined in the Lease, located in Cambridge, Middlesex County, Massachusetts (the Lot is hereinafter referred to as the "PROPERTY").

         RECITALS

             A. Landlord is the current owner of the Property, having acquired the right, title and interest of Com/Energy Research Park Realty ("COM/ENERGY") in the Property, together with certain other real property (approximately ten acres of land, including the Property, hereinafter the "CAMBRIDGE RESEARCH PARK SITE"). In connection with the acquisition of the Cambridge Research Park Site by Landlord, Landlord entered into a Release and Indemnity Agreement and a Remediation Agreement, both of which are by and between Com/Energy and CRP and dated August 18, 1998 (hereinafter the "RELEASE AND INDEMNITY AGREEMENT" and the "REMEDIATION AGREEMENT"), which govern certain rights, responsibilities, releases, indemnities and remediation obligations with respect to the Cambridge Research Park Site, including the Property.

             B. Landlord and Com/Energy have made commitments to each other pursuant to the Release and Indemnity Agreement and the Remediation Agreement, including commitments with respect to the Property. These commitments include, among others, (1) the commitment by Landlord to release and indemnify Com/Energy for certain matters relating to the environmental condition of the Cambridge Research Park Site, including the Property, and the remediation thereof, and (2) the commitment by Landlord to require its lessees to agree to be bound by certain terms of the Release and Indemnity Agreement and the Remediation Agreement.

       In consideration of the Recitals stated above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and solely with respect to the Property (and no other properties), the parties agree as follows:

1. DEFINITIONS. All terms not otherwise defined herein shall have the definitions set forth in the Release and Indemnity Agreement and the Remediation Agreement, as indicated herein.

2. RELEASE AND INDEMNITY AGREEMENT. A copy of the Release and Indemnity Agreement is attached hereto as Exhibit A.

       (a) RELEASE. Tenant acknowledges that it is a Releasing Party as that term is defined in the Release and Indemnity Agreement and expressly understands and agrees that the Release and Indemnity Agreement runs with the land, which includes the Property, and is binding upon Tenant, except as otherwise provided herein.

       (b) INDEMNITY. The parties acknowledge that Paragraph 5 of the Release and Indemnity Agreement provides in part that Landlord may perform remediation and subsequent development at the Cambridge Research Park Site, including the Property, on a phased-basis and that for each such phase, the Indemnity Expiration Date (as that term is defined in the Release and Indemnity Agreement) with respect to Releasing Parties (as that term is defined in the Release and Indemnity Agreement) which are owners, successors or assigns to such remediated phases of the Cambridge Research Park Site shall occur on the later to occur of the RAO Date or the Foundation Date (as those terms are defined in the Release and Indemnity Agreement), for claims made thereafter.

       Prior to the Substantial Completion Date (as such term is defined in the Lease) Landlord will deliver to Tenant (i) the certification of Landlord's Licensed Site Professional certifying that the RAO has been completed in accordance with the MCP with respect to the Property and (ii) an estoppel certificate of COM/Energy pursuant to Paragraph 15 of the Release and Indemnity Agreement certifying, to the best of COM/Energy's knowledge, there is no default on the part of Landlord under the Release and Indemnity Agreement and further stating that the Indemnity Expiration Date has occurred with respect to the Property.

3. REMEDIATION AGREEMENT. A copy of the Remediation Agreement is attached hereto as Exhibit B.

       The parties acknowledge that the Remediation Agreement provides in part that: The Remediation Agreement shall be binding upon Landlord, its successors, heirs, administrators and assigns and with respect to the remediation obligations set forth therein, the Remediation Agreement shall run with the land, consisting of all or any portion of the Cambridge Research Park Site, including the Property, be binding upon any and all subsequent owners, ground tenants, and mortgagees of the Cambridge Research Park Site, including the Property, or any portion thereof or interest therein. The Remediation Agreement further provides that notwithstanding the preceding sentence, that (a) Landlord may, at its election, perform its remediation and development obligations under the Remediation Agreement in phases and (b) with respect to any subsequent owner, ground tenant or mortgagee of any such phase or any portion thereof, the remediation obligation set forth in the Remediation Agreement shall not be binding upon any such subsequent owner, ground tenant or mortgagee, provided the obligations under the Remediation Agreement have been satisfied with respect to such phase. Prior to the Substantial Completion Date Landlord shall deliver to Tenant (i) the certification of Landlord's Licensed Site Professional certifying that the RAO has been completed in accordance with the MCP with respect to the Property and (ii) an estoppel certificate of COM/Energy pursuant to Paragraph 14 of the Remediation Agreement certifying, to the best of COM/Energy's knowledge, there is no default on the part of Landlord under the Remediation Agreement and further stating that COM/Energy has approved the RAO and that Landlord has satisfied Landlord's obligations under the Remediation Agreement with respect to the Property.

4. LANDLORD INDEMNITY OF TENANT. Effective as of the date hereof, Landlord agrees to defend, hold harmless and indemnify Tenant from and against any and all claims, fees, costs, disbursements and expenses that may be imposed upon, incurred by or asserted or awarded against Tenant that relate to or arise from the presence, release or threatened release of, or the mitigation or remediation of, any HAZARDOUS MATERIALS (as defined herein) on, at or below the Property, including migration onto the Property from the Cambridge Research Park Site, for which Landlord is responsible or liable pursuant to the terms and provisions of the Remediation Agreement or the Release and Indemnity Agreement or for which Landlord is responsible or liable pursuant to the operation of the Massachusetts Oil and Hazardous Materials Release Prevention and Response Act, Massachusetts General Laws Chapter 21E, as amended ("Chapter 21E"). HAZARDOUS MATERIALS as used herein shall mean "hazardous materials" and "oils" as defined in Chapter 21E and regulations adopted pursuant to said act, including, but not limited to, the Massachusetts Contingency Plan, 310 CMR 40.0000 ET SEQ. as amended (the "MCP") and "hazardous substances" shall mean "hazardous substances" as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and regulations adopted pursuant to said act; and "hazardous wastes" as defined in the Resource Conservation and Recovery Act, as amended, the Massachusetts Hazardous Waste Management Act, Massachusetts General Laws Chapter 21C, as amended, and regulations adopted pursuant to said acts.

Landlord's obligation to indemnify Tenant as set forth in this Section 4 shall not include indemnification for any claims, fees, costs, disbursements or expenses that relate to the release or threatened release of Hazardous Materials on, at or from the Property which release or threatened release first occurs on or after the date hereof.

5. TENANT INDEMNITY OF LANDLORD. Tenant, for itself and for each of the other Transferring Parties (as hereinafter defined), jointly and severally, agrees to defend, hold harmless and indemnify Landlord from and against any and all claims, fees, costs, disbursements and expenses that may be imposed upon, incurred by or asserted or awarded against Tenant that relate to or arise from the presence, release or threatened release of any HAZARDOUS MATERIALS on, at or from the Property which release or threatened release is due to the act, omission or neglect of Tenant.

6. SITE ACCESS UPON MADEP AUDIT OF RAO. The parties acknowledge that pursuant to Chapter 21E and the MCP, the Massachusetts Department of Environmental Protection ("MADEP") may perform an audit of the RAO documentation submitted to MADEP for the Property. It is the intention of the parties that in the event that such audit occurs, Landlord shall be solely responsible for providing response to such audit and shall be solely responsible for providing response to any inquiries raised by MADEP in such audit and curing any deficiencies or defects which may be revealed during such audit. Tenant hereby agrees to cooperate with Landlord to the extent reasonably necessary to respond to any audit by MADEP.

7. EXHIBITS. The Exhibits to this Agreement are incorporated by reference as if fully set forth in this Agreement.

8. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission, (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:

     i.  if to Landlord:

         Kendall Square, LLC
         101 Main Street, 18th Floor
         Cambridge, MA 02142
         Attention:  Robert L. Green
         Fax No. (617) 225-2133

         with copies to:

         Lyme Properties LLC
         16 On The Common
         Post Office Box 266
         Lyme, NH 03678
         Attention:  David E. Clem
         Fax No. (603) 795-4789

         Gadsby Hannah LLP
         225 Franklin Street
         Boston, MA 02110
         Attention:  Leigh A. Gilligan, Esq.
                     Patrick C. Toomey, Esq.
         Fax No. (617) 345-7050

ii.      if to Tenant:

         Genzyme Corporation
         One Kendall Square
         Building 1400
         Cambridge, MA 02139
         Attention:  General Counsel
         Fax No. (617)374-7368

         with a copy to:

         Palmer & Dodge LLP
         One Beacon Street
         Boston, MA  02108
         Attention:  Thomas G. Schnorr, Esquire
         Fax No. (617) 227-4420

9. SUCCESSORS AND PERMITTED ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their successors and permitted assigns; PROVIDED, HOWEVER, that this Agreement may not be assigned by Tenant without Landlord's express written consent, which shall not be unreasonably withheld if this Agreement is to be assigned in connection with an assignment of the Lease. Tenant shall further require that any party to whom Tenant assigns this Agreement acknowledge its acceptance of this Agreement (as well as said Assignee's agreement to enter into and be bound by this Agreement) in writing to Landlord. Tenant shall further require any party to whom Tenant subleases all or any portion of the Premises (as such term is defined in the Lease) to enter into and be bound by this Agreement or a similar agreement acceptable to Landlord. Tenant, its successors and assigns, and all other parties referred to in this Paragraph 9 (specifically excluding Landlord and its successors and assigns) shall be referred to herein as the "Transferring Parties".

10. NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto, and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the parties hereto, and their permitted assigns, any legal or equitable rights hereunder.

11. AMENDMENT OR MODIFICATION. This Agreement may not be amended or modified except by an instrument in writing signed by Landlord and Tenant.

12. DRAFTING OF AGREEMENT. This Agreement is the joint product of the parties and each provision hereof has been subject to the mutual consultation, negotiation and agreement of those parties and shall not be construed for or against any party hereto.

13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts (without giving effect to its choice of law principles).

14. DISPUTE RESOLUTION. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"), subject to the following:

       i. The arbitration shall take place in Boston, Massachusetts.

       ii. There shall be three arbitrators, who shall be selected under the normal procedures prescribed in the Rules, except that one such arbitrator shall be a certified public accountant and one arbitrator (who shall chair the arbitration panel) shall be a member of the American Board of Trial Advocates or the American College of Trial Lawyers. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement.

       iii. Subject to legal privileges, each party shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

       iv. At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

       v. The arbitrators' decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction.

       vi. The arbitrators shall have the authority to grant injunctive relief and order specific performance.

       vii. No party shall be eligible to receive, and the arbitrators shall not have the authority to award, exemplary or punitive damages.

       viii. The arbitrators shall have the authority to allocate the fees and expenses of the arbitrators and the American Arbitration Association as well as the fees and expenses of the parties based upon the arbitrators' determination as to the merits of the parties' respective position in the arbitration. If the arbitrators fail to make a specific determination as to fees and expenses, then such fees and expenses of the arbitrators and the American Arbitration Association shall be paid by the parties in equal amounts and the parties shall each bear their own fees and expenses.

       ix. The arbitrators shall adhere to paragraph 13. Within 15 days after the designation of the arbitrators, the arbitrators (or chair of the arbitration panel), Tenant and Landlord shall meet, at which time Landlord and Tenant shall be required to set forth in writing all disputes, controversies or claims under and a proposed ruling on each such dispute, controversy or claim. The arbitrators (or chair of the arbitration panel) shall set a date for the arbitration hearing to discuss each dispute, controversy or claim identified by the Tenant and Landlord, which hearing shall commence no later than 30 days after the submittal of written proposals pursuant to the immediately preceding sentence. The arbitrators shall use best efforts to rule on each dispute, controversy or claim within 30 days after the completion of the arbitration hearing described in the immediately preceding sentence.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

16. INTEGRATION. This Agreement, together with Exhibits hereto, and the documents and instruments and other agreements among the parties delivered pursuant hereto, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among Landlord and Tenant with respect to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder, except as otherwise expressly provided herein. Without limiting the foregoing, the parties acknowledge that this Agreement shall survive the termination or expiration of the Lease. The terms of this Agreement may not be terminated, modified or waived except by a written agreement signed by Landlord and Tenant.

       IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed under seal.

KENDALL SQUARE, LLC



By:    Lyme Properties LLC, a New Hampshire
       limited liability company, its
       Manager

       By: /s/ David E. Clem
          -----------------------------------
          David E. Clem, Member




GENZYME CORPORATION


By: /s/ Henri A. Termeer
    -----------------------------------------
     Name:  Henri Termeer
     Title: President and Chief
              Executive Officer

                                   EXHIBIT E-1

                          LIST OF REMEDIATION DOCUMENTS

o   Draft Release Abatement Measure Plan, NAPL Stabilization, Cambridge Research
                  Park, 364 Third Street, Cambridge, prepared by ThermoRetec Consulting Corporation ("ThermoRetec") and dated February, 2000;

o   Draft Phase II - Comprehensive Site Assessment, Buildings C and D Area,
                  Cambridge Research Park, 364 Third Street, Cambridge, prepared by ThermoRetec and dated February, 2000;

o   Draft Phase III - Remedial Action Plan, Buildings C and D Area, Cambridge
                  Research Park, 364 Third Street, Cambridge, prepared by ThermoRetec and dated January, 2000; and

o   Environmental Response, Compensation and Liability Insurance Policy issued by Kemper Environmental, Ltd. to Cambridge Research Park, LLC and The Lyme Timber Company (Policy No. 4LY000169).